    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1997
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              VANSTAR CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                                 7373                            94-2376431
 (State or other jurisdiction
              of                        (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)          Classification Code Number)           Identification Number)

                                                                                     COPY TO:
H. CHRISTOPHER COVINGTON, ESQ.
    SENIOR VICE PRESIDENT,                                                    STANLEY R. HULLER, ESQ.
GENERAL COUNSEL AND SECRETARY                                                     ARTER & HADDEN
    5964 WEST LAS POSITAS                                                        1717 MAIN STREET
          BOULEVARD                                                                 SUITE 4100
    PLEASANTON, CALIFORNIA            5964 WEST LAS POSITAS BOULEVARD              DALLAS, TEXAS
          94588-9012                 PLEASANTON, CALIFORNIA 94588-9012              75201-4605
        (510) 734-4000                         (510) 734-4000                     (214) 761-2100
(Name, address, including zip
            code,
    and telephone number,            (Address, including zip code, and
     including area code,        telephone number, including area code, of
    of agent for service)        registrant's principal executive offices)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                AMOUNT TO BE          OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
      SECURITIES TO BE REGISTERED              REGISTERED           PER SHARE (1)         PRICE (1)        REGISTRATION FEE
Common Stock, $.001 par value..........   1,132,491 shares (2)          $15.44           $17,485,661            $5,299

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act based on the average of the high and low sales prices on the NYSE Composite Tape on January 29, 1997

(2) Consists of (i) a maximum of 952,491 shares of Company Common Stock issued to or for the benefit of the shareholders of Contract Data Services, Inc. ("CDS") in connection with the merger of CDS with and into a wholly owned subsidiary of the Company and (ii) a maximum of 180,000 shares of Company Common Stock issued for the benefit of DCT Systems, Inc., Niloy, Inc. and NCT Systems, Inc. (collectively, "DCT") in connection with the sale of certain assets by DCT to the Company.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT WITHOUT NOTICE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY STATE.

                 PRELIMINARY PROSPECTUS DATED JANUARY 30, 1997

                                1,132,491 SHARES

                              VANSTAR CORPORATION

                                  COMMON STOCK
                               ------------------

    Vanstar Corporation, a Delaware corporation (the "Company"), originally issued the 1,132,491 shares (the "Shares") of Company common stock, par value $.001 per share (the "Company Common Stock"), to the stockholders named herein (the "Selling Stockholders") in unrelated, private transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. All of the Shares offered hereby are being offered on behalf of and for the account of the Selling Stockholders. The Shares consist of (i) a maximum of 952,491 shares of Company Common Stock issued to or for the benefit of the shareholders of Contract Data Services, Inc., a North Carolina corporation ("CDS"), in connection with the merger of CDS with and into a wholly owned subsidiary of the Company and (ii) a maximum of 180,000 shares of Company Common Stock issued for the benefit of DCT Systems, Inc., a Minnesota corporation, Niloy, Inc., a Georgia corporation, and NCT Systems, Inc., an Illinois corporation (collectively, "DCT"), in connection with the sale of certain assets by DCT to the Company (collectively, the "Transactions"). The Company anticipates that the Shares will be offered for sale, from time to time after the effectiveness of the Registration Statement of which this Prospectus forms a part, until the earlier of (a) the sale of all of such Shares or (b)
February   , 2000. See "Selling Stockholders." The Company has agreed to pay all of the expenses of registration in connection with this offering (other than commissions, concessions or discounts to broker-dealers), but will not receive any of the proceeds from the sale of the Shares offered hereby. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate brokerage commissions and discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution" and "Selling Stockholders."
    This offering of Shares is currently not being underwritten. However, the Selling Stockholders and brokers, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed "underwriters," as that term is defined in the Securities Act, and any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. It is anticipated that all Shares being offered hereby, when sales thereof are made, will be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through dealers or underwriters acting as principals who may resell the Shares on the New York Stock Exchange ("NYSE") or in privately negotiated sales, or otherwise, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sales or at negotiated prices. See "Plan of Distribution."

    To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the purchase price, the public offering price, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

    The Company Common Stock is listed on the NYSE under the symbol "VST." On January 29, 1997, the closing price of the Company Common Stock on the NYSE Composite Tape was $14 7/8 per share.

                           --------------------------

    THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROSPECTUS IS                         , 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Reports, proxy and information statements and other information filed electronically by the Company with the Commission are available at the Commission's Web site at http:// www.sec.gov. In addition, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered by this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, a certain portion of which has been omitted as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement, which is on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission or at the Commission's Web site. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

               SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

    Certain of the matters discussed in this Prospectus include forward-looking statements that involve risks and uncertainties. Among the risks and uncertainties to which the Company is subject are the risks inherent in the Company's substantial indebtedness, the fact that the Company has experienced significant fluctuations in revenues and operating results, the Company's relationship to and business dealings with and with regard to Merisel FAB, Inc., the risks associated with managing the Company's inventory in light of product life cycles and technological change, the Company's relationship with its significant customers, intense price competition in the Company's markets and the Company's dependence upon its key vendors. As a result, the actual results realized by the Company could differ materially from the statements made herein. Potential investors in this offering are cautioned not to place undue reliance on the forward-looking statements made in this Prospectus, which speak only as of the date hereof.

                            ------------------------

    This Prospectus includes product names, trade names and trademarks of the Company and its subsidiaries and of other companies.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." SEE "SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

                                  THE COMPANY

    The Company is a leading provider of services and products designed to build and manage personal computer ("PC") network infrastructures, primarily for Fortune 1000 companies and other large enterprises. The Company provides customized, integrated solutions for its customers' distributed computing networks by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing PCs, network products, computer peripherals and software from a variety of vendors. These integrated solutions are designed to support the customer's client/server environments throughout its life cycle. The Company refers to these solutions as "Life Cycle Management." Life Cycle Management integrates the offerings of design and consulting, acquisition and deployment, operation and support, and enhancement and migration.

    Large organizations are becoming increasingly dependent on information technology to compete effectively in today's global markets. The decision-making process that organizations face when planning, selecting and implementing information technology solutions is growing more complex, and, as a result, many organizations are outsourcing the management and support of their PC network infrastructure needs. The Company believes that its customers require increasingly sophisticated PC network systems and support infrastructures. The Company seeks to satisfy these requirements while seeking to minimize its customers' internal staff requirements and systems development risk. The Company enhances the delivery of its services and products with proprietary automated systems, such as the Vanstar Navigator, and proprietary process methodologies, such as Horizon, to analyze, design and manage its customers' PC network infrastructures better. The Company's goal, through the use of these systems and methodologies, is to reduce the labor component of PC life cycle management and thereby increase efficiency, reduce costs and make network systems more reliable and easier to use. The Company's service and product offerings are developed, delivered and managed by a technical force of over 3,900 employees nationwide, including a rapidly expanding systems engineering force, which grew from approximately 200 professionals in March 1994 to approximately 1,400 in December 1996.

    The Company believes that certain segments of its industry have begun to consolidate. In order to maintain its position as a leading provider of PC network infrastructure solutions to large businesses, the Company believes that expansion through acquisitions, as well as internal growth, will be necessary. Effective May 24, 1996, the Company consummated the acquisition of certain of the assets and business operations of Dataflex Corporation ("Dataflex"), previously known as the Dataflex Western Region and Dataflex Southwest Region (the "Dataflex Regions"). These Dataflex Regions offer PC product distribution, service and support in the states of Arizona, California, Colorado, Nevada, New Mexico and Utah and reported revenues of approximately $145 million for the fiscal year ended March 31, 1996. Effective December 16, 1996, the Company consummated the acquisition of CDS which provides outsourcing of integrated information technology services, related technical support services and procurement of computer hardware and software. CDS reported total revenues of approximately $74.3 million for its fiscal year ended March 31, 1996. In addition, the Company has recently consummated certain other acquisitions in the areas of education services and acquisition and deployment services. The Company expects, for the foreseeable future, to continue to evaluate other potential acquisition opportunities, and to make additional acquisitions as economic and market conditions, and the availability of attractive candidates, permit. See "Selling Stockholders" and "Recent Developments."

    In fiscal 1996 and the first six months of fiscal 1997, the Company's operating performance improved over prior periods due to higher professional services, and life cycle services and product revenue, higher product gross margins, decreased fixed costs as a percentage of revenue, as well as cost reduction efforts and operational improvements. In order to achieve its objective of continuing to be a leading provider of PC network infrastructure solutions to large businesses throughout the world, the Company intends to leverage its broad customer base, to develop and enhance its value-added service offerings and to expand its worldwide service capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The principal executive offices of the Company are located at 5964 West Las Positas Boulevard, Pleasanton, California 94588, and its telephone number is
(510) 734-4000.

                                  THE OFFERING

Shares Offered....................  1,132,491 shares of Company Common Stock(1)
Selling Stockholders..............  The Shares offered hereby were originally issued by the
                                    Company to the Selling Stockholders in unrelated,
                                    private transactions exempt from registration under the
                                    Securities Act pursuant to Section 4(2) of the
                                    Securities Act and/or Regulation D promulgated
                                    thereunder. These stockholders or their transferees,
                                    pledgees, donees or successors, may from time to time
                                    offer and sell the Shares pursuant to this Prospectus.
                                    See "Selling Stockholders."
Percentage of Outstanding Common
 Stock Offered by the Selling
 Stockholders.....................  2.7%(2)
Use of Proceeds...................  The Selling Stockholders will receive all of the proceeds from the sale of the Shares. The Company will
                                    not receive any proceeds from the sale of the Shares.
NYSE Symbol.......................  VST
Risk Factors......................  An investment in the Shares involves a high degree of risk. See "Risk Factors" for a discussion of certain
                                    factors that should be considered in evaluating an
                                    investment in the Shares.

------------------------

(1) Assumes that all of the shares of Company Common Stock held in escrow for the benefit of the various Selling Stockholders pursuant to the terms of certain Escrow Agreements are released to the Selling Stockholders. See "Selling Stockholders."

(2) Percentage indicated is based upon 42,301,215 shares of Company Common Stock outstanding on December 31, 1996 but does not include shares of Company Common Stock issued or issuable by the Company thereafter.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data presented below (other than the unaudited information as of and for the six months ended October 31, 1995 and
1996) have been derived from the consolidated audited financial statements of the Company for the periods indicated. The summary unaudited consolidated financial information as of and for the six months ended October 31, 1995 and 1996, in the opinion of management, reflects all adjustments, consisting only of a normal recurring nature, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for interim periods. The consolidated operating results for the six months ended October 31, 1996 are not necessarily indicative of the results which may be expected for the full fiscal year ending April 30, 1997. All of the following information should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus.

                                                                            SEVEN
                                                     FISCAL YEAR ENDED     MONTHS       FISCAL YEAR ENDED       SIX MONTHS ENDED
                                                       SEPTEMBER 30,        ENDED           APRIL 30,             OCTOBER 31,
                                                    --------------------  APRIL 30,   ----------------------  --------------------
                                                      1992       1993       1994         1995        1996       1995       1996
                                                    --------  ----------  ---------   ----------  ----------  --------  ----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Revenue.........................................  $787,798  $1,099,813  $586,514    $1,385,392  $1,804,813  $872,297  $1,102,823
  Cost of revenue.................................   696,518     921,789   489,512     1,174,854   1,559,886   751,050     943,420
  Gross margin....................................    91,280     178,024    97,002       210,538     244,927   121,247     159,403
  Selling, general and administrative expenses....   158,644     181,320    97,436       182,411     201,880    93,134     116,237
  Operating income (loss).........................   (76,272)     (3,296)     (434)       28,127      43,047    28,113      43,166
  Interest expense, net...........................    20,242      22,196    11,181        25,978      30,265   (14,994)     (9,088)
  Income (loss) before income taxes and
    distributions on convertible preferred
    securities of trust...........................   (54,228)    (18,751)   (6,969)        1,268       8,053    34,078      13,119
  Distributions on convertible preferred
    securities of trust, net of tax...............     --         --         --           --          --         --           (629)
  Income from discontinued operations.............     2,261      14,505    51,474        --           9,194     --         --
  Net income (loss)...............................   (51,967)     (4,246)   44,505         1,268      17,247     8,265      20,840
  Earnings per share (1):
    Continuing operations.........................                                          0.04        0.23      0.25        0.49
    Discontinued operations.......................                                        --            0.27     --         --
      Total earnings per share....................                                          0.04        0.50      0.25        0.49

                                                                                                     OCTOBER 31,
                                                                                                        1996
                                                                                                   ---------------
                                                                                                   (IN THOUSANDS)
Balance Sheet Data:
  Working capital................................................................................     $ 231,358
  Total assets...................................................................................       843,258
  Current maturities of long-term debt...........................................................         2,365
  Long-term debt, less current maturities........................................................         3,337
  Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust
    holding solely convertible subordinated debt securities of the Company (2)...................       194,561
  Total stockholders' equity.....................................................................       155,349

------------------------

(1) Earnings per share for the six months ended October 31, 1995 and the fiscal years ended April 30, 1995 and 1996 give effect to the conversion of all outstanding shares of Preferred Stock and Class B Common Stock into Company Common Stock and the exchange of all outstanding warrants for shares of Company Common Stock in connection with the Company's initial public offering occurring March 11, 1996 as if the conversion had occurred at the later of the beginning of the period or the issuance date.

(2) The sole asset of Vanstar Financing Trust is $207,474,200 aggregate principal amount of the Company's 6 3/4% Convertible Subordinated Debentures due 2016.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW. SEE "SAFE HARBOR STATEMENT UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

SIGNIFICANT FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

    The Company's quarterly and annual revenues and operating results have varied significantly in the past and are likely to continue to do so in the future. Revenues and operating results may fluctuate as a result of the demand for the Company's products and services, the introduction of new hardware and software technologies offering improved features, the introduction of new services by the Company and its competitors, changes in the level of operating expenses, the timing of major service projects, inventory adjustments, competitive conditions and economic conditions generally. In particular, the Company's operating results are highly sensitive to changes in the mix of the Company's product and service revenues, product margins and interest rates. Further, the purchase of the Company's products and services generally involves a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the Company's operating results are subject to a number of significant risks over which the Company has little or no control, including customers' technology life cycle needs, budgetary constraints and internal authorization reviews. In addition, the Company historically has experienced significant revenue fluctuations because of shortages of supply from certain vendors. Shortages of supplies from vendors have previously occurred due primarily to credit limitations placed on the Company. Future limitations of credit by vendors could have a material adverse effect on the Company. In addition, the general availability of certain products, particularly state of the art computing and data communications products, is occasionally restricted. While the Company has not historically experienced significant product supply shortages, other than due to credit restrictions as described above, any such shortages in the future could have a material adverse effect on the Company. The Company is increasing its fixed operating expenses, including a significant increase in personnel, based on anticipated revenue growth. To the extent that increased personnel expenses are incurred prior to related increases in revenues, the Company's operating results may be adversely affected. In addition, in the event that the growth in the Company's business does not meet its expectations, the Company may be unable to adjust its spending levels rapidly enough to avoid an adverse effect upon operating results. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not necessarily indicative of results to be expected for a full fiscal year. It is possible that in certain future periods, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company Common Stock would likely be materially adversely affected. See "Summary--Summary Consolidated Financial Data," "--Dependence on Key Vendors and Product Supply," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIMITED HISTORY OF PROFITABILITY; UNCERTAINTY OF FUTURE RESULTS

    The Company has a limited history of profitability. The Company experienced operating losses in the fiscal years ended September 30, 1992 and 1993 and during the seven months ended April 30, 1994. The Company generated operating income in fiscal 1995 and 1996 and for the six months ended October 31, 1996. The Company derives its revenues from four primary sources: products, professional services (formerly networking), life cycle services (formerly support services) and other services. The Company has recently increased the focus of its business on the provision of professional and life cycle services and expects to derive an increasingly larger portion of its operating income from the provision of services. If the Company is not successful in implementing its strategy of focusing on sales of services, the Company's operating margins could decline and its ability to maintain profitability could be materially adversely affected. There can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis in the future. See "Summary--Summary Consolidated Financial Data," "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL INDEBTEDNESS AND FIXED OBLIGATIONS; DEPENDENCE ON IBMCC; INTEREST
  RATE SENSITIVITY

    The Company's business requires significant working capital to finance product inventory and accounts receivable. Until recently, the Company has primarily funded its working capital requirement through its Financing Program Agreement (the "Financing Program Agreement") with IBMCC. At October 31, 1996, the outstanding principal balance under the Financing Program Agreement was approximately $245.7 million, out of a total of $300 million in available credit. Borrowings under the line of credit are secured by certain assets of the Company, including accounts receivable, inventory and equipment. The line of credit is currently available through October 31, 1997 and is renewable thereafter for successive six-month periods. IBMCC may terminate the Financing Program Agreement at any time upon 90 days' notice to the Company. In the event of such termination, the outstanding borrowings under the Financing Program Agreement mature at the end of the term of the line of credit.

    As part of the Company's refinancing plan, the Company used an aggregate of $300.7 million from the Trust Offering (as defined herein) and the Securitization Facility (as defined herein) to reduce the Company's outstanding indebtedness under the Financing Program Agreement. Approximately $82.0 million remained outstanding under such facility at December 31, 1996, out of a total of $275 million in available credit on such date. See "Recent Developments." There can be no assurance that IBMCC will continue to finance the Company's operations, or if such financing is not continued, that the Company will be able to secure additional debt financing.

    Borrowings under the Financing Program Agreement currently bear interest at the average of the prime rate announced by Citibank, N.A., The Chase Manhattan Bank, N.A. and Bank of America National Trust and Savings Association (the "Prime Rate") minus 0.50% (6% at December 31, 1996). As a result, the Company's operating results are sensitive to changes in the Prime Rate. An increase in the Prime Rate could have a material adverse effect on the Company's financial condition and results of operations. In addition, there can be no assurance that the Company will be able to generate sufficient operating cash flow to cover required interest and principal payments when due. If the Company is unable to meet interest and principal payments in the future, it may, depending upon the circumstances, seek additional equity or debt financing or attempt to refinance its existing indebtedness, certain of which transactions could be dilutive to the holders of the Company Common Stock. There can be no assurance that sufficient equity or debt financing will be available at all or on terms acceptable to the Company. If the Company were unable to obtain any required alternative or additional financing, it would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company currently has substantial fixed obligations (including indebtedness) in relation to its stockholders' equity and there can be no assurance that the Company's operating results will be sufficient for payment of all of its fixed obligations. The degree to which the Company is leveraged could have important consequences to holders of the Securities, including the following: (i) the Company's ability to obtain other financing in the future may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; and (iii) a high degree of leverage may make the Company more vulnerable to economic downturns and may limit its ability to withstand competitive pressures. The Company's ability to make scheduled payments on or, to the extent not restricted pursuant to the terms thereof, to refinance its indebtedness depends on its financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors beyond its control.

RESTRICTIVE COVENANTS

    The Financing Program Agreement with IBMCC contains significant financial covenants. The Company's ability to meet such covenants is dependent on its financial and operating performance, which is subject, at least in part, to prevailing economic conditions and to financial, business and other factors beyond its control. There can be no assurance that financial results that comply with the restrictive covenants and financial tests in the Financing Program Agreement will be achieved, and the Company's inability to satisfy these covenants, if not waived by IBMCC, could result in a default under such financing arrangement. In the event of such a default, IBMCC could elect to declare all amounts borrowed, together with accrued and unpaid interest, due and payable. If the Company were unable to pay such amounts, IBMCC could proceed against any collateral securing the obligations due to it. If such indebtedness were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and other indebtedness of the Company.

RELATIONSHIP WITH MERISEL FAB, INC.

    The Company provides product distribution services to franchisees and affiliates of Merisel FAB, Inc. ("Merisel FAB") for a fee through its distribution centers pursuant to a distribution services agreement entered into in connection with the sale of the Company's United States franchise business to Merisel FAB in January 1994. Merisel FAB is a wholly-owned subsidiary of Merisel, Inc. ("Merisel"), whose common stock is publicly traded (Nasdaq: MSEL) and whose 12.5% senior notes were downgraded from B to CCC+ on April 1, 1996 and to CCC- on August 16, 1996 by Standard & Poors Corporation. Merisel reported losses of $2.82 and $4.75 per share for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. Merisel announced that it has engaged a financial advisor to assist in assessing its strategic options in order to maximize stockholder value and that it is negotiating with its lenders regarding potential non-compliance with certain financial covenants under certain of its loan agreements. Merisel has guaranteed Merisel FAB's obligations under the distribution services agreement. The distribution services agreement expires in April 1997. Approximately 40% of the Company's inventory shipments by dollar volume are made to satisfy its obligations under the distribution services agreement. For the seven months ended April 30, 1994, the fiscal year ended April 30, 1995, the fiscal year ended April 30, 1996 and the six months ended October 31, 1996, revenues derived from Merisel FAB were approximately $6.1 million, $25.0 million, $21.3 million, and $11.1 million respectively, representing approximately 1.0%, 1.8%, 1.2%, and 1.0%, respectively, of total revenue for such periods. Pursuant to its agreement with the Company, Merisel FAB is obligated to pay the Company for its daily purchases within two business days, as a result of which the Company typically carries a receivable balance from Merisel FAB of approximately $9.0 million. Any further deterioration in the business of Merisel FAB's franchisees and affiliates or in Merisel FAB's or Merisel's financial condition, including operating losses of Merisel that may continue beyond its third quarter of 1996, could materially adversely affect the Company's ability to sell the inventory it holds to satisfy its obligations under the Merisel distribution and services agreement which would have a material adverse effect on the Company's financial condition and results of operations, and could adversely affect the Company's "other services" revenue. See "--Inventory Management."

DEPENDENCE ON AND NEED TO RECRUIT AND RETAIN KEY MANAGEMENT AND TECHNICAL
  PERSONNEL

    The Company's success depends to a significant extent on its ability to attract and retain key personnel. In particular, the Company is dependent on its senior management team and technical personnel. The Company has significantly expanded its technical staff. The Company employs over 3,900 technical professionals and has expanded its systems engineering force from approximately 200 in

March 1994 to approximately 1,400 in December 1996. Competition for such technical personnel is intense and no assurance can be given that the Company will be able to recruit and retain such personnel. The failure to recruit and retain management and technical personnel could have a material adverse effect on the Company's growth, revenues and results of operations. See "Business--Employees" and "Management."

MANAGEMENT OF EXPANDING OPERATIONS AND INCREASED SERVICE FOCUS

    The Company's growth resulting from expanding operations and acquisitions has placed significant demands on the Company's management, operational and technical resources. Furthermore, the Company has increased the focus of its business operations on the provision of professional and life cycle services. Such growth and increased service focus are expected to continue to challenge the Company's sales, marketing, technical and support personnel and senior management. The Company's future performance will depend in part on its ability to manage expanding domestic and international operations and to adapt its operational systems to respond to changes in its business. In particular, the Company's success will depend on its ability to attract, retain and train adequate numbers of technical field personnel and effectively integrate any acquired business operations. The failure of the Company to effectively manage its growth and increased service focus effectively or to train its technical field personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

    The markets for the Company's product and service offerings are characterized by rapidly changing technology and frequent new product and service offerings. The introduction of new technologies can render existing products and services obsolete or unmarketable. The Company's continued success will depend on its ability to enhance existing products and services and to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments and address increasingly sophisticated customer requirements. There can be no assurance that the Company will be successful in identifying, sourcing, developing and marketing product and service enhancements or new products and services that respond to technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of product and service enhancements or new products and services, or that its product and service enhancements and new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, financial condition and results of operations could be materially adversely affected if the Company were to incur delays in sourcing and developing product and service enhancements or new products and services or if such product and service enhancements or new products and services did not gain market acceptance. In addition, the Company has developed proprietary automated systems to enhance the delivery of its services. No assurance can be given that the Company's automated systems will function as anticipated, will result in lower costs to the Company or its customers or will not be rendered obsolete as a result of technological change. See "Business--Automated Systems, Process Methodologies and Technical Personnel."

DEPENDENCE ON KEY VENDORS AND PRODUCT SUPPLY

    A significant portion of the Company's revenue is derived from sales of PC network hardware, peripherals and software, including products of various major vendors. The Company's agreements with those vendors from which it purchases products directly, generally contain provisions for periodic renewals and for termination by the vendor without cause, generally upon relatively short notice. Although the Company believes its vendor relationships are good, there can be no assurance that the Company's relationships will continue as presently in effect. The loss of a major vendor, the deterioration of the Company's relationship with a major vendor or the failure of the Company to establish good relationships with major new vendors as they develop could have a material adverse effect on the Company's business. As is typical in its industry, the Company receives credits from most of its vendors for market development, which are used to offset a portion of the Company's sales and marketing expense. Any change in the availability of these credits could materially adversely affect the Company's operating results at least until the Company made appropriate adjustments in its expense levels. The Company is also dependent, in part, upon vendor financing for working capital requirements. No assurance can be given that vendor financing will continue to be available to the Company on satisfactory terms and conditions, if at all. The failure of the Company to obtain vendor financing on satisfactory terms and conditions could have a material adverse effect on the Company's business, financial condition and results of operations.

    The personal computer industry experiences product supply shortages and customer order backlogs from time to time due to the inability of certain manufacturers to supply certain products on a timely basis. In addition, certain vendors have initiated new channels of distribution that increase competition for the available product supply. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis. The Company has experienced product supply shortages in the past and expects to experience such shortages from time to time in the future. Failure to obtain adequate product supplies or fulfill customer orders on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

INVENTORY MANAGEMENT

    The personal computer industry is characterized by rapid product improvement and technological change resulting in relatively short product life cycles and rapid product obsolescence, which can place inventory at considerable valuation risk. Although it is industry practice for the Company's suppliers to provide price protection to the Company intended to reduce the risk of inventory devaluation, such policies are subject to change. The Company also has the option of returning, subject to certain limitations, a percentage of its current product inventories each quarter to certain manufacturers as it assesses each product's current and forecasted demand. The amount of inventory that can be returned to suppliers varies under the Company's agreements and such return policies may provide only limited protection against excess inventory. There can be no assurance that suppliers will continue such policies, that unforeseen new product developments will not materially adversely affect the Company or that the Company can successfully manage its existing and future inventories. Approximately 40% of the Company's inventory shipments by dollar volume are made to satisfy its obligations under the distribution services agreement with Merisel FAB. However, virtually all of the inventory maintained by the Company is not customer specific and the Company believes that such inventory can be sold through Merisel FAB franchisees or to other customers or other resellers or, in some cases, returned to the vendor. Any inventory adjustments could materially adversely affect the Company's financial condition and results of operations.

CONCENTRATION OF REVENUES

    During the fiscal years ended April 30, 1995 and 1996, and the six months ended October 31, 1996, Microsoft Corporation accounted for 10.8%, 12.0% and 12.6%, respectively, of the Company's total revenues for such fiscal periods. During such periods, no other customer accounted for more than 10% of the Company's total revenues. However, during the first six months of fiscal 1997, the Company derived approximately 52% of its revenues from its 50 largest customers. To the extent that the Company is successful in expanding its relationship with new and existing customers among large enterprises such as the Fortune 1000, its revenues may become more concentrated. While the Company seeks to build long-term customer relationships, revenues from any particular customer can fluctuate from period to period due to such customer's purchasing patterns. Any termination or significant disruption of the Company's relationships with any of its principal customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers could expose the Company to the possibility of large accounts receivable write-offs, which would materially adversely affect the Company's financial condition and results of operations. See "Business--Customers."

INTENSE COMPETITION

    The markets in which the Company operates are characterized by intense competition from several types of technical service providers, including mainframe and mid-range computer manufacturers and outsourcers entering the personal computer services marketplace, including Digital Equipment Corporation MultiVendor Services, Electronic Data Systems Corporation, Hewlett-Packard Company Multi-Vendor Services and Integrated Systems Solutions Corporation. Other competitors include VARs, systems integrators and third-party service companies, including AmeriData Technologies, Inc., CompuCom Systems, Inc., DecisionOne, Entex Information Services, InaCom Corp., MicroAge, Inc. and Technology Service Solutions. The Company expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of the Company's current and potential competitors have greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. No assurance can be given that the Company will be able to compete successfully against current and future competitors. See "Business--Competition."

ABSENCE OF DIVIDENDS

    The Company has never declared or paid any cash dividends on Company Common Stock and does not presently intend to pay cash dividends on Common Stock in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. In addition, the Company's Financing Program Agreement with IBMCC limits the Company's ability to pay cash dividends on its capital stock. See "Market Prices and Dividend Policy."

ACQUISITIONS

    As part of its growth strategy, the Company pursues the acquisition of companies that sell products and services that either complement or expand its existing business. As a result, the Company continually evaluates potential acquisition opportunities, some of which may be material in size and scope. The Company has recently consummated a number of such acquisitions, including the Transactions, one or more of which may require substantial Company resources. See "Recent Developments." Acquisitions, including those recently consummated, involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, the incorporation of acquired products and services into the Company's offerings, adverse short-term effects on the Company's operating results, the amortization of acquired intangible assets, the loss of key employees and the difficulty of presenting a unified corporate image. There can be no assurance that any of the Company's past acquisitions can be integrated into the Company's operations successfully.

    Although the Company is frequently in discussions with acquisition candidates, it is not now a party to any binding commitments or agreements to proceed with regard thereto other than as discussed under "Recent Developments." The Company anticipates that one or more other acquisition opportunities may become available in the near future. The Company intends to actively pursue existing and future acquisition opportunities. No assurance can be given that the Company will have adequate resources to consummate any acquisition, that any acquisition by the Company will or will not occur, that if any acquisition does occur it will not materially adversely affect the Company or that any such acquisition will be successful in enhancing the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Furthermore, the Company may issue shares of Company Common Stock in connection with any or all future acquisitions, the aggregate number of which may be significant. As a result, the ownership interest of prior purchasers of Company Common Stock, including purchasers of the Shares offered thereby, will be diluted. Although the Company expects that the assets and revenues of these acquisition candidates will be accretive to the Company's financial condition and prospects, there can be no assurance that there will not be a dilution in the value of the Shares offered hereby.

    The Company's ability to consummate acquisitions will be limited by the availability of attractive candidates at appropriate terms, the Company's capital resources and prevailing economic and market conditions. There can be no assurance that the Company will be able to consummate any future acquisitions on a timely basis or that, if consummated, such acquisitions will be integrated into the Company's operations successfully. Similarly, there can be no assurance that any such acquisitions will provide the anticipated economic benefits to the Company.

PROTECTION OF INTELLECTUAL PROPERTY

    The Company seeks to protect its proprietary software, systems and processes through copyright, trademark and trade secret laws and contractual restrictions on disclosure and copying. Despite such measures, it may be possible for unauthorized third parties to copy aspects of the Company's software, systems and processes or to obtain and use information that the Company regards as proprietary. In addition, no assurance can be given that the protective measures taken by the Company will be sufficient to preclude competitors from developing competing or similar proprietary software, systems and processes.

SHARES SUBJECT TO SALE; POSSIBLE VOLATILITY OF THE PRICE OF COMPANY COMMON STOCK

    As of December 31, 1996, there were 42,301,215 shares of Company Common Stock outstanding, of which 15,987,571 shares were issued in the Company's IPO in March 1996 and were generally tradeable in the public market without restriction unless acquired by an affiliate of the Company. Of the remaining shares of outstanding Company Common Stock, approximately 19,786,151 shares became eligible for sale without registration pursuant to Rule 144 under the Securities Act (the "Restricted Shares") within the 180 day period subsequent to the effective date of the IPO. Although the sales of certain of the Restricted Shares are subject to volume and other limitations set forth in Rule 144, which generally restrict the number of such shares that can be sold and the manner in which they may be sold, absent other restrictions, such shares may be sold in the public market. Sales of a substantial number of shares of Company Common Stock in the public market, or the perception that such sales could occur, could materially adversely affect the prevailing market price of the Company Common Stock. The market price of the Company Common Stock may also be subject to wide fluctuations in price and volume in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the personal computer industry or general market or economic conditions. In recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many technology companies, and often appear unrelated to the operating performance of the specific companies involved. Such market fluctuations could materially adversely affect the market price for the Company Common Stock. See "Market Prices and Dividend Policy," "Security Ownership of Principal Stockholders and Management," "Selling Stockholders," and "Plan of Distribution."

CONTROL OF THE COMPANY

    As of December 31, 1996, Warburg, Pincus Capital Company, L.P. ("CapCo"), which is controlled by Warburg, Pincus & Co., beneficially owned an aggregate of 13,878,401.21 shares of Company Common Stock (representing approximately 32.8% of the issued and outstanding shares of Company Common Stock as of such date). Due to its ownership position, CapCo has significant influence over the management and policies of the Company. CapCo's ownership position also may render it more difficult for a third party to effect a change of control of the Company without the consent of CapCo and may thereby discourage third parties from any attempt to acquire control of the Company, which could have a material adverse effect on the price of the Company Common Stock. See "Security Ownership of Principal Stockholders and Management."

    Moreover, as of December 31, 1996, the principal stockholders, directors and executive officers of the Company beneficially owned approximately 39.8% of the Company Common Stock. As a result, such stockholders, if they act in concert, may be able to effectively control the election of members of the Company's Board of Directors and generally to exercise control over the Company's corporate actions. See "Security Ownership of Principal Stockholders and Management."

ANTI-TAKEOVER EFFECTS OF UNISSUED PREFERRED STOCK AND DELAWARE LAW

    Certain provisions of the Company's Certificate of Incorporation and Delaware law may be deemed to have an anti-takeover effect. The Company's Certificate of Incorporation provides that the Board of Directors may issue additional shares of common stock or establish one or more classes or series of preferred stock with such designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors deems appropriate without stockholder approval. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Each of the foregoing provisions gives the Board of Directors, acting without stockholder approval, the ability to prevent, or render more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests, including a takeover transaction that might result in a premium over the market price for the shares of Company Common Stock.

                                  THE COMPANY

    The Company is a leading provider of services and products designed to build and manage PC network infrastructures. The Company Common Stock was listed on the NYSE following its IPO on March 11, 1996 and trades under the symbol "VST."

    The Company's current business capabilities were developed internally and through acquisitions. These strategic acquisitions included: (i) the acquisition from 1990 through 1992, of 23 of the Company's franchisees, operating in 33 major United States metropolitan markets; (ii) the 1991 acquisition of NYNEX Business Centers; (iii) the 1992 acquisition of the Customer Services Division of TRW, Inc.; and (iv) the 1996 acquisitions of the Dataflex Regions and CDS. In fiscal 1994, the Company sold its remaining United States franchise business to Merisel FAB, adopted the name Vanstar Corporation, and changed its fiscal year end from September 30 to April 30.

    The Company was incorporated in Delaware in September 1987 under the name ComputerLand Corporation following the acquisition by William Y. Tauscher, CapCo and Richard H. Bard of the majority of the capital stock of the Company's predecessor, IMS Associates, Inc. ("IMS"), which was originally incorporated in 1976. IMS was merged with the Company after such acquisition. At the time of the acquisition, the Company operated and franchised computer retail stores in the United States.

    The executive offices of the Company are located at 5964 West Las Positas Boulevard, Pleasanton, California 94588, and the telephone number of the executive offices is (510) 734-4000.

                       MARKET PRICES AND DIVIDEND POLICY

    The Company Common Stock began trading publicly on the NYSE under the symbol "VST" effective March 11, 1996. The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Company Common Stock on the NYSE since March 11, 1996.

                                                               HIGH        LOW
                                                             --------    --------
Fiscal Year Ended April 30, 1996
  Fourth Quarter (March 11, 1996 through April 30, 1996).... $ 15        $  9 3/8
Fiscal Year Ending April 30, 1997
  First Quarter.............................................   17 1/8      13 3/4
  Second Quarter............................................   29          16 3/4
  Third Quarter (through January 29, 1997)..................   28          14 7/8

    As of December 20, 1996, there were approximately 291 holders of record of the Company Common Stock. On January 29, 1997, the closing price reported on the NYSE for the Company Common Stock was $14 7/8 per share.

    The Company has never declared or paid any cash dividends on the Company Common Stock and does not presently intend to pay cash dividends on the Company Common Stock in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. The Company's Financing Program Agreement with IBMCC limits the Company's ability to declare or pay cash dividends on the Company Common Stock. See "Risk Factors--Restrictive Covenants." Any determination to declare or pay cash dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time by the Company's Board of Directors.

    Distributions on the 6 3/4% Trust Convertible Preferred Securities (the "Trust Preferred Securities") issued in connection with the Trust Offering by Vanstar Financing Trust, which for accounting purposes is treated as a subsidiary of the Company (the "Trust"), have accrued from October 2, 1996 and are payable at the annual rate of 6 3/4% of the liquidation amount of $50 per Trust Preferred Security. Subject to the Company's right to defer interest payments on the Convertible Debentures and the attendant deferral of distributions on the Trust Preferred Securities, distributions on the Trust Preferred Securities will be payable quarterly in arrears on each January 1, April 1, July 1 and October 1. In the event the Company's interest payment deferral option is exercised, then, during such period, the Company may not, among other things, declare or pay dividends on, or make distributions with respect to, its capital stock except dividends or distributions in shares of Company Common Stock on Company Common Stock or on its Preferred Stock. See "Recent Developments."

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization and cash and cash equivalents of the Company at October 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus.

                                                                                                      OCTOBER 31,
                                                                                                         1996
                                                                                                     -------------
                                                                                                          (IN
                                                                                                      THOUSANDS,
                                                                                                     EXCEPT SHARE
                                                                                                         DATA)
Cash and cash equivalents..........................................................................   $    12,090
                                                                                                     -------------
                                                                                                     -------------
Current maturities of long-term debt...............................................................         2,365
Long-term debt, less current maturities............................................................         3,337
                                                                                                     -------------
    Total long-term debt...........................................................................         5,702
                                                                                                     -------------
Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust
  holding solely convertible subordinated debt securities of the Company (1).......................       194,561
Stockholders' equity:
  Common stock; $.001 par value; 100,000,000 shares authorized, 41,465,250 shares issued and
    outstanding....................................................................................            41
  Additional paid-in capital.......................................................................       122,552
  Retained earnings................................................................................        32,756
                                                                                                     -------------
    Total stockholders' equity.....................................................................       155,349
                                                                                                     -------------
      Total capitalization.........................................................................   $   355,612
                                                                                                     -------------
                                                                                                     -------------

------------------------

(1) For financial reporting purposes, the Trust is treated as a subsidiary of the Company and, accordingly, the accounts of the Trust are included in the consolidated financial statements of the Company. Transactions between the Company and the Trust, including those relating to the Convertible Debentures, are eliminated for consolidated financial reporting. The sole asset of the Trust is $207,474,200 aggregate principal amount of the Company's 6 3/4% Convertible Subordinated Debentures due 2016.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below for the years ended April 30, 1996 and 1995, and the seven months ended April 30, 1994, and the year ended September 30, 1993 were derived from the audited consolidated financial statements, which are included elsewhere in this Prospectus. The selected consolidated financial data presented below for the years ended September 30, 1992 and 1991 were derived from audited consolidated financial statements of the Company, which are not included in this Prospectus. The selected consolidated financial data presented below for the six months ended October 31, 1995 and 1996 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial information set forth therein. The results of operations for the six months ended October 31, 1996 are not necessarily indicative of results that may be expected for the Company's fiscal year ending April 30, 1997. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus.

                                                                            SEVEN
                                           FISCAL YEAR ENDED SEPTEMBER     MONTHS       FISCAL YEAR ENDED       SIX MONTHS ENDED
                                                       30,                  ENDED           APRIL 30,             OCTOBER 31,
                                          ------------------------------  APRIL 30,   ----------------------  --------------------
                                            1991      1992       1993       1994         1995        1996       1995       1996
                                          --------  --------  ----------  ---------   ----------  ----------  --------  ----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data:
  Revenue...............................  $213,738  $787,798  $1,099,813  $586,514    $1,385,392  $1,804,813  $872,297  $1,102,823
  Cost of revenue.......................   180,141   696,518     921,789   489,512     1,174,854   1,559,886   751,050     943,420
  Gross margin..........................    33,597    91,280     178,024    97,002       210,538     244,927   121,247     159,403
  Selling, general and administrative
    expenses............................    48,485   158,644     181,320    97,436       182,411     201,880    93,134     116,237
  Operating income (loss)...............   (14,888)  (76,272)     (3,296)     (434)       28,127      43,047    28,113      43,166
  Interest expense, net.................    11,019    20,242      22,196    11,181        25,978      30,265   (14,994)     (9,088)
  Income (loss) before income taxes and
    distributions on convertible
    preferred securities of trust.......   (15,803)  (54,228)    (18,751)   (6,969)        1,268       8,053    34,078      13,119
  Distributions on convertible preferred
    securities of trust, net of tax.....     --        --         --         --           --          --         --           (629)
  Income from discontinued operations...    25,320     2,261      14,505    51,474        --           9,194     --         --
  Net income (loss).....................     9,517   (51,967)     (4,246)   44,505         1,268      17,247     8,265      20,840
  Earnings per share (1):
    Continuing operations...............                                                    0.04        0.23      0.25        0.49
    Discontinued operations.............                                                  --            0.27     --         --
      Total earnings per share..........                                                    0.04        0.50      0.25        0.49
  Shares used in computing earnings per
    share (1)...........................                                                  32,486      34,250    33,029      42,440

                                                                SEPTEMBER 30,                    APRIL 30,
                                                        ------------------------------  ----------------------------  OCTOBER 31,
                                                          1991      1992       1993       1994      1995      1996       1996
                                                        --------  ---------  ---------  --------  --------  --------  -----------
                                                                                     (IN THOUSANDS)
Balance Sheet Data:
  Working capital (deficit)...........................  $(14,554) $(107,441) $(114,902) $(73,511) $267,852  $315,742   $231,358
  Total assets........................................   598,730    700,035    576,279   610,458   705,295   803,365    843,258
  Short-term borrowings...............................   158,124    227,692    194,660   262,783     --        --       115,625
  Current maturities of long-term debt................     6,836     14,898     23,190    12,788     7,685     1,759      2,365
  Long-term debt, less current maturities.............    46,630     32,219     13,017     6,732   337,750   293,007      3,337
  Redeemable preferred stock and accrued dividends....     3,559      3,986      4,464     4,777     --        --        --
  Company-obligated mandatorily redeemable convertible
    preferred securities of subsidiary trust holding
    solely convertible subordinated debt securities of
    the Company (2)...................................     --        --         --         --        --        --       194,561
  Total stockholders' equity..........................    56,049        684     13,584    24,797    22,589   127,053    155,349

------------------------------

(1) Earnings per share for the six months ended October 31, 1995 and the fiscal years ended April 30, 1995 and 1996 give effect to the conversion of all outstanding shares of Preferred Stock and Class B Common Stock into Company Common Stock and the exchange of all outstanding warrants for shares of Company Common Stock in connection with the Company's IPO as if the conversion had occurred at the later of the beginning of the period or the issuance date.

(2) The sole asset of the Trust is $207,474,200 aggregate principal amount of the Company's 6 3/4% Convertible Subordinated Debentures due 2016.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." SEE "SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

RESULTS OF OPERATIONS

    The Company's four primary sources of revenue are: product, professional services, life cycle services and other services. The Company refers to the integration of its product and service offerings designed to provide customized solutions to support its customers' PC network infrastructure throughout its life cycle as "Life Cycle Management." Product revenue is primarily derived from the sale of computer hardware, software, peripherals and communications devices manufactured by third parties and sold by the Company. During the first quarter of fiscal year 1997, the Company realigned its service offerings to position itself to better meet its customers' growing need to gain control of the management and the escalating cost of distributed computing network infrastructures. Professional services (formerly networking) revenue is derived from network installation, enhancement and migration plus consulting services to plan, design, manage, and implement new client/server technologies. Life cycle services (formerly support services) revenue is derived from desktop support services which encompass customized service, enhancement, and support solutions required as a result of customer's outsourcing the ownership and management of client/ server environments. Desktop support services integrates the services of desktop support, help desk, repair and maintenance, asset management, and desktop installation. Other services revenue is primarily derived from fees earned on the distribution services agreement with Merisel FAB and training and education services. Pursuant to the distribution services agreement, the Company provides product distribution to franchisees and affiliates of Merisel FAB (see
Note 2 of Notes to Consolidated Financial Statements).

    The Company disposed of most of its franchise business during 1994. The largest of these sales occurred on January 31, 1994, when the Company sold certain assets and liabilities of its United States franchise business, including all domestic franchise agreements, Datago distribution agreements and the right to the "ComputerLand" name and trademark within the United States to Merisel FAB (see Note 2 of Notes to Consolidated Financial Statements).

    In April 1994, the Company changed its fiscal year from September 30 to April 30. Therefore, the Company is using annualized information for the seven months ended April 30, 1994 ("1994") for purposes of comparison to the year ended April 30, 1995 ("1995") and the year ended September 30, 1993 ("1993"). The annualized information for the period ended April 30, 1994 does not represent actual operating results that would have been achieved for a full fiscal year.

    The following tables set forth for the periods indicated, the Company's (i) total revenue, gross margin and gross margin percentage by revenue source, (ii) selling, general and administrative expenses in total and as a percentage of total revenue and (iii) operating income (loss) in total and as a percentage of total revenue.

                                                         SEVEN
                                         FISCAL YEAR     MONTHS     FISCAL YEAR ENDED APRIL    SIX MONTHS ENDED OCTOBER
                                            ENDED        ENDED                30,                        31,
                                        SEPTEMBER 30,  APRIL 30,   --------------------------  ------------------------
                                            1993          1994         1995          1996         1995         1996
                                        -------------  ----------  ------------  ------------  ----------  ------------
                                                                        (IN THOUSANDS)
Revenue:
  Product.............................   $  935,165    $ 490,576   $ 1,187,392   $ 1,578,298   $ 763,113   $   953,122
  Services:
    Professional services.............       15,652        9,829        31,842        58,127      24,416        49,298
    Life cycle services...............      143,553       76,785       131,194       138,418      67,515        81,471
    Other services....................        5,443        9,324        34,964        29,970      17,253        18,932
                                        -------------  ----------  ------------  ------------  ----------  ------------
      Total revenue...................   $1,099,813    $ 586,514   $ 1,385,392   $ 1,804,813   $ 872,297   $ 1,102,823
                                        -------------  ----------  ------------  ------------  ----------  ------------
                                        -------------  ----------  ------------  ------------  ----------  ------------
Gross margin:
  Product.............................   $  110,651    $  53,261   $   113,513   $   147,894   $  70,797   $    94,913
  Services:
    Professional services.............        7,525        3,291        13,111        23,013      11,237        20,690
    Life cycle services...............       57,320       33,001        55,053        49,131      24,514        29,033
    Other services....................        2,528        7,449        28,861        24,889      14,699        14,767
                                        -------------  ----------  ------------  ------------  ----------  ------------
      Total gross margin..............   $  178,024    $  97,002   $   210,538   $   244,927   $ 121,247   $   159,403
                                        -------------  ----------  ------------  ------------  ----------  ------------
                                        -------------  ----------  ------------  ------------  ----------  ------------
Gross margin percentage:
  Product.............................         11.8%        10.9%          9.6%          9.4%        9.3%         10.0%
  Services:
    Professional services.............         48.1%        33.5%         41.2%         39.6%       46.0%         42.0%
    Life cycle services...............         39.9%        43.0%         42.0%         35.5%       36.3%         35.6%
    Other services....................         46.4%        79.9%         82.5%         83.0%       85.2%         78.0%
                                        -------------  ----------  ------------  ------------  ----------  ------------
      Total gross margin percentage...         16.2%        16.5%         15.2%         13.6%       13.9%         14.5%
                                        -------------  ----------  ------------  ------------  ----------  ------------
                                        -------------  ----------  ------------  ------------  ----------  ------------
  Selling, general and administrative
    expenses..........................   $  181,320    $  97,436   $   182,411   $   201,880   $  93,134   $   116,237
  % of total revenue..................         16.5%        16.6%         13.2%         11.2%       10.7%         10.5%
  Operating income (loss).............   $   (3,296)   $    (434)  $    28,127   $    43,047   $  28,113   $    43,166
  % of total revenue..................         (0.3)%       (0.1)%         2.0%          2.4%        3.2%          3.9%

SIX MONTHS ENDED OCTOBER 31, 1996 AS COMPARED TO THE SIX MONTHS ENDED OCTOBER
  31, 1995

    PRODUCT. Revenue increased 24.9% to $953.1 million for the six months ended October 31, 1996 from $763.1 million for the six months ended October 31, 1995 as a result of the Company's successful sales and marketing efforts and increased sales resulting from the acquisition of the Dataflex Regions. Gross margin increased 34.1% to $94.9 million for the six months ended October 31, 1996 from $70.8 million for the six months ended October 31, 1995. Gross margin percentage increased to 10.0% for the six months ended October 31, 1996 from 9.3% for the six months ended October 31, 1995. The increase in gross margin reflects the changing nature of the Company's relationships with its customers in moving towards longer-term procurement services relationships as opposed to periodic commodity buying.

    PROFESSIONAL SERVICES. Revenue increased 101.9% to $49.3 million for the six months ended October 31, 1996 from $24.4 million for the six months ended October 31, 1995. This increase was a result of increasing customer demand for the Company's higher-end consulting services, as well as the Company's increased capacity to deliver such services. The Company believes that increased customer demand resulted from the continuing transition by the Company's customers to new higher performance technologies and increased utilization of client/server networks. By the end of October 1996, the Company employed approximately 1,100 system engineers as compared to approximately 600 in October 1995. Gross margin increased 84.1% to $20.7 million for the six months ended October 31, 1996 from $11.2 million for the six months ended October 31, 1995. Gross margin percentage decreased to 42.0% for the six months ended October 31, 1996 from 46.0% for the six months ended October 31, 1995. The decrease in gross margin percentage resulted from an increase in transitional training and deployment costs reflecting the Company's continued commitment to hire and train additional systems engineers to support Microsoft NT.

    LIFE CYCLE SERVICES. Revenue increased 20.7% to $81.5 million for the six months ended October 31, 1996 from $67.5 million for the six months ended October 31, 1995. This increase reflects the increase in demand for the Company's overall life cycle service offerings. Gross margin increased 18.4% to $29.0 million for the six months ended October 31, 1996 from $24.5 million for the six months ended October 31, 1995. Gross margin percentage decreased slightly to 35.6% for the six months ended October 31, 1996 from 36.3% for the six months ended October 31, 1995.

    OTHER SERVICES. Revenue increased 9.7% to $18.9 million for the six months ended October 31, 1996 from $17.3 million for the six months ended October 31, 1995 primarily due to the acquisition of Mentor Technologies, Ltd., an Ohio limited partnership (the "Mentor Partnership"). Gross margin increased 0.5% to $14.8 million for the six months ended October 31, 1996 from $14.7 million for the six months ended October 31, 1995. Gross margin percentage decreased to 78.0% for the six months ended October 31, 1996 from 85.2% for the six months ended October 31, 1995. The decline in gross margin percentage was primarily the result of the higher contribution of training and education revenue to total other services revenue.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 24.8% to $116.2 million for the six months ended October 31, 1996 from $93.1 million for the six months ended October 31, 1995. Selling, general and administrative expenses as a percentage of revenue decreased to 10.5% for the six months ended October 31, 1996 from 10.7% for the six months ended October 31, 1995.

    OPERATING INCOME. Operating income increased 53.5% to $43.2 million for the six months ended October 31, 1996 from $28.1 million for the six months ended October 31, 1995. This increase was the result of the increases in revenue, gross margin percentage, and a decrease in selling, general and administrative expenses as a percentage of revenue. Operating income as a percentage of total revenue increased to 3.9% for the six months ended October 31, 1996 from 3.2% for the six months ended October 31, 1995.

    INTEREST. Interest expense is incurred primarily on borrowings under the Company's Financing Program Agreement with IBMCC. Interest expense decreased 39.3% to $10.9 million for the six months ended October 31, 1996 from $17.9 million for the six months ended October 31, 1995 due to lower average borrowings and lower interest rates. The decline in borrowings was the result of improved cash flow from increased profitability combined with the issuance of the Trust Preferred Securities.

    TAXES. The effective tax rate for the six months ended October 31, 1996 and October 31, 1995 of 37% was different than the U.S. statutory rate of 35% due to state tax provisions.

    DISTRIBUTIONS ON CONVERTIBLE PREFERRED SECURITIES OF TRUST, NET OF TAX. In October, 1996, the Trust issued 4,025,000 Trust Preferred Securities as part of a refinancing plan to reduce its overall interest costs. Distributions on the Trust Preferred Securities accrue at an annual rate of 6 3/4% of the liquidation value of $50 per security and are included net of the tax effect on the associated Convertible Debentures in "Distributions on convertible preferred securities of trust, net of tax" in the consolidated statements of income. (See
Note 3 of Notes to Consolidated Financial Statements.)

YEAR ENDED APRIL 30, 1996 AS COMPARED TO THE YEAR ENDED APRIL 30, 1995

    PRODUCT. Revenue increased 32.9% to $1.6 billion for the year ended April 30, 1996 from $1.2 billion for the year ended April 30, 1995 as a result of the Company's successful sales and marketing efforts and strengthened market position. Gross margin increased 30.3% to $147.9 million for the year ended April 30, 1996 from $113.5 million for the year ended April 30, 1995. Gross margin percentage decreased to 9.4% for the year ended April 30, 1996 from 9.6% for the year ended April 30, 1995 due to the Company's emphasis on larger customers which resulted in lower gross margin percentages but higher sales volumes that more than offset the associated increase in distribution costs.

    PROFESSIONAL SERVICES (FORMERLY NETWORKING). Revenue increased 82.5% to $58.1 million for the year ended April 30, 1996 from $31.8 million for the year ended April 30, 1995. This increase reflects the increased customer demand for the Company's value-added PC network service offerings. Gross margin increased 75.5% to $23.0 million for the year ended April 30, 1996 from $13.1 million for the year ended April 30, 1995. Gross margin percentage decreased to 39.6% for the year ended April 30, 1996 from 41.2% for the year ended April 30, 1995 due to increased investments in systems engineers.

    LIFE CYCLE SERVICES (FORMERLY SUPPORT SERVICES). Revenue increased 5.5% to $138.4 million for the year ended April 30, 1996 from $131.2 million for the year ended April 30, 1995. This increase reflects the growth in support services related to increased product sales which more than offset a decline in repair and maintenance services attributable to improved product reliability and a shift by vendors to extended warranty programs. Gross margin decreased 10.8% to $49.1 million for the year ended April 30, 1996 from $55.1 million for the year ended April 30, 1995. Gross margin percentage decreased to 35.5% for the year ended April 30, 1996 from 42.0% for the year ended April 30, 1995, as a result of startup costs associated with newly obtained contracts.

    OTHER SERVICES. Revenue decreased 14.3% to $30.0 million for the year ended April 30, 1996 from $35.0 million for the year ended April 30, 1995. The decrease was the result of a negotiated reduction in the distribution fee from Merisel FAB and reduced demand for the Company's training services. Gross margin decreased to $24.9 million for the year ended April 30, 1996 from $28.9 million for the year ended April 30, 1995 while the gross margin percentage remained relatively constant.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 10.7% to $201.9 million for the year ended April 30, 1996 from $182.4 million for the year ended April 30, 1995. Selling, general and administrative expenses as a percentage of total revenue decreased to 11.2% for the year ended April 30, 1996 from 13.2% for the year ended April 30, 1995. This decrease is due to higher volumes of product and networking revenue that more than offset the increase in associated fixed costs as well as cost reduction efforts to consolidate administrative functions and centralize branches.

    OPERATING INCOME. Operating income increased 53.0% to $43.0 million for the year ended April 30, 1996 from $28.1 million for the year ended April 30, 1995. Operating income as a percentage of total revenue increased to 2.4% for the year ended April 30, 1996 from 2.0% for the year ended April 30, 1995 as the decrease in selling, general and administrative expenses as a percentage of total revenue more than offset the decrease in the total gross margin percentage.

    INTEREST. Interest expense is incurred primarily on borrowings to support the working capital requirements of the products line of business and the Merisel FAB distribution services agreement. Interest expense increased 10.0% to $35.8 million for the year ended April 30, 1996 from $32.6 million for the year ended April 30, 1995 due principally to higher average borrowings during fiscal year 1996 related to increased inventory levels and receivable balances as a result of the significant growth in products revenue. Interest income decreased 15.8% to $5.5 million from $6.6 million as the Company was paid in full on a significant note receivable during the first quarter of fiscal year 1996.

    TAXES. The effective tax rate for the year ended April 30, 1996 of 37.0% and 1995 of 41.0% was different than the U.S. statutory rate of 35.0% primarily due to state tax provisions.

FISCAL YEAR ENDED APRIL 30, 1995 AS COMPARED TO THE ANNUALIZED SEVEN MONTHS
  ENDED APRIL 30, 1994

    PRODUCT. Revenue increased 41.2% in 1995 from 1994, primarily because cash generated from the sale of the Company's U.S. franchise business enabled the Company to meet increased customer demand through improved product stocking levels. Gross margin increased 24.3% in 1995 from 1994 while the gross margin percentage decreased to 9.6% in 1995 from 10.9% in 1994. This decrease was the result of the Company's emphasis on larger customers which resulted in lower gross margin percentages but higher sales volumes that more than offset the associated increase in distributed costs.

    PROFESSIONAL SERVICES (FORMERLY NETWORKING). Revenue increased 89.0% in 1995 from 1994 due to a significant increase in the Company's capacity to meet increased demand for value-added networking services. This increase in capacity was a result of the Company's investments in hiring and training systems engineers in prior periods. Gross margin increased 132.4% in 1995 from 1994. Gross margin percentage increased to 41.2% in 1995 from 33.5% in 1994 as a result of the increased utilization of the Company's systems engineers.

    LIFE CYCLE SERVICES (FORMERLY SUPPORT SERVICES). Revenue decreased 0.3% in 1995 from 1994. Gross margin decreased 2.7% in 1995 from 1994. Gross margin percentage decreased to 42.0% in 1995 from 43.0% in 1994, as a result of annual wage rate increases which were not offset by increased revenue.

    OTHER SERVICES. Revenue increased 118.7% in 1995 from 1994. This increase is primarily attributable to the fees derived from the Merisel FAB distribution services agreement, which began in February 1994. Gross margin increased 126.0% in 1995 from 1994. Gross margin percentage increased to 82.5% in 1995 from 79.9% in 1994 resulting from an increase in revenue without a commensurate increase in cost of services.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 9.2% in 1995 from 1994. Selling, general and administrative expenses as a percentage of total revenue decreased to 13.2% in 1995 from 16.6% in 1994, due to the cost reduction efforts to consolidate sales administration activities and to the effect of higher volumes of product and networking that more than offset the increase in associated fixed costs.

    OPERATING INCOME (LOSS). Operating income increased to $28.1 million in 1995 from an operating loss in 1994 as the decline in selling, general and administrative expenses as a percentage of total revenue and the increase in networking gross margin percentage more than offset the decline in the products gross margin percentage.

    INTEREST. Interest expense increased 48.5% in 1995 from 1994 due principally to higher borrowings related to increased inventory levels and receivable balances as a result of the significant growth in products revenue, combined with increases in the prime rate throughout calendar 1994. Interest income during 1994 consisted primarily of earnings on a long-term note receivable. Interest income during 1995 consisted primarily of early pay discounts.

    TAXES. The effective tax rate for 1995 of 41.0% and 1994 of 40.0% was different than the U.S. statutory rate of 35.0% primarily due to the state tax provision and benefit, respectively.

ANNUALIZED SEVEN MONTHS ENDED APRIL 30, 1994 AS COMPARED TO THE FISCAL YEAR
  ENDED SEPTEMBER 30, 1993

    PRODUCT. Revenue decreased 10.1% in 1994 from 1993 primarily due to limitations on product stocking levels resulting from working capital constraints. Gross margin decreased 17.5% in 1994 from 1993. Gross margin percentage also decreased to 10.9% in 1994 from 11.8% in 1993.

    PROFESSIONAL SERVICES (FORMERLY NETWORKING). Revenue increased 7.7% in 1994 from 1993 due to the increased demand for the Company's high-end, value-added networking services. Gross margin decreased 25.0% in 1994 from 1993. Gross margin percentage declined to 33.5% in 1994 from 48.1% in 1993 as a result of costs associated with hiring and training new systems engineers in anticipation of the future growth in networking revenue.

    LIFE CYCLE SERVICES (FORMERLY SUPPORT SERVICES). Revenue decreased 8.3% in 1994 from 1993 due to the elimination by the Company of several large contracts. Gross margin decreased 1.3% in 1994 from 1993. Gross margin percentage increased to 43.0% in 1994 from 39.9% in 1993, due to higher utilization of field engineers.

    OTHER SERVICES. Revenue increased 193.7% in 1994 from 1993 due to the inclusion of fees derived from the Merisel FAB distribution services agreement. Gross margin significantly increased in 1994 from 1993. Gross margin percentage increased to 79.9% in 1994 from 46.4% in 1993 due to the implementation of the Merisel FAB distribution services agreement.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased 7.9% in 1994 from 1993. Selling, general and administrative expenses as a percentage of total revenue increased slightly to 16.6% in 1994 from 16.5% in 1993.

    OPERATING LOSS. The operating loss was significantly reduced in 1994 from 1993 as the increase in other services gross margin percentage due to the new Merisel FAB agreement more than offset the decrease in products and networking gross margin.

    INTEREST. Interest expense decreased 4.9% in 1994 from 1993. Interest income during 1994 and 1993 consisted primarily of earnings on a long-term note receivable.

    TAXES. The effective income tax rate for the seven months ended April 30, 1994 of 40.0% was different than the U.S. statutory rate of 35.0% due primarily to the state tax provision. The effective tax rate for 1993 of 26.4% was lower than the U.S. statutory rate of 34.0% primarily due to unbenefitted current year losses partially offset by state tax benefits.

QUARTERLY OPERATING RESULTS

    The following table sets forth the unaudited operating results for each of the four quarters in fiscal 1995 and fiscal 1996 and for the first two quarters of fiscal 1997. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements and includes all necessary adjustments (consisting only of normal recurring adjustments) that the Company considers necessary to present fairly such information. The table should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto incorporated by reference in this Prospectus. The Company's quarterly results have in the past been subject to fluctuations and, as a result, the operating results for any quarter are not necessarily indicative of results for any future period.

                                                                         QUARTER ENDED
                             ------------------------------------------------------------------------------------------------------
                             JULY 31,  OCT. 31,  JAN. 31,  APRIL 30,   JULY 31,  OCT. 31,  JAN. 31,  APRIL 30,   JULY 31,  OCT. 31,
                               1994      1994      1995      1995        1995      1995      1996      1996        1996      1996
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Product..................  $251,618  $289,819  $303,171  $342,784    $374,083  $389,030  $391,130  $424,055    $490,065  $463,057
  Services:
    Professional
      services.............     6,247     7,552     8,508     9,535      10,855    13,561    16,514    17,197      21,698    27,600
    Life cycle services....    32,562    32,361    32,587    33,684      33,484    34,031    34,758    36,145      38,939    42,532
    Other services.........     9,382     8,822     8,587     8,173       8,747     8,506     4,460     8,257       8,388    10,544
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
      Total revenue........   299,809   338,554   352,853   394,176     427,169   445,128   446,862   485,654     559,090   543,733
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Cost of goods sold:
  Product..................   226,040   262,745   275,011   310,083     339,883   352,433   354,876   383,212     441,593   416,616
  Services:
    Professional
      services.............     3,604     4,018     5,124     5,985       5,956     7,223    10,161    11,774      13,281    15,327
    Life cycle services....    18,754    18,933    18,425    20,029      21,061    21,940    21,683    24,603      24,454    27,984
    Other services.........     1,625     1,592     1,549     1,337       1,374     1,180     1,252     1,275       1,640     2,525
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
      Total cost of goods
        sold...............   250,023   287,288   300,109   337,434     368,274   382,776   387,972   420,864     480,968   462,452
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Gross margin...............    49,786    51,266    52,744    56,742      58,895    62,352    58,890    64,790      78,122    81,281
  Selling, general and
    administrative
    expenses(1)............    44,189    44,778    45,610    47,834      46,362    46,772    76,891    31,855      56,896    59,340
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Operating income (loss)....     5,597     6,488     7,134     8,908      12,533    15,580   (18,001)   32,935      21,226    21,941
  Interest expense, net....    (5,568)   (6,006)   (7,006)   (7,398)     (7,273)   (7,721)   (8,557)   (6,714)     (5,729)   (3,359)
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Income (loss) before income
 taxes and distributions on
 convertible preferred
 securities of trust.......        29       482       128     1,510       5,260     7,859   (26,558)   26,221      15,497    18,582
  Income tax benefit
    (provision)............       (12)     (197)      (52)     (620)     (1,946)   (2,908)    9,827    (9,700)     (5,734)   (6,875)
  Distributions on
    convertible preferred
    securities of trust,
    net of tax.............     --        --        --        --          --        --        --        --          --         (629)
  Gain on disposal of
    discontinued
    businesses.............     --        --        --        --          --        --        9,194     --          --        --
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Net income (loss)..........  $     17  $    285  $     76  $    890    $  3,314  $  4,951  $ (7,537) $ 16,519    $  9,763  $ 11,078
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Earnings (loss) per
 share:(2)
  Continuing operations....  $  --     $   0.01  $  --     $   0.03    $   0.10  $   0.15  $  (0.53) $   0.44    $   0.23  $   0.26
  Discontinued
    operations.............     --        --        --        --          --        --         0.29     --          --        --
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Total earnings (loss) per
 share.....................     --     $   0.01     --     $   0.03    $   0.10  $   0.15  $  (0.24) $   0.44    $   0.23  $   0.26
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------

                                                               AS A PERCENTAGE OF TOTAL REVENUES
                             ------------------------------------------------------------------------------------------------------
                             JULY 31,  OCT. 31,  JAN. 31,  APRIL 30,   JULY 31,  OCT. 31,  JAN. 31,  APRIL 30,   JULY 31,  OCT. 31,
                               1994      1994      1995      1995        1995      1995      1996      1996        1996      1996
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Revenue:
  Product..................     83.9%     85.6%     85.9%     87.0%       87.6%     87.4%     87.5%     87.3%       87.7%     85.2%
  Services:
    Professional
      services.............      2.1%      2.2%      2.4%      2.4%        2.5%      3.0%      3.7%      3.5%        3.9%      5.1%
    Life cycle services....     10.9%      9.6%      9.2%      8.5%        7.8%      7.6%      7.8%      7.4%        7.0%      7.8%
    Other services.........      3.1%      2.6%      2.4%      2.1%        2.0%      1.9%      1.0%      1.7%        1.5%      1.9%
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
      Total revenue........    100.0%    100.0%    100.0%    100.0%      100.0%    100.0%    100.0%    100.0%      100.0%    100.0%
Cost of goods sold:
  Product..................     75.4%     77.6%     77.9%     78.7%       79.6%     79.2%     79.4%     78.9%       79.0%     76.7%
  Services:
    Professional
      services.............      1.2%      1.2%      1.5%      1.5%        1.4%      1.6%      2.3%      2.4%        2.4%      2.8%
    Life cycle services....      6.3%      5.6%      5.2%      5.1%        4.9%      4.9%      4.9%      5.1%        4.4%      5.1%
    Other services.........      0.5%      0.5%      0.4%      0.3%        0.3%      0.3%      0.3%      0.3%        0.3%      0.5%
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
      Total cost of goods
        sold...............     83.4%     84.9%     85.1%     85.6%       86.2%     86.0%     86.8%     86.7%       86.0%     85.1%
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Gross margin...............     16.6%     15.1%     14.9%     14.4%       13.8%     14.0%     13.2%     13.3%       14.0%     14.9%
  Selling, general, and
    administrative
    expenses...............     14.7%     13.2%     12.9%     12.1%       10.9%     10.5%     17.2%      6.6%       10.2%     10.9%
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Operating income (loss)....      1.9%      1.9%      2.0%      2.3%        2.9%      3.5%    (4.0)%      6.8%        3.8%      4.0%
  Interest expense, net....    (1.9)%    (1.8)%    (2.0)%     (1.9)%     (1.7)%    (1.7)%    (1.9)%     (1.4)%     (1.0)%    (0.6)%
Income (loss) before income
 taxes and distributions on
 convertible preferred
 securities of trust.......      0.0%      0.1%      0.0%      0.4%        1.2%      1.8%    (5.9)%      5.4%        2.8%      3.4%
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
  Income tax benefit
    (provision)............    (0.0)%    (0.1)%    (0.0)%     (0.2)%     (0.5)%    (0.7)%      2.2%     (2.0)%     (1.0)%    (1.3)%
  Distributions on
    convertible preferred
    securities of trust,
    net of tax.............     --        --        --        --          --        --        --        --          --       (0.1)%
  Gain on disposal of
    discontinued
    businesses.............     --        --        --        --          --        --         2.1%     --          --         -- %
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
Net income (loss)..........      0.0%      0.1%      0.0%      0.2%        0.8%      1.1%    (1.7)%      3.4%        1.7%      2.0%
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------
                             --------  --------  --------  ---------   --------  --------  --------  ---------   --------  --------

------------------------------

(1) During the third quarter of fiscal year 1996, the Company recorded a $31.1 million provision against its extended credit due from Merisel FAB. In the fourth quarter of fiscal year 1996, the Company reversed $15.6 million of this provision.

(2) Earnings per share give effect to the conversion of all outstanding shares of Preferred Stock and Class B Common Stock into Company Common Stock and the exchange of all outstanding warrants for shares of Company Common Stock in connection with the Company's IPO as if the conversion had occurred at the later of the beginning of fiscal year 1995 or the issuance date. Earnings per share are calculated based upon the weighted average number of shares of Company Common Stock and dilutive Company Common Stock equivalents outstanding in each quarter. Consequently, the sum of the quarterly earnings per share does not necessarily equal the year-to-date earnings per share.

    The Company's quarterly revenues and operating results have varied significantly in the past and will likely continue to do so in the future. Quarterly revenues and operating results may fluctuate as a result of the demand for the Company's products and services, the introduction of new hardware and software technologies offering improved features, the introduction of new services by the Company and its competitors, changes in the level of operating expenses, the timing of major service projects, inventory adjustments, competitive conditions and economic conditions generally. In particular, the Company's operating results are highly sensitive to changes in the mix of the Company's product and service revenues, product margins and interest rates. Further, the purchase of the Company's products and services generally involves a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the Company's operating results are subject to a number of significant risks over which the Company has little or no control, including customers' technology life cycle needs, budgetary constraints and internal authorization reviews. In addition, the Company historically has experienced significant revenue fluctuations because of shortages of supply from certain vendors. Shortages of supplies from vendors have previously occurred due primarily to credit limitations placed on the Company. Future limitations of credit by vendors could materially adversely affect the Company. In addition, the general availability of certain products, particularly state of the art computing and data communications products, is occasionally restricted. While the Company has not experienced significant product supply shortages, other than due to credit restrictions as described above, any such product supply shortages in the future could have a material adverse effect on the Company. Because revenues are recognized upon the shipment of products to the customer, revenues from product sales in any quarter are substantially dependent on orders shipped in any given quarter. The Company is increasing its fixed operating expenses, including a significant increase relating to additional personnel, based on anticipated revenue growth in its professional services and life cycle services. The Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected revenue shortfall, which could adversely affect operating results. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. It is possible that in certain future quarters, the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has utilized its line of credit with IBMCC and its operating profits as well as cash proceeds from the issuance of Company Common Stock and the sale of its franchise business to fund its significant revenue growth and working capital requirements, to make payments on its long-term debt and to purchase capital equipment.

    The Company currently has a $275 million line of credit under the Financing Program Agreement with IBMCC. At October 31, 1996, the Company had $245.7 million outstanding under this facility (at which time the facility provided $300 million in available credit) of which $130.1 million is included in accounts payable and $115.6 million is classified as short-term borrowings. Borrowings under the line of credit are subject to certain borrowing base limitations and are secured by portions of the Company's inventory, accounts receivable and certain other assets. The line of credit currently has a term expiring October 31, 1997 and is renewable thereafter for successive six-month periods. IBMCC may terminate the line of credit at any time upon 90 days' notice to the Company. In the event of such termination, the outstanding borrowings under the Financing Program Agreement mature at the end of the term of the line of credit. As of October 31, 1996 amounts borrowed under the line of credit bear interest at prime minus 0.50%.

    As a result of improved profitability and decreases in accounts receivable, partially offset by increases in inventory levels and decreases in accounts payable, the Company's operating activities provided cash of $15.4 million for the six months ended October 31, 1996. The decrease in receivables is primarily the result of payments received on the Company's accounts receivable from Merisel FAB. The decrease in accounts payable is a result of significant early pay vendor discounts taken October 1996.

    During the six months ended October 31, 1996, the Company used cash of $35.6 million (net of cash acquired) to purchase the Dataflex Regions and $173.6 million to repay amounts borrowed under its Financing Program Agreement with IBMCC. During this period, the Company also used cash of $7.2 million for capital expenditures and plans to make additional significant investments in its automated systems and its capital equipment throughout the remainder of fiscal year 1997.

    In January 1994, the Company sold certain assets and liabilities of its U.S. franchise business to Merisel FAB for $80.2 million in cash plus additional contingent consideration. In February 1996, the

Company received an additional $14.6 million from the sale in settlement of the contingent consideration. Pursuant to its distribution and services agreement, the Company continues to supply product to Merisel FAB for which it earns a monthly distribution fee. Approximately 40% of the Company's inventory shipments by dollar volume are made to fulfill the Company's obligations under the distribution services agreement. Pursuant to such agreement, Merisel FAB is obligated to pay the Company for its daily purchases within two business days.

    In March 1996, the Company completed its IPO selling 9,215,770 shares of Company Common Stock and raising $83.4 million after selling expenses and underwriting discounts and commissions. The Company used the proceeds of the offering primarily to repay amounts borrowed under the line of credit with IBMCC.

    Effective May 24, 1996, the Company acquired substantially all of the assets and liabilities previously associated with the business operations of Dataflex Corporation known as the Dataflex Western and Southwest Regions. The Company paid $37.0 million against an estimated purchase price of $42.0 million. The purchase price is subject to certain post-closing adjustments. In addition, the Company has recently consummated certain other acquisitions, including the Transactions. See "Recent Developments." Management of the Company intends to actively pursue the acquisition of other companies that sell products and services that either complement or are expected to expand its existing business. One or more of such acquisitions could require a substantial cash investment by the Company. See "Risk Factors-- Acquisitions."

    During October 1996, the Company and the Trust consummated the offering of 4,025,000 Trust Preferred Securities representing preferred undivided beneficial interest in the assets of the Trust to the Initial Purchasers (as herein defined) who then immediately sold such Trust Preferred Securities in transactions exempt or excluded from registration under the Securities Act. The aggregate net proceeds to the Company from the offering of the Trust Preferred Securities totaled $194.5 million after selling expenses, discounts and commissions. The Company used all of the proceeds to reduce its outstanding indebtedness to IBMCC. See "Recent Developments."

    Effective December 20, 1996, the Company consummated a revolving funding trade receivables securitization facility (the "Securitization Facility") which provides the Company with up to $175 million in available credit. See "Recent Developments." Immediately after establishing the Securitization Facility, the Company obtained $130.5 million in proceeds therefrom of which $105.5 million was used to repay a portion of the IBMCC indebtedness. The remaining availability under the Securitization Facility is intended to be used for general corporate purposes and for potential future acquisitions of, or investments in, one or more businesses of the Company.

    The Company believes that cash generated from operations and the Securitization Facility, together with its existing credit facilities, will be sufficient to meet its cash requirements through at least the end of fiscal 1998.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS." SEE "SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

    The Company is a leading provider of services and products designed to build and manage PC network infrastructures primarily for Fortune 1000 companies and other large enterprises. The Company provides customized, integrated solutions for its customers' distributed computing networks by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing PCs, network products, computer peripherals and software from a variety of vendors. These integrated solutions are designed to support the customer's client/server environments throughout its life cycle. The Company refers to these solutions as "Life Cycle Management." Life Cycle Management integrates the offerings of design and consulting, acquisition and deployment, operation and support, and enhancement and migration.

    The Company believes that its customers require increasingly sophisticated PC network systems and support infrastructures. The Company seeks to satisfy these requirements while seeking to minimize its customers' internal staff requirements and systems development risk. The Company enhances the delivery of its services and products with automated systems, such as the Vanstar Navigator, and process methodologies, such as Horizon, to analyze, design and manage its customers' PC network infrastructures better. The Company's goal is to reduce the labor component of the management of the life cycle of the PCs and related network systems and thereby increase efficiency, reduce costs and make systems more reliable and easier to use for every customer.

INDUSTRY

    Large organizations are becoming increasingly dependent on information technology to compete effectively in today's global markets. Organizations are re-engineering their businesses and are using microcomputer-based network technology to enhance productivity. Distributed network solutions provide dramatic computing performance relative to their price. PC networks increase speed and flexibility and provide improved functionality to end users. Achieving the optimal automation solution, however, is challenged by the complexity of the distributed network environment and the lack of trained resources to design, deploy and support networks.

    The decision-making process that organizations face when planning, selecting and implementing information technology solutions is growing more complex. Organizations must select from numerous product options with shortening life cycles. Networks are typically comprised of PCs, peripherals, communications devices and software. Large enterprises must continually integrate the diverse PC environments that have been developed internally. Enterprises must design new networks, and upgrade and migrate to new systems. Although PC networks enhance business productivity, they typically present complex management problems and increased administrative costs. According to The Gartner Group, a leading information technology research firm, the total cost of ownership of a PC over five years may be as much as five times the initial capital expense. In addition, the shortage of qualified information technology personnel limits many organizations' ability to capitalize on the latest technologies. These organizations find it increasingly difficult and costly to maintain the internal infrastructure needed to support their networks. Since many businesses do not consider the internal management of their technology infrastructure to be a core business activity, companies increasingly seek to outsource the management and support of their PC network infrastructure.

    The Company believes that no other company in the marketplace today offers customers a sufficient range of integrated PC network solutions. Many service providers, including systems integrators, consulting firms and those emerging from the traditional mainframe environment, offer limited services, lack the capacity to support large widespread enterprises, or focus primarily on non-infrastructure services. Value-added resellers typically have a regional focus or do not offer a broad line of products and services. They often are too small to service the complex network requirements of the large multi-site customer.

    The Company believes that the key criteria which businesses consider when evaluating PC network integration service providers include the provider's ability: (i) to deliver one integrated solution spanning the PC network's life cycle; (ii) to supply multi-vendor network products customized to specific end-user demands; and (iii) to provide services on a national and international basis.

THE VANSTAR SOLUTION

    The Company's product and service offerings span the life cycle of the PC network infrastructure. The Company provides customized, integrated solutions for the network infrastructure needs of its customers by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing products from a variety of vendors. The Company believes that a single source solution enables customers to use fewer vendors, and provides tighter integration, lower costs, fewer errors, and greater management control. The Company has built substantial resource depth in all service areas and offers its integrated services on a nationwide basis.

    The Company believes that its customers are demanding increasingly sophisticated PC network systems and support infrastructures. The Company seeks to satisfy these requirements while minimizing its customers' internal staff requirements and systems development risk. The Company enhances the delivery of its services and products with automated systems that utilize open architecture and are expandable. The Company believes that significant efficiency can be gained by capturing data at the point of origin and controlling that data throughout the life cycle. The Company also uses automation to give its customers greater control over order management and provision of services. The Company's automated systems permit direct links between the customer and the Company, which the Company believes results in more efficient and faster delivery of products and services at a lower overall cost. For example, the Vanstar Navigator provides an easy-to-use customer interface for self-service order management. The Vanstar Navigator connects to the Vanstar Cockpit, which provides the Company's customer service representatives with real-time product availability, pricing and customer-specific account information. Another example is the Company's NOVA system, a service delivery system developed by the Company for the management of many of the Company's services: systems engineering, help desk, dispatch, repair, installation, moves/adds/changes and asset management. NOVA is designed to reduce costs, to improve billing procedures to capture additional revenue, and to improve resource utilization in delivering the Company's support services. The Company expects to fully implement NOVA during the fourth quarter of fiscal 1997. The Company believes that its automated systems significantly enhance its ability to satisfy its customers' needs.

STRATEGY

    The Company's objective is to continue to be a leading provider of a complete range of PC network infrastructure products and services to large businesses throughout the world. The Company now offers a full array of services including design and consulting, acquisition and deployment, operation and support, and enhancement and migration. To achieve its objective, the Company believes it must:

LEVERAGE ITS BROAD CUSTOMER BASE

    The Company has approximately 300 current customers who purchased products and services totaling at least $1 million during fiscal year 1996. Preserving and enhancing its relationship with these customers is the Company's first priority. In support of this effort, the Company recently brought its Starbase Account Management system on-line. Starbase is an extensive database of customer information that can be integrated with external data to pinpoint opportunities for application of the Company's Life Cycle Management program.

DEVELOP AND ENHANCE VALUE-ADDED SERVICES

    The Company believes that opportunities exist to increase its operating margins by increasing the range of value-added services that it currently offers its customers. The market for outsourced PC network services is expected to grow at a compound annual rate of approximately 14%. These services are typically sold at higher margins than more traditional services, such as product procurement or repair and maintenance. The Company has developed expertise and solutions in a number of value-added market segments, and will continue to develop new services using its Horizon development methodology. The Company also works with its suppliers, many of which provide leading technologies, to develop new services. For example, the Company provides services to integrate Microsoft Windows NT and Microsoft BackOffice into the Company's customers' environments. The Company believes its relationship with Microsoft enhances its knowledge base and expertise. The Company continually evaluates and pursues opportunities to acquire technology and other resources that will enhance and extend the reach of its value-added service offerings. The Company believes numerous opportunities will exist in the future to acquire service providers who complement its existing network services business.

EXPAND ITS WORLDWIDE SERVICE CAPABILITIES

    The Company believes that in addition to being in all major United States markets, it must also expand its global offerings. To expand its global presence, the Company is implementing a program that overlays the Company's systems and processes onto the service delivery and product distribution capabilities of Groupe Bull, a European-based global computer and computer services company, and Ingram Micro, an international computer products distributor. This integrated program will provide to the Company's U.S.-based multinational customers a common management interface covering the Company performed services in the United States or services from the Company or its alliance partners in other countries.

MAINTAIN A FOCUSED ACQUISITION STRATEGY

    In order to maintain its position as a leading provider of PC network infrastructure solutions to large businesses, the Company believes that expansion through acquisitions, as well as internal growth, will be necessary. Accordingly, the Company has consummated and expects to continue to pursue the acquisition of companies that sell products and services that either complement or expand its existing business. See "Risk Factors--Acquisitions" and "Recent Developments."

PRODUCTS AND SERVICES

    The Company combines a full suite of products and services to deliver custom, integrated solutions for the PC network infrastructure requirements of its customers. The Company combines value-added services with its expertise in sourcing and distributing products from a variety of vendors to provide network integration solutions. These integrated Life Cycle Management solutions are designed to support the PC network infrastructure throughout its life cycle. Life Cycle Management integrates the offering of design and consulting, acquisition and deployment, operation and support, and enhancement and migration. The Company offers each service as a discrete service or as part of an integrated Life Cycle Management program. The Company believes that proper planning and management are essential to providing quality service and to attaining customer satisfaction. Through planning and management, the Company seeks to optimize solutions at any point in the PC network life cycle.

DESIGN AND CONSULTING SERVICES

    The Company offers network design and consulting services that address the PC network life cycle. For network design, the Company uses a five-step methodology to assist customers in selecting, designing, planning and executing a network project: discovery, current state definition, requirements definition, solution design, and implementation planning. The Company employs national consulting teams, such as its Enterprise Communications Consulting Group, which provides expertise in cabling systems design, hubbing architecture, bridging/routing/switching systems, wide area transport and network management. Other teams have expertise in process-mapping and re-engineering for outsourcing PC life cycle manage-ment, asset management and disaster recovery planning.

ACQUISITION AND DEPLOYMENT SERVICES

    The Company's network deployment services include product procurement, configuration, distribution, installation, cabling and connectivity.

    The Company sources PCs, servers, network products, computer peripherals and software to equip the network environment. The Company provides products from over 1,000 vendors, including Compaq Computer Corporation, International Business Machines Corporation ("IBM"), Hewlett-Packard Company, Apple Computer, Inc., Sun Microsystems, Inc., Microsoft Corporation, Novell, Inc., Lotus Development, Cisco Systems, 3Com Corporation and Bay Networks, Inc. The Company is authorized to sell a wide variety of network products, including servers, desktop and mobile systems, bridges, routers, hubs and concentrators, operating systems, applications, groupware and electronic mail products. The Company provides a single point of contact for customers to place and track all product orders. The Company's customer support groups in Indianapolis, Indiana and Pleasanton, California provide complete order management services from quotation to order processing, order tracking and fulfillment.

    The Company has centralized its configuration and distribution facilities in two highly-automated distribution centers located in Indianapolis, Indiana and Livermore, California. The distribution facilities handle product receiving, warehousing, central configuration, testing, order handling and shipping. The Company ensures timely and reliable network equipment integration by providing and coordinating a number of deployment services such as set-up, installation, cabling, server connection and testing.

OPERATION AND SUPPORT SERVICES

    The Company offers a variety of network operation and support services, including moves, adds and changes, repair and maintenance, help desk and network monitoring and asset management. With the acquisition of CDS, the Company has expanded its offering of outsourcing services to clients.

    The Company installs additional hardware and software to increase the capacity of, or otherwise upgrade, existing products and systems. Generally, moves, adds and changes assist customers in avoiding the costs associated with acquiring new systems.

    The Company offers repair and maintenance services, including extended warranty service, depot repair and preventive maintenance. These services are designed to minimize product failures and to extend the useful life of equipment. On all products for which the Company is authorized to provide warranty coverage, the Company offers its customers extended warranty service on standard manufacturer configurations and optional components, up to 24 hours per day, 365 days per year, anywhere in the United States within 100 miles of any of the Company's approximately 100 service locations.

    The Company offers help desk support through its Field Sales and Service Operations Center located in Roswell, Georgia. Help desk support is available for all major software applications and operating systems, including network software. Help desk support can also troubleshoot problems for all major hardware products. Customers access the help desk via a toll-free number. Support is available up to 24 hours per day, 7 days per week. The Company's help desk support group utilizes a call management system to track customer calls, to provide help desk with professionals on-line access to support standards, and to maintain a technical support database. The Company's help desk offerings can be delivered either from its Service Operations Center or from an on-site facility established at a customer's location. The Company also provides remote LAN monitoring and administration services.

    The Company provides asset management services. The Company's asset management system captures and maintains detailed information about a customer's installed base of PC hardware and software assets, and about all subsequent service events related to those assets. It generates reports and schedules through an end-user interface. The Company can provide a detailed analysis of the installed base for use in managing asset costs.

ENHANCEMENT AND MIGRATION SERVICES

    The Company offers enhancement and migration services to optimize the use of information technology by its customers and reduce the cost and disruption of changing technology platforms. The Company's tools and methods can migrate the customer to new hardware and software platforms. These comprehensive tool kits detail the full life cycle processes and procedures for planning and implementing a migration project. Two of the Company's programs help customers migrate to Windows 95 and Windows NT.

EDUCATION SERVICES

    The Company's training and education services include a nationwide offering of instructor-led and computer-based, self-paced training ("CBT") at both the introductory and more advanced levels, and covering operating systems, networking, electronic mail and personal productivity software. Through mobile classrooms and a combination of CBT training with phone-based instructor support, the Company can optimize delivery of education. The Company is a Microsoft Authorized Technical Education Center, providing training for Microsoft Windows 95, Windows NT, and BackOffice. Effective September 4, 1996, the Company consummated the acquisition of the Mentor Partnership. Management of the Company anticipates that this acquisition will strengthen the Company's ability to offer training and education services in Ohio and throughout the upper midwestern United States.

AUTOMATED SYSTEMS, PROCESS METHODOLOGIES AND TECHNICAL PERSONNEL

    The Company enhances its service delivery with customized automated systems which utilize open architecture and enable the Company's customers to change the processes they use to manage their PC network support infrastructures, thereby reducing cost and managing complexity. The Company believes efficiency can be gained by capturing data at its point of origin and managing that data throughout the life cycle. The Company believes that full life cycle automation increases efficiency and reduces touch costs. Process methodologies allow the Company to analyze, design and manage the PC network environment better. In addition to the Company's systems and methodologies, the Company believes that expert technical and consulting personnel are fundamental to its ability to deliver complete network life cycle solutions.

AUTOMATED SYSTEMS

    The Company has invested significant resources to automate its internal service delivery systems and developing electronic links between the Company's systems and its customers' systems. The Company believes that these systems reduce costs, enhance service quality and improve reporting. The automated systems include the Vanstar Navigator, Cockpit, DCMS, FLEX and Tracker, and NOVA. The Company uses electronic links, including Electronic Data Interchange, to connect to customers' systems.

    THE VANSTAR NAVIGATOR. The Vanstar Navigator is an order management system designed to give customers access to information about products available from the Company. The Vanstar Navigator can be installed on either a single PC or in a multi-user environment at the customer's site. The Vanstar Navigator provides customers with detailed information on product pricing and availability, and can generate quotes, purchase orders, order status, invoice history, on-line help and toll-free telephone support. With the Vanstar Navigator, customers can place and track orders themselves.

    COCKPIT. The Company's customer service representatives use the Company's order management system, called Cockpit, to generate quotes and to enter and track product orders. Cockpit provides real-time product availability and pricing information, and maintains detailed, customer-specific account information, including account history, standard product configurations, special pricing, locations, authorized purchasing personnel and credit limits.

    DCMS, FLEX AND TRACKER. The Company's Distribution Center Management System ("DCMS") and its FLEX systems operate the Company's automated distribution and configuration centers located in Indianapolis, Indiana, and Livermore, California. DCMS and FLEX manage the flow of orders through the distribution process and provide the on-line information necessary to configure systems to customers' standards. Operating on a LAN, DCMS assigns a unique barcode fingerprint to each SKU as it arrives. Warehouse staff use radio frequency, hand-held devices to manage and track the movement of product orders through the centers. The Company's Tracker system tracks each package from the warehouse to the customer site. The Company's distribution centers are colocated with Federal Express depots. The Company's systems are integrated with Federal Express' systems, providing complete point-to-point delivery and tracking.

    NOVA. The Company has developed NOVA, a service delivery system for the management of its systems engineering, help desk, dispatch, repair, installation, moves/add/changes and asset management service offerings. The Company expects to fully implement NOVA during the fourth quarter of fiscal 1997. NOVA's resource allocation system is designed to ensure that the appropriate technical personnel are available to respond to customer service calls. Service calls placed by customers are received through the Company's First Touch program. NOVA automatically determines which field engineer is available and sends all relevant customer information to the field engineer through a field computing device via radio. NOVA is backed by more than 50 strategic parts stocking locations in the United States; spare parts can be delivered the same day or shipped overnight to either the customer location or the field service engineer. The Company believes that NOVA will result in increased customer network uptime, more accurate matching of parts and field service engineer skills to service needs, more accurate and comprehensive information management, and lower costs.

    ELECTRONIC LINKS. In order to create a cooperative service environment, the Company uses electronic links to connect its systems to its customers' systems through Electronic Data Interchange, the Internet or through private Wide Area Networks.

PROCESS METHODOLOGIES

    The Company believes that the complex and sometimes unpredictable technical environment and the customization required by customers contribute to the variability of service delivery requirements. To manage this complexity, the Company uses several methods for capturing, codifying and disseminating organizational knowledge to individuals in the field. Using Horizon, its professional service development process, the Company has developed a series of tool kits to provide standards and solutions for common network problems plus tools for solving unique problems. Lotus Notes is the primary vehicle used by the Company for electronic delivery of systematized procedures and processes. The Company also employs flexible process-mapping, just-in-time training and knowledge-based management techniques.

TECHNICAL PERSONNEL

    The Company employs over 3,900 technical professionals in the United States. The Company expanded its systems engineering force from approximately 200 in March 1994 to approximately 1,400 in

December 1996. The technical personnel are both client dedicated and centrally dispatched, and provide service either on a contract basis or a project basis. The Company is also developing groups of technical professionals who specialize in the areas of operations, methods and practices, process management and consulting. The Company's engineering staff is certified in the major network operating systems and has experience with LAN and WAN networking products and protocols. The Company supports major network operating systems, including Microsoft Windows NT and BackOffice, Novell NetWare, IBM LAN Server and AppleShare. In May 1995, the Company entered into an agreement with Microsoft Corporation pursuant to which the Company hired a substantial number of systems engineers to support Microsoft's BackOffice and Windows NT networking products.

CUSTOMERS

    The Company's broad customer base of primarily Fortune 1000 companies and other large enterprises includes, among others, the following, all of which purchased products and services in excess of $1.0 million during the fiscal year ended April 30, 1996 from the Company:

CUSTOMER NAME                                                            INDUSTRY
-----------------------------------------------------------  ---------------------------------
Aluminum Company of America                                  Manufacturing
American Greetings Corporation                               Manufacturing
Autodesk Inc.                                                Software
BellSouth Corporation                                        Telecommunications
Charles Schwab and Company Inc.                              Financial Services
Cigna Corporation                                            Insurance
Duke Power Company                                           Utility
Federal Express Corporation                                  Transportation
Florida Power & Light Company                                Utility
Ford Motor Company                                           Manufacturing
Hoechst Celanese Corporation                                 Chemicals
Hoffmann-La Roche Inc.                                       Pharmaceuticals
Integrated Systems Solutions Corporation                     Computer Services
International Business Machines Corporation                  Computers
International Paper Company                                  Forest Products
Lehman Brothers Inc.                                         Financial Services
Liberty Mutual Insurance Group                               Insurance
Lotus Development Corporation                                Software
MIC Communications Corporation                               Telecommunications
Microsoft Corporation                                        Software
Mobil Oil Corporation                                        Oil/Gas
Motorola Inc.                                                High Technology
Owens-Corning Fiberglass Corporation                         Manufacturing
Phoenix Newspapers Inc.                                      Publishing
Praxair Inc.                                                 Manufacturing
Sedgwick James Inc.                                          Insurance
Signet Banking Corp.                                         Financial Services
Sony Music Entertainment Inc.                                Entertainment
State of New Jersey                                          State Government
Sybase Inc.                                                  Software
The Equitable Companies Inc.                                 Insurance
United Technologies Corporation                              Aerospace and Manufacturing
UNUM Corporation                                             Insurance

    During the fiscal years ended April 30, 1995 and 1996 and during the fiscal quarter ended October 31, 1996, Microsoft Corporation accounted for 10.8%, 12.0% and 12.6% of the Company's total revenues, respectively.

MARKETING AND SALES

    The Company markets its PC network Life Cycle Management services by targeting executives of large enterprises who have information technology decision-making authority. As of December 31, 1996, the Company's domestic sales network consisted of over 800 field sales and service representatives. The Company's direct sales force is comprised of account managers and technical sales personnel. The Company's account manager force is responsible for prospecting new business, maintaining and expanding relationships with current customers, and ensuring customer satisfaction. Technical sales personnel provide the technical expertise to support and supplement the sales effort. To improve sales productivity, the Company equips its sales organization with sales force automation tools that provide them with a complete suite of marketing and account management tools. These tools reduce the sales representatives' physical dependence on the branch offices, allowing the Company to operate a virtual office environment while sharing information across multiple departments.

COMPETITION

    The markets in which the Company operates are characterized by intense competition from several types of technical service providers, including mainframe and mid-range computer manufacturers and outsourcers entering the personal computer services marketplace. These include Digital Equipment Corporation Multi-Vendor Services, Electronic Data Systems Corporation, Hewlett-Packard Company Multi-Vendor Services and Integrated Systems Solution Corporation. Other competitors include VARs, systems integrators and third-party service companies, such as AmeriData Technologies, Inc., CompuCom Systems, Inc., DecisionOne, Entex Information Services, InaCom Corp., MicroAge, Inc. and TSS. The Company expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of the Company's current and potential competitors have greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their services than the Company.

LEGAL PROCEEDINGS

    Various legal actions arising in the normal course of business have been brought against the Company and certain of its subsidiaries. Management believes that the ultimate resolution of these actions will not have a material adverse effect on the Company's financial position or results of operations, taken as a whole.

EMPLOYEES

    As of December 31, 1996, the Company had approximately 5,600 employees. The Company has never experienced a work stoppage and its employees are not covered by a collective bargaining agreement. The Company believes that its relations with its employees are good.

PROPERTIES

    The Company leases approximately 134,475 square feet of office space for its headquarters in Pleasanton, California, under a lease expiring in January 1998. The Company has signed an agreement to extend the lease for 89,000 of the 134,475 square feet until 2006. In June 1996, the Company sold its approximately 180,000 square foot distribution center in Indianapolis, Indiana. Following the sale of the facility, the Company leased back the premises through April 1997 for use during the construction of a new, approximately 400,000 square foot build-to-specification distribution center in Indianapolis, Indiana with occupancy targeted for May 1997. The lease on the new facility will expire in April 2007. In June 1996, the Company reduced the amount of space leased in its additional and separate warehouse facility in Indianapolis, Indiana from 129,000 square feet to approximately 64,000 square feet and extended the lease on the property through February 2007. In addition, the Company leases an approximately 192,000 square foot distribution center and an approximately 29,000 square foot return center in Livermore, California, an approximately 52,000 square foot repair facility in Wharton, New Jersey, and approximately 137,000 square feet of office space in the Roswell and Atlanta areas of Georgia. The lease for the Livermore, California, distribution center expires in September 1999; the lease for the Livermore, California, return center expires in September 1999; the lease for the Wharton, New Jersey, premises expires in March 2004, subject to one five-year option to renew held by the Company; and the lease for the Roswell, Georgia, premises expires in May 1998. The Company leases other properties that it does not consider material to its operations. The Company believes that its facilities are suitable and adequate for its present operations.

                              RECENT DEVELOPMENTS

ACQUISITION OF DATAFLEX REGIONS

    Effective May 24, 1996, the Company, through a wholly-owned subsidiary, acquired certain of the assets and assumed certain of the liabilities of Dataflex and of Datalfex's wholly-owned subsidiary, Dataflex Southwest Corporation. The assets acquired and liabilities assumed comprise substantially all of the assets and liabilities previously associated with the business operations of Dataflex known as the Dataflex Western Region and Dataflex Southwest Region. The two Dataflex Regions offer PC product distribution, service and support in the states of Arizona, California, Colorado, Nevada, New Mexico, and Utah and reported revenues of approximately $145 million for the fiscal year ended March 31, 1996. The purchase price of the assets and businesses acquired from Dataflex was approximately $42.0 million, subject to certain post-closing adjustments. Of this amount, the Company paid approximately $37.0 million in cash on May 29, 1996, with the remainder due following the completion of an audit of the assets acquired and the liabilities assumed as of May 31, 1996 and the completion of certain other post-closing matters.

AGREEMENT WITH DONALDSON, LUFKIN & JENRETTE FOR PAYMENT AGAINST MERISEL
  RECEIVABLES

    On May 24, 1996, the Company and Donaldson, Lufkin & Jenrette Securities Corporation entered into an agreement pursuant to which the Company received $15.6 million in exchange for providing Donaldson, Lufkin & Jenrette Securities Corporation the right to receive an aggregate of $20 million in payments during May, June and July of 1997 out of the amounts collected from receivables owed to the Company by Merisel FAB under the distribution and services agreements dated as of January 31, 1994, as amended, between the Company and Merisel. The Company will continue to receive the related interest income from the Merisel receivables.

ACQUISITION OF MENTOR TECHNOLOGIES, INC.

    Effective September 4, 1996, the Company consummated the acquisition of the Mentor Partnership by merging (the "Mentor Merger") each of Mentor Technologies, Inc., an Ohio corporation and the sole general partner of the Mentor Partnership ("Mentor"), and Cybernetics Tutor, Inc., an Ohio corporation and sole limited partner of the Mentor Partnership ("Cybernetics"), with and into VST Midwest, Inc., a Delaware corporation and wholly-owned subsidiary of the Company. A total of 300,000 shares of Company Common Stock (having an aggregate value on the closing date of approximately $6.04 million) were issued in connection with the Mentor Merger. Of these shares 27,000 shares of Company Common Stock will be held in escrow until March 3, 1997 to satisfy certain indemnification obligations of Mentor, Cybernetics and the Mentor Partnership. Any shares of Company Common Stock remaining at the termination of the escrow will be distributed pursuant to the terms of the merger agreement executed in connection with the Mentor Merger. The Mentor Partnership designs, develops and implements instructional programs to educate and familiarize individuals and corporations with computers and computer software. Management of the Company anticipates that this acquisition will strengthen the Company's ability to offer training and education services in Ohio and throughout the upper midwestern United States. For the calendar year ended December 31, 1995, the Mentor Partnership had revenues of approximately $5.5 million.

THE TRUST OFFERING

    During October 1996, the Trust, a statutory business trust formed under the laws of the State of Delaware by the Company as sponsor, issued 4,025,000 Trust Preferred Securities representing preferred undivided beneficial interests in the Trust. The Trust Preferred Securities were originally sold by Robertson, Stephens & Company LLC, Alex. Brown & Sons Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and The Robinson-Humphrey Company, Inc. (collectively, the "Initial Purchasers") in transactions exempt from the registration requirements of the Securities Act, to persons believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A of the Securities Act), to "institutional accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or outside the United States to non-U.S. persons in off-shore transactions in reliance on Regulation S promulgated under the Securities Act. The Company owns all of the common securities representing undivided beneficial interests in the Trust (the "Trust Common Securities"). The Trust was established for the specific purpose of issuing the Trust Preferred Securities and the Trust Common Securities and investing the gross proceeds derived therefrom in an equivalent principal amount of the Convertible Debentures issued by the Company. This offering of Trust Preferred Securities and Trust Common Securities and the related issuance of Convertible Debentures (the "Trust Offering") resulted in aggregate proceeds to the Company of $194.5 million (net of Initial Purchasers' discounts and estimated offering expenses of $6.7 million) which were used by the Company to reduce its outstanding indebtedness to IBMCC under the Financing Program Agreement. Upon an event of default under the Amended and Restated Declaration of Trust dated as of October 2, 1996 among the trustees named therein and the Company as sponsor (the "Declaration"), the holders of Trust Preferred Securities will have a preference over the Company as the holder of the Trust Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.

    Holders of the Trust Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 6 3/4% of the liquidation amount of $50 per Trust Preferred Security, accruing from October 2, 1996, and payable quarterly in arrears on each January 1, April 1, July 1 and October 1. The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Trust Preferred Securities, as described below, are guaranteed by the Company (the "Guarantee") to the extent the Trust has funds available therefor. The Guarantee, when taken together with the Company's obligations under the Indenture dated October 2, 1996 between the Company as issuer and Wilmington Trust Company as trustee (the "Indenture") pursuant to which the Convertible Debentures were issued and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust, provides a full and unconditional guarantee of amounts due on the Trust Preferred Securities. The Company's obligations under the Guarantee rank senior to the Company Common Stock.

    The Company has the right to defer payments of interest on the Convertible Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the maturity of the Convertible Debentures (October 1,
2016). If interest payments are so deferred, distributions on the Trust Preferred Securities also will be deferred. During any Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at a rate of 6 3/4% per annum compounded quarterly. There could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures (but distributions would continue to accumulate quarterly and accrue interest until the end of any such Extension Period). The Company has agreed, among other things, not to declare or pay any dividend on any class of its capital stock during any Extension Period, subject to the right of the Company to pay dividends or distributions in shares of Company Common Stock or on the Preferred Stock, and in certain other exceptions.

    Generally, holders of the Trust Preferred Securities do not have any voting rights. Each Trust Preferred Security is convertible at the option of the holder into 1.739 shares of Company Common Stock (equivalent to a conversion price of $28.75 per share of Company Common Stock), subject to adjustments in certain circumstances. Accordingly, as of the date of this Prospectus, the Trust Preferred Securities are convertible into an aggregate of 6,999,475 shares of Company Common Stock.

    The Convertible Debentures are redeemable by the Company, in whole or in part, from time to time, on or after October 5, 1999 at specific redemption prices ranging from 104.725% to 100.000% of the principal amount of the Convertible Debentures. The Convertible Debentures may also be redeemed in certain circumstances upon the occurrence of specified tax events arising from a change in law or a change in legal interpretation regarding certain tax matters.

    Upon the liquidation, winding up or termination of the Trust, the holders of the Trust Preferred Securities will be entitled to receive for each Trust Preferred Security a liquidation amount of $50 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, Convertible Debentures are distributed to the holders of the Trust Preferred Securities.

    In connection with the Trust Offering, the Company and the Trust entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement") pursuant to which the Company and the Trust agreed to file a shelf registration stated on Form S-1 with the Commission for the benefit of the holders of the Trust Preferred Securities (the "Trust Shelf Registration Statement"). The Trust Shelf Registration Statement was declared effective January 15, 1997 and subject to the Company's right in certain circumstances to suspend the use thereof, is expected to be maintained as effective until (i) the earlier of January 15, 2000, (ii) such date as all securities registered thereunder have been disposed of or (iii) the date on which the securities held by persons that are not affiliates of the Company or the Trust may be resold without registration pursuant to Rule 144(k) under the Securities Act. The Company has paid and will continue to pay substantially all of the expenses incurred in connection with the Trust Shelf Registration Statement (other than commissions, concessions or discounts to broker-dealers).

SECURITIZATION FACILITY

    On December 26, 1996, but effective December 20, 1996, the Company consummated the Securitization Facility with Pooled Accounts Receivable Capital Corporation, a commercial paper conduit sponsored by the Bank of Montreal (the "Pool"), which provides the Company with up to $175 million in available credit. Immediately after establishing the Securitization Facility, the Company sold an undivided interest in certain covered accounts receivables to the Pool resulting in net proceeds to the Company of approximately $130.5 million, of which approximately $105.5 million was used to repay a portion of the IBMCC indebtedness. The remaining availability under the Securitization Facility is intended to be used to provide working capital to the Company and for potential future acquisitions of, or investments in, one or more businesses by the Company. The Securitization Facility contemplates reinvestment by the Pool from time to time in individual interests in additional Covered Accounts Receivable of the Company, to the extent of proceeds received by the Pool with regard to previously purchased interests. The Pool purchases the undivided interests in Covered Accounts Receivable for a purchase price based upon, among other things, prevailing market interest rates at the time of reinvestment. The Securitization Facility completes the Company's refinancing plan that included the Trust Offering.

THE TRANSACTIONS

    For information regarding the Transactions, pursuant to which the Company is hereby registering the Shares for resale, see "Selling Stockholders."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information as of the date of this Prospectus with respect to each person who is an executive officer or director of the Company.

NAME                                     AGE                                     POSITION
-----------------------------------      ---      ----------------------------------------------------------------------
William Y. Tauscher(1)                       46   Chairman of the Board and Chief Executive Officer

Jeffrey S. Rubin(1)(4)                       53   Vice Chairman of the Board and Chief Financial Officer

Jay S. Amato                                 37   President, Chief Operating Officer and Director

Richard N. Anderson                          40   Senior Vice President and General Manager Life Cycle Services Group

H. Christopher Covington                     47   Senior Vice President, General Counsel and Secretary

Robert C. Kuntzendorf                        51   Senior Vice President Operations

Chris M. Laney                               39   Senior Vice President Networking Services

Ahmad Manshouri                              56   Senior Vice President and General Manager Product Operations

Michael J. Moore                             45   Senior Vice President Management Information Services

Coleman D. Sisson                            39   Senior Vice President and General Manager Learning Network

Thanos M. Triant                             50   Senior Vice President and Chief Technology Officer

William R. Waas                              49   Senior Vice President Service

John W. Amerman(3)                           65   Director

Richard H. Bard(1)(3)                        49   Director

Stephen W. Fillo(2)                          59   Director

Stewart K.P. Gross(1)                        37   Director

William H. Janeway(3)(4)                     53   Director

John R. Oltman(2)                            51   Director

John L. Vogelstein                           62   Director

Josh S. Weston(4)                            68   Director

------------------------

(1) Member of the Executive Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation and Stock Option Committee.

(4) Member of the Finance Committee.

    Jay S. Amato became President and Chief Operating Officer in July 1995 and a director in December 1995. From January 1993 until July 1995, he was Senior Vice President and President, North America Operations of the Company. From June 1991 until January 1993, he was Senior Vice President, Major Market Operations of the Company, and from April 1989 until June 1991, he was Vice President of Business Development of the Company. Mr. Amato was previously the New York regional manager and director of operations of The Computer Factory, Inc.

    John W. Amerman became a director in June 1996. He has served as Chairman and Chief Executive Officer of Mattel, Inc., a leading toy manufacturer, since 1987. Prior to his chairmanship with Mattel, Inc., Mr. Amerman served as President of Mattel International. Before joining Mattel in 1980, Mr. Amerman was President of the American Chicle division of Warner Lambert Corp., a consumer health care products company. Mr. Amerman is also a member of the Board of Directors of Unocal Corporation, a worldwide energy resources company, a member of the Board of Governors of the Hugh O'Brian Youth Foundation and a member of the Board of Overseers of Dartmouth's Amos Tuck School.

    Richard N. Anderson became Senior Vice President in December 1993 and General Manager Life Cycle Services Group in May 1996. He was Vice President, Field Sales from October 1992 until December 1993. From July 1991 to October 1992, he was an Area Director for the Company, responsible for sales in the New England area. From December 1983 until July 1991, he was a founder and Chief Operating Officer of New England Computer Corporation, one of the largest Company franchisees. Prior thereto, he was a Financial Systems Consultant for Digital Equipment Corporation.

    Richard H. Bard became a director of the Company in September 1987 and served as Vice Chairman of the Board of Directors from July 1989 to December 1991. He has been a director and Chief Executive Officer of Optical Security Group, Inc., a materials technology company, since September 1993, and became President and Chairman of the Board of that company in April 1995. From July 1989 to December 1991, he served at different times in the capacities of Director, Chairman, President and Chief Executive Officer of ComputerLand International Development, Inc. Since 1991, he has also been Chief Executive Officer of Bard & Co., Inc., a diversified investment management company. From May 1986 until December 1988, he was Chairman and Chief Executive Officer of CoastAmerica Corporation, a franchisor of hardware product stores. Prior to that time, he was President and Chief Operating Officer of FoxMeyer Corporation, which he co-founded in 1978. Mr. Bard is also a director of Builder Marts of America Inc., a supplier of building materials, and Polymedica Industries, Inc., a manufacturer of health care products.

    H. Christopher Covington became Senior Vice President, General Counsel and Secretary in August 1994. From April 1993 until August 1994, he was Vice President. From November 1990 until April 1993, he was Assistant General Counsel and Assistant Secretary of the Company. From January 1988 until November 1990, he was a partner of the law firm of Hardin, Cook, Loper, Engel & Bergez.

    Stephen W. Fillo became a director in September 1987. He has been President of Fillo & Co., Inc., an independent investment firm, since December 1990. He was a Managing Director of E.M. Warburg, Pincus & Co., Inc., a venture banking and investment counselling firm, from 1981 to 1990. He is a director of LCI International Inc., a long distance telephone carrier.

    Stewart K.P. Gross became a director in June 1994. Mr. Gross is a Managing Director of E.M. Warburg, Pincus & Co., Inc. Mr. Gross has been with that firm since July 1987 and has been a Managing Director since January 1993. He is a director of OpenVision Technologies, Inc., a software company, and several privately-held companies.

    William H. Janeway became a director in June 1994. He has been a Managing Director and the head of the Venture Capital High Technology Team since 1988 of E.M. Warburg, Pincus & Co., Inc. Mr. Janeway is a director of Maxis, Inc., an entertainment software company, Zilog, Inc., a semiconductor manufacturer, OpenVision Technologies, Inc., a software company, and several private companies.

    Robert C. Kuntzendorf became Senior Vice President Operations in April 1990. Before joining the Company, he served as Vice Chairman of FoxMeyer Corporation, a wholesale pharmaceutical distributor and franchisor, which he joined in 1983.

    Chris M. Laney became Senior Vice President Networking Services in July 1995. From July 1993 until July 1995, he was Vice President Networking Services. From April 1992 until July 1993, he was Western Regional Director of Networking Services. From October 1989 until April 1992, he was Director of Networking Services for Dataphaz, Inc., a Company franchisee.

    Ahmad Manshouri became Senior Vice President and General Manager Product Operations in July 1995. He was Senior Vice President, Purchasing and Vendor Management from January 1993 until July 1995. From July 1992 until January 1993, he was a Vice President of the Company. Prior thereto, he was the founder and Vice President of Infomax, Inc., one of the largest Company franchisees.

    Michael J. Moore became Senior Vice President Management Information Services in January 1993. From May 1987 until January 1993, he was Vice President Information Systems. Prior thereto, he was President and Chief Executive Officer of The Software Place, a retailer of computer software.

    John R. Oltman became a director of the Company in June 1996. Mr. Oltman is the former Chairman and Chief Executive Officer of SHL Systemhouse, Inc., a provider of client/server consulting, systems integration and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was Worldwide Managing Partner for Integration Services for Andersen Consulting and a member of Andersen's Worldwide Organization Board of Directors. Mr. Oltman joined the Arthur Andersen Worldwide Organization in 1970 and held a number of positions within that firm, including Managing Partner for Andersen's Chicago Consulting Group. Mr. Oltman is a director of TSW International and IA Corporation, application software companies.

    Jeffrey S. Rubin became Vice Chairman in June 1995, Chief Financial Officer in November 1995 and a director in July 1991. From May 1994 to February 1995, Mr. Rubin was Senior Vice President, Business Development and Planning for GTE Corporation. He was Executive Vice President and Chief Financial Officer of NYNEX Corporation from 1993 until April 1994. From January 1991 to 1993, he was Senior Vice President and Chief Financial Officer of NYNEX Corporation. From March 1990 to January 1991, he was Vice President Finance of NYNEX Corporation. Mr. Rubin is a director of Shared Medical Systems Corporation, a medical financial services company.

    Coleman D. Sisson became Senior Vice President and General Manager Learning Network in July 1995. From 1992 until July 1995, he was Vice President, Customer Services for Powersoft Corp., a software company, and from 1987 until 1992, he was the Training and Customer Service Manager of Compaq Computer Corporation.

    William Y. Tauscher became Chairman of the Board of the Company in September 1987 and Chief Executive Officer in September 1988. He was President from September 1988 to July 1995. Prior to September 1988, he was Chairman of the Board, President and Chief Executive Officer of FoxMeyer Corporation, a wholesale pharmaceutical distributor and franchisor that he co-founded in 1978 and a subsidiary of National Intergroup, Inc., a diversified holding corporation. He is a director of The Vons Companies, Inc., a grocery store chain.

    Thanos M. Triant became Senior Vice President and Chief Technology Officer for the Company in November 1995. Prior to joining the Company, Mr. Triant was Vice President of Information Systems for the Times Mirror Company from January 1994 to November 1995. From January 1990 to January 1994, he was the Director of Systems Architecture for Sun Microsystems Inc.

    John L. Vogelstein became a director in January 1991. He has been President of E.M. Warburg, Pincus & Co., Inc. since 1994, Vice Chairman of E.M. Warburg, Pincus & Co., Inc. since 1982, President of Warburg, Pincus Ventures, Inc. since 1980 and a Partner of Warburg, Pincus & Co. since 1971. Mr. Vogelstein is a director of ADVO, Inc., a direct mail marketing company, Aegis Group plc, a media buying company, LCI International, Inc., a long distance telephone carrier, Mattel, Inc., a toy manufacturer, Value Health, Inc., a managed care company, and several private companies.

    William R. Waas became Senior Vice President Service in July 1995. From January 1989 until July 1995, he was Vice President Service. Prior to joining the Company, he was Vice President of Systems Support of Grumman Data Systems Corporation, a computer services company. He is currently Chairman of CompTIA, an industry association.

    Josh S. Weston became a director of the Company in June 1996. Mr. Weston has served as Chairman and Chief Executive Officer of Automatic Data Processing, Inc., a computer services company, since 1985. Mr. Weston is also a member of the Board of Directors of Public Service Enterprise Group Inc., an electric and gas utility company, Olsten Corp., a provider of home health care and temporary staffing services and Shared Medical Systems, a provider of health information services.

    Executive officers serve at the discretion of the Board of Directors. All directors serve on the Board of Directors of the Company until the next annual meeting of stockholders of the Company and until their successors are elected and qualified. Non-employee directors receive reimbursement of out-of-pocket expenses for attendance at Board meetings. In addition, certain directors may receive stock options under the Company's stock option plans. See "Management Stock Option Plans."

    The Board of Directors has established four committees. The Executive Committee is comprised of Messrs. Tauscher, Rubin, Bard and Gross and generally has all the powers of the Board of Directors, subject to limitations provided by the DGCL. The Audit Committee is comprised of Messrs. Fillo and Oltman and oversees the activities of the Company's independent auditors and reviews the Company's internal accounting procedures and controls. The Compensation and Stock Option Committee is comprised of Messrs. Amerman, Bard and Janeway and makes recommendations to the Board of Directors with respect to general compensation and benefit levels, determines the compensation and benefits for the Company's executive officers and administers the Company's stock option plans. The Finance Committee is comprised of Messrs. Rubin, Janeway and Weston and, in general, advises the Board with regard to providing appropriate financing for the Company's activities, including acquisitions.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation earned by its Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the Named Executive Officers) for services rendered in all capacities to the Company during the fiscal years ended April 30, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                                                                  ----------------
                                                                                                       AWARDS
                                                                ANNUAL COMPENSATION               ----------------
                                                   ---------------------------------------------     SECURITIES
                                                                                OTHER ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION               YEAR     SALARY ($)    BONUS ($)    COMPENSATION ($)    OPTIONS/SARS (#)
--------------------------------------  ---------  -----------  -----------  -------------------  ----------------
William Y. Tauscher...................       1995     550,008       30,000           --                 325,000(1)
  CHAIRMAN OF THE BOARD AND CHIEF            1996     550,008      550,008           --               1,187,434(1)
  EXECUTIVE OFFICER

Jay S. Amato..........................       1995     256,245       25,000           --                  47,726(1)
  PRESIDENT AND CHIEF OPERATING              1996     312,498      312,293           --                 300,000(1)
  OFFICER

Jeffrey S. Rubin......................       1995      --           --               --                   4,037(1)(5)
  VICE CHAIRMAN OF THE BOARD AND CHIEF       1996     243,756      242,424           --                 250,000(1)(6)
  FINANCIAL OFFICER

Ahmad Manshouri.......................       1995     204,006       20,000           --                  15,000(1)
  SENIOR VICE PRESIDENT AND GENERAL          1996     242,834      194,142           --                  75,000(1)
  MANAGER PRODUCT OPERATIONS

Richard N. Anderson...................       1995     182,508       20,000            1,940(7)           15,000(1)
  SENIOR VICE PRESIDENT SALES                1996     219,168      175,258           --                  85,100(1)


                                            ALL OTHER
NAME AND PRINCIPAL POSITION             COMPENSATION ($)
--------------------------------------  -----------------
William Y. Tauscher...................         87,634(2)
  CHAIRMAN OF THE BOARD AND CHIEF               1,566(3)
  EXECUTIVE OFFICER
Jay S. Amato..........................          1,014(3)
  PRESIDENT AND CHIEF OPERATING                 2,094(4)
  OFFICER
Jeffrey S. Rubin......................
  VICE CHAIRMAN OF THE BOARD AND CHIEF          1,944(3)
  FINANCIAL OFFICER
Ahmad Manshouri.......................            768(3)
  SENIOR VICE PRESIDENT AND GENERAL             3,921(3)
  MANAGER PRODUCT OPERATIONS
Richard N. Anderson...................          1,669(8)
  SENIOR VICE PRESIDENT SALES                   2,105(9)

--------------------------

(1) These shares are subject to exercise under stock options granted under the Company's stock option plans.

(2) Comprised of $86,074 of forgiveness of interest on a promissory note payable to the Company and $1,560 of premiums for insurance policies for which such person is the beneficiary.

(3) Comprised of premiums for insurance policies where such persons are the beneficiaries.

(4) Comprised of $1,500 matching contributions made to the Company's 401(k) plan for the benefit of such person and $594 of premiums for insurance policies for which such person is the beneficiary.

(5) Includes options to purchase 573 shares of Company Common Stock at a price of $1.00 per share, options to purchase 2,309 shares of Company Common Stock at a price of $4.51 per share and options to purchase 1,155 shares of Company Common Stock at a price of $8.12 per share granted by CapCo to Jeffrey S. Rubin.

(6) Includes options to purchase 7,457 shares at a price of $1.00 per share, options to purchase 30,022 shares of Company Common Stock at a price of $4.51 per share and options to purchase 15,011 shares of Company Common Stock at a price of $8.12 per share granted by CapCo to Jeffrey S. Rubin.

(7) Comprised of $1,940 for relocation expenses.

(8) Comprised of a $967 matching contribution made to the Company's 401(k) plan for the benefit of such person and $702 of premiums for insurance policies for which such person is the beneficiary.

(9) Comprised of a $1,500 matching contribution made to the Company's 401(k) plan for the benefit of such person and $605 of premiums for insurance policies for which such person is the beneficiary.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information with respect to stock options pursuant to the Company's stock option plans granted to the Named Executive Officers during fiscal year 1996. All options were granted at an exercise price equal to the fair market value per share of the Company Common Stock on the date of grant.

                                                       INDIVIDUAL GRANTS
                                ---------------------------------------------------------------   POTENTIAL REALIZABLE
                                                      PERCENT OF                                    VALUE AT ASSUMED
                                    NUMBER OF            TOTAL                                    ANNUAL RATE OF STOCK
                                    SECURITIES       OPTIONS/SARS                                PRICE APPRECIATION FOR
                                    UNDERLYING        GRANTED TO      EXERCISE OR                  OPTION TERM ($)(3)
                                   OPTIONS/SARS      EMPLOYEES IN     BASE PRICE    EXPIRATION   ----------------------
NAME                              GRANTED (#)(1)    FISCAL YEAR (2)     ($/SH)         DATE          5%         10%
------------------------------  ------------------  ---------------  -------------  -----------  ----------  ----------
William Y. Tauscher...........    687,434(4)(5)(6)         23.2%            3.00        5/1/05    1,296,971   3,286,778
                                  500,000(7)               16.9%           10.00       3/11/06    3,144,473   7,968,712
Jay S. Amato..................    300,000(6)(8)            10.1%            3.00        5/1/05      566,005   1,434,368
Jeffrey S. Rubin..............    250,000                   8.4%            3.00        5/1/05      471,671   1,195,307
Ahmad Manshouri...............     75,000(6)(9)             2.5%            3.00        5/1/05      141,501     358,592
Richard N. Anderson...........     85,100(6)(10)            2.9%            3.00        5/1/05      160,557     406,882

--------------------------

(1) All options vest in four or five equal annual installments, subject to acceleration in the event of termination within six months of a change of control (as defined in the Company's stock option plans), and have a term of 10 years.

(2) The Company granted options to purchase an aggregate of 2,966,943 shares of Company Common Stock during fiscal year 1996.

(3) Potential realizable value is based on the assumption that the price of the Company Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the 10-year option term. The values are calculated in accordance with rules promulgated by the Commission and do not reflect the Company's estimate of future stock price appreciation.

(4) Includes options to purchase 325,000 shares of Company Common Stock at an exercise price of $3.00 per share which were granted on May 1, 1995, in exchange for cancellation of options to purchase a like number of shares at an exercise price of $6.00 per share.

(5) Includes options to purchase 362,434 shares of Company Common Stock at an exercise price of $3.00 per share which were granted on May 1, 1995, in exchange for cancellation of options to purchase a like number of shares at an exercise price of $5.55 per share.

(6) The options vest in 20% installments on each of May 1, 1995, 1996, 1997, 1998 and 1999, subject to acceleration in the event of termination within six months of a change of control (as defined in the Company's stock option plans).

(7) The options vest in 20% installments on each of May 1, 1996, 1997, 1998, 1999 and 2000, subject to acceleration in the event of termination within six months of a change of control (as defined in the Company's stock option plans).

(8) Includes options to purchase 56,726 shares of Company Common Stock at an exercise price of $3.00 per share which were granted on May 1, 1995, in exchange for cancellation of options to purchase a like number of shares at an exercise price of $6.00 per share and also includes options to purchase 43,274 shares of Company Common Stock at an exercise price of $3.00 per share which were granted on May 1, 1995, in exchange for cancellation of options to purchase a like number of shares at an exercise price of $5.55 per share.

(9) Includes options to purchase 15,000 shares of Company Common Stock at an exercise price of $3.00 per share which were granted on May 1, 1995, in exchange for cancellation of options to purchase a like number of shares at an exercise price of $6.00 per share.

(10) Includes options to purchase 20,000 shares of Company Common Stock at an exercise price of $3.00 per share which were granted on May 1, 1995, in exchange for cancellation of options to purchase a like number of shares at an exercise price of $6.00 per share.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

    The following table sets forth information with respect to each exercise of stock options during fiscal 1996, by each of the Named Executive Officers and the number of options held at fiscal year end and the aggregate value of in-the-money options held at fiscal year end. None of the Named Executive Officers exercised options in fiscal 1996.

                                                                    NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                 UNDERLYING OPTIONS/SARS AT  IN-THE-MONEY OPTIONS/SARS
                                      SHARES                        FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)(1)
                                    ACQUIRED ON       VALUE      --------------------------  -------------------------
NAME                               EXERCISE (#)     REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
---------------------------------  -------------  -------------  -----------  -------------  ----------  -------------
William Y. Tauscher..............       --             --           237,487        949,947    1,794,487     7,297,937
Jay S. Amato.....................       --             --            60,000        240,000      637,800     2,551,200
Jeffrey S. Rubin.................       --             --            50,000        200,000      531,500     2,126,000
Ahmad Manshouri..................       --             --            15,000         60,000      159,450       637,800
Richard N. Anderson..............       --             --            31,920         68,080      345,619       723,690

------------------------

(1) Based on the fair market value of the Company Common Stock at year end ($13.63 per share), as reported by the NYSE at the close of business on April 30, 1996.

    Directors who are full-time employees of the Company receive no additional compensation for services rendered as members of the Board or committees thereof. Directors who are not full-time employees of the Company receive reimbursement of out-of-pocket expenses for attendance at Board meetings. All directors who are not full-time employees of the Company, other than those directors affiliated with E. M. Warburg, Pincus & Co., Inc., receive an annual fee of $20,000 and a meeting fee of $1,000 per meeting attended. Each director who receives a $20,000 annual fee may elect to forego the $20,000 annual payment and, in lieu thereof, receive an option to purchase 5,000 shares of Company Common Stock. Messrs. Amerman, Oltman and Weston received options to purchase 20,000 shares of Company Common Stock upon their appointment to the Board. Stock Option Plans 1988 Stock Option Plan.

    In July 1988, the Company adopted a stock option plan (as amended, the "1988 Stock Option Plan") providing for the issuance to key employees and directors of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are non-qualified for federal income tax purposes. The 1988 Stock Option Plan is administered by the Compensation and Stock Option Committee, which is comprised of Messrs. Amerman, Janeway and Bard. The Compensation and Stock Option Committee may, in its discretion, grant tandem stock appreciation rights that give the employee the right to elect an alternative payment equal to the appreciation of the stock value instead of exercising the stock options. Members of the Compensation and Stock Option Committee are not eligible to receive options under the 1988 Stock Option Plan. The total number of shares of the Company Common Stock for which options could have been granted pursuant to the 1988 Stock Option Plan was previously 2,300,000; however, in connection with the adoption of the 1996 Option Plan (as hereinafter defined) the Board reduced the number of shares of Company Common Stock issuable under the 1988 Stock Option Plan by 200,000 shares and indicated its intention that substantially all future grants be made under the 1996 Option Plan.

    To the extent future stock options are granted under the 1988 Stock Option Plan, the exercise price of incentive stock options may not be less than 100% of the fair market value of Company Common Stock at the time of grant and the term of any option may not exceed 10 years. With respect to any employee who owns stock representing more than 10% of the voting power of the outstanding capital stock of the Company, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares at the time of grant and the term of such option may not exceed five years. The exercise price of a non-qualified stock option is determined by the Compensation and Stock Option Committee at the time such option is granted.

    Options granted under the 1988 Stock Option Plan are nontransferable and, with certain exceptions in the event of the death or disability of an optionee, may be exercised by the optionee only during employment or within the one or three month period immediately following termination of employment. Options granted under the 1988 Stock Option Plan typically vest over a four- or five-year period, subject to acceleration in the event of termination within six months of a change of control (as defined in the plan), and expire after 10 years.

    1993 STOCK OPTION/STOCK ISSUANCE PLAN. In April 1993, the Company adopted a stock option/stock issuance plan (the "1993 Stock Plan"; and the 1988 Stock Option Plan and the 1993 Stock Plan, collectively, the "Old Stock Option Plans") providing for the issuance to highly compensated, managerial employees, officers and directors of incentive stock options within the meaning of Section 422 of the Code, stock options that are non-qualified for federal income tax purposes and performance bonus shares of Company Common Stock. The 1993 Stock Plan is administered by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee may, in its discretion, grant tandem stock appreciation rights that give the employee the right to elect an alternative payment equal to the appreciation of the stock value instead of exercising the stock options. Members of the Compensation and Stock Option Committee are not eligible to receive options under the 1993 Stock Plan. The total number of shares of Company Common Stock originally issuable pursuant to the 1993 Stock Plan, whether under options or directly, was 2,500,000; however, in connection with the adoption of the 1996 Option Plan, the Board reduced the number of shares of Company Common Stock issuable under the 1993 Stock Plan by 100,000 shares and indicated its intention that substantially all future grants be made under the 1996 Option Plan.

    To the extent future stock options are granted under the 1993 Stock Plan, the exercise price and term of incentive stock options are subject to the same limitations described above with respect to the 1988 Stock Option Plan. The option price of a non-qualified stock option is determined by the Compensation and Stock Option Committee at the time such option is granted; provided that the exercise price of non-qualified stock options granted under the 1993 Stock Plan and the purchase price of shares of Company Common Stock issued under such Plan may not be less than 85% of the fair market value of the Company Common Stock at the time of grant or issuance. As an additional component of the 1993 Option Plan, shares of Company Common Stock may be issued under the 1993 Stock Plan as a performance bonus.

    Options granted under the 1993 Stock Plan are nontransferable and, with certain exceptions in the event of the death or disability of an optionee, may be exercised by the optionee only during employment or within a one or three month period immediately following termination of employment. Options granted under the 1993 Stock Plan typically vest over a four- or five-year period, subject to acceleration in the event of termination within six months of a change of control (as defined in the plan), and expire after 10 years.

    Although future grants under the Old Stock Option Plans may be made, the Board of Directors of the Company intends that substantially all future stock option grants will be made pursuant to the 1996 Option Plan. Grants under the Old Stock Option Plans will only be made to the extent of the shares remaining reserved thereunder and to the extent that currently outstanding options thereunder expire or are cancelled without being fully exercised, in which case the underlying shares become available for future grants under the respective terms of such plans. As of October 31, 1996 options exercisable for 1,788,254 shares of Company Common Stock were issued under the 1988 Stock Option Plan and options exercisable for 2,289,739 shares of Company Common Stock were issued under the 1993 Stock Plan.

    1996 STOCK OPTION/STOCK ISSUANCE PLAN. In August 1996, the Company adopted the 1996 Stock Option/Stock Issuance Plan (as amended, the "1996 Option Plan"), which provides for the grant to directors, officers and employees of the Company and independent consultants retained by the Company, of stock options, including both incentive stock options and non-qualified stock options, and direct grants of Company Common Stock. The maximum aggregate number of shares of Company Common Stock reserved for issuance under the 1996 Option Plan is 3,300,000 shares.

    Similar to the 1993 Option Plan, the 1996 Option Plan is divided into two separate components: the "Option Grant Program" and the "Stock Issuance Program." Under the Option Grant Program, eligible individuals may be granted options to purchase shares of the Company Common Stock at an exercise price to be determined by the Compensation and Stock Option Committee (except that, in the case of an incentive stock option, such exercise price may not be less than 100% (or 110% in the case of an incentive stock option granted to a 10% stockholder)) of the fair market value of the Company Common Stock on the date of grant. Under the Stock Issuance Program, eligible individuals may be issued shares of Company Common Stock directly, either through the immediate purchase of such shares at a price to be determined by the Compensation and Stock Option Committee or as a bonus tied to the performance of services or the Company's attainment of financial objectives, without any cash payment required of the recipient. Such shares may be fully vested when issued or may vest over time.

    The 1996 Option Plan is administered by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee has full authority to determine (i) with respect to the option grants, the number of shares to be covered by each such grant, the per share exercise price thereof, the status of the granted option as either an incentive stock option or a non-qualified stock option, the time or times at which each granted option is to become purchasable under the option and the maximum term for which the option may remain outstanding, and (ii) with respect to share issuances under the Stock Issuance Program, the number of shares to be issued to each participant, the vesting schedule (if any) to be applicable to the issued shares and the consideration to be paid by the individual for such shares. The Compensation and Stock Option Committee has the absolute discretion either to grant options in accordance with the Option Grant Program or to effect share issuances in accordance with the Stock Issuance Program. Options granted and stock issued pursuant to the 1996 Option Plan are evidenced by instruments (which need not be identical) in such form as the Compensation and Stock Option Committee may, from time to time, authorize. As allowed by the 1996 Plan, the Compensation and Stock Option Committee has delegated to the Company's Chairman and Chief Executive Officer the authority to make option rants and share issuances to persons who are not subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company.

    Options granted pursuant to the 1996 Option Plan will be exercisable at such rate as may be determined by the Compensation and Stock Option Committee. Options granted under the 1996 Option Plan will generally expire after ten years, unless terminated earlier or as otherwise determined by the Compensation and Stock Option Committee at the time of grant. Options granted under the 1996 Option Plan will be nontransferable and, with certain exceptions in the event of the death or disability of an optionee, may be exercised by the optionee only during employment or within the one to three month period following termination of employment in accordance with the plan.

EMPLOYEE STOCK PURCHASE PLAN

    The Company adopted, effective with its IPO, an employee stock purchase plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, eligible employees are granted options (exercisable by electing to participate in the plan) to purchase shares of Company Common Stock generally through regular payroll deductions. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The total number of shares of Company Common Stock that are authorized for issuance under the Stock Purchase Plan is 1,000,000. All full-time and certain part-time employees of the Company are eligible to participate in the Stock Purchase Plan, subject to certain limited exceptions. Options are granted generally every six months to eligible employees and, if not exercised, expire on the last day of the sixth-month period in which granted. Employees electing to participate for any semi-annual period authorize payroll deductions at a stated whole percentage ranging from 2% to 10% of compensation, as determined by the participant. Options are nontransferable other than by will or by operation of the laws of descent and distribution. The purchase price for shares offered under the Stock Purchase Plan each year will be equal to a percentage designated by the Board of Directors (not less than 85%) of the lower of the fair market value of Company Common Stock at the date of grant or the semi-annual date of exercise as evidenced by the initial public offering price per share in the case of options granted on the date of the IPO ($10.00 per share) or, in all other cases, by the closing price of Company Common Stock on such date as reported on the NYSE. The Stock Purchase Plan will expire on March 11, 2006, unless sooner terminated by the Board of Directors or all shares of Company Common Stock available for issuance under the Stock Purchase Plan have been sold. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time and from time to time, subject to certain limitations. The Stock Purchase Plan is administered by the Compensation and Stock Option Committee.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of the Company Common Stock as of December 31, 1996 by (i) each person known to the Company to own beneficially more than 5% of the outstanding Company Common Stock, (ii) each director, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Except as otherwise stated, the Company believes that each of the beneficial owners named in the table has sole voting and investment power with respect to all shares beneficially owned by such stockholder as set forth opposite such stockholder's name, subject to applicable community property laws. Except as noted below, the address of each director and Named Executive Officer is c/o Vanstar Corporation, 5964 West Las Positas Boulevard, Pleasanton, California 94588.

                                                                               SHARES OF BENEFICIAL
NAME OF BENEFICIAL OWNER                                                      OWNERSHIP COMMON STOCK    PERCENT (1)
---------------------------------------------------------------------------  ------------------------  -------------
Warburg, Pincus Capital Company, L.P. (2)..................................         13,878,401.21            32.8%
  466 Lexington Avenue
  10th Floor
  New York, NY 10017
William Y. Tauscher (3)....................................................          2,370,284.49             5.6
Jeffrey S. Rubin (4).......................................................            196,910.00            *
Ahmad Manshouri (5)........................................................              8,507.00            *
Richard N. Anderson (6)....................................................              7,801.00            *
Richard H. Bard (7)........................................................            623,528.26             1.5
Stephen W. Fillo (8).......................................................              5,000.00            *
Stewart K.P. Gross (9)(2)..................................................         13,878,401.21            32.8
William H. Janeway (9)(2)..................................................         13,878,401.21            32.8
John L. Vogelstein (9)(2)..................................................         13,878,401.21            32.8
Jay S. Amato (10)..........................................................            164,998.50            *
John W. Amerman (11).......................................................              9,000.00            *
Josh S. Weston (11)........................................................              9,000.00            *
John R. Oltman (11)........................................................              9,000.00            *
All directors and executive officers as a group (20 persons) (12)(9).......         17,300,409.69            39.8

------------------------

 *  Less than one percent.

(1) Applicable percentage of ownership is based on 42,301,215 shares of Company Common Stock outstanding as of December 31, 1996, together with the applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Company Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2) The sole general partner of CapCo is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the Managing Partner of WP and may be deemed to control WP. E.M. Warburg Pincus & Co., Inc. ("EMWP"), through a wholly-owned subsidiary, manages CapCo. WP owns all of the outstanding stock of EMWP and, as the general partner of CapCo, has a 20% interest in the profits of CapCo. EMWP owns 0.9% of the limited partnership interests in CapCo. Number of shares includes 84,794 shares that are subject to options granted to Jeffrey S. Rubin as described under note (4) below.

(3) Includes 374,974 shares of Company Common Stock reserved for issuance upon the exercise of stock options granted under the Company's stock options plans that are either presently exercisable or become exercisable within 60 days.

(4) Includes 100,000 shares of Company Common Stock reserved for issuance upon the exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days, 55,429 shares subject to exercise within 60 days under a presently-exercisable stock option issued by CapCo, exercisable at $4.51 per share until 2005, 27,713 shares subject to exercise within 60 days under a presently-exercisable stock option issued by CapCo, exercisable at $8.12 per share until 2005, 1,042 shares subject to exercise within 60 days under a presently-exercisable stock option issued by CapCo, exercisable at $1.00 per share until 2000, and 12,726 shares subject to exercise within 60 days under a presently-exercisable stock option issued by CapCo, exercisable at $1.00 per share until 2005.

(5) Includes 7,000 shares of Company Common Stock reserved for issuance upon exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days and 1,494 shares of Company Common Stock held for the benefit of Mr. Manshouri in an employee plan formerly sponsored by Infomax, Inc. Also includes 13 shares held for the benefit of Mr. Manshouri's wife.

(6) Includes 7,000 shares of Company Common Stock reserved for issuance upon exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days.

(7) Includes 367,434 shares of Company Common Stock reserved for issuance upon the exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days.

(8) Consists of 5,000 shares of Company Common Stock reserved for issuance upon exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days. Pursuant to an arrangement between WP and Mr. Fillo, Mr. Fillo has an indirect pecuniary interest in the capital stock of the Company owned by CapCo. Mr. Fillo disclaims beneficial ownership of all such capital stock within the meaning of the Exchange Act.

(9) Mr. Gross, Mr. Janeway and Mr. Vogelstein, directors of the Company, are Managing Directors of EMWP and general partners of WP. As such, Mr. Gross, Mr. Janeway and Mr. Vogelstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act), in an indeterminate portion of the shares beneficially owned by CapCo. All of the shares indicated as owned by Mr. Gross, Mr. Janeway and Mr. Vogelstein are owned beneficially by CapCo and are included because of the affiliation of such persons with CapCo. Mr. Gross, Mr. Janeway and Mr. Vogelstein disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

(10) Includes 140,000 shares of Company Common Stock reserved for issuance upon exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days.

(11) Includes 9,000 shares of Company Common Stock reserved for issuance upon exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days.

(12) Includes 1,138,956 shares of Company Common Stock reserved for issuance upon exercise of stock options granted under the Company's stock option plans that are either presently exercisable or become exercisable within 60 days.

                              CERTAIN TRANSACTIONS

    In March 1993, the Company sold and issued an aggregate of (i) 1,538,462 shares of Company Common Stock to WP CapCo, Inc., then a wholly-owned subsidiary of CapCo, (ii) warrants to purchase an aggregate of 3,846,155 shares of Company Common Stock to CapCo, (iii) 307,692 shares of Company Common Stock and warrants to purchase an aggregate of 769,230 shares of Company Common Stock to William Y. Tauscher, Chairman of the Board and Chief Executive Officer, and (iv) 769,230 shares of Company Common Stock and warrants to purchase an aggregate of 1,923,075 shares of Company Common Stock to Nynex Worldwide Services Group, Inc. ("Nynex Worldwide Services"). The foregoing shares were sold at $6.00 per share and the foregoing warrants (the "1993 Warrants") were sold at a purchase price of $.20 per warrant share, with an exercise price of $11.00 per share and a term of ten years. Mr. Tauscher paid for such shares and 1993 Warrants by delivering to the Company a $1,999,690 principal amount promissory note (the "Tauscher Note") and paid the balance in cash. The Tauscher Note was secured by the shares and 1993 Warrants purchased. On March 17, 1994, Mr. Tauscher repaid $1,000,000 of the aggregate principal amount of the Tauscher Note. In May 1994, the Company repurchased from Mr. Tauscher an aggregate of 153,846 shares of Company Common Stock and 1993 Warrants to purchase an aggregate of 384,615 shares of Company Common Stock at a price of $6.00 per share and $.20 per Warrant share (or an aggregate purchase price of $999,690). Such purchase price was paid by cancellation of $999,690 of the principal amount of the Tauscher Note. Simultaneously, the Company forgave $86,074 of interest accrued on the Tauscher Note.

    Upon consummation of the IPO, all of the 1993 Warrants that were outstanding and additional warrants (the "1990 Warrants") originally issued by the Company with an exercise price of $8.32 per share and a term expiring in 2000 were exchanged for shares of Company Common Stock. The 1990 Warrants were issued to CapCo to purchase an aggregate of 339,282.32 shares of Company Common Stock, to William Y. Tauscher to purchase an aggregate of 72,703.35 shares of Company Common Stock and to Richard H. Bard, a director of the Company, to purchase an aggregate of 72,703.35 shares of Company Common Stock. Effective upon consummation of the IPO, the 1993 Warrants were exchanged for 2,545,151 and 254,515 shares of Company Common Stock, respectively, in respect of the 1993 Warrants held by CapCo and Mr. Tauscher and for 295,858 shares of Company Common Stock in respect of the 1993 Warrant held by Nynex Worldwide Services. The 1990 Warrants were exchanged for an aggregate of 297,558 shares of Company Common Stock. In addition, warrants to purchase an aggregate 54,261 shares of Company Common Stock at an exercise price of $5.00 per share with a term expiring in May 2000 held by CapCo were exchanged for an aggregate of 39,966 shares of Company Common Stock in connection with the IPO.

    In June 1993, the Company issued 577,083 shares of Company Common Stock (at a rate of $6.00 per share) to Nynex Worldwide Services in satisfaction of certain accrued and unpaid dividends due June 1993 on the Senior Preferred Stock held by Nynex Worldwide Services; and on October 1, 1994, the Company issued a $2,462,500.25 promissory note to Nynex Worldwide Services and paid Nynex Worldwide Services $1,000,000, which note and cash payment were delivered in satisfaction of the accrued and unpaid dividends due June 1, 1994 on the Senior Preferred Stock held by Nynex Worldwide Services. Such note, which matured on June 1, 1995 and bore interest at a rate of 9.75%, was cancelled in exchange for a cash payment of $2,462,500.25 plus accrued and unpaid interest out of funds received in connection with the IPO, and such shares of Senior Preferred Stock were converted on a one-for-one basis into shares of Company Common Stock that were sold by Nynex Worldwide Services in the IPO (and accrued and unpaid dividends thereon were forgiven).

    In October 1993, the Company made a $150,000 interest-free loan to Robert Kuntzendorf, an executive officer, to finance the purchase of a home. Such loan was repaid in full in June 1994.

    In July 1992, in connection with the purchase of a former Company franchisee, the Company received a three year non-recourse promissory note in the principal amount of $333,333.00 from Ahmad Manshouri, an executive officer, and his wife. Payment of such note was secured by the pledge of 27,778 shares of Company Common Stock held by Mr. and Mrs. Manshouri. In October 1995, Mr. and Mrs. Manshouri transferred all of the pledged shares to the Company in lieu of making payment on such note.

    The Company has granted options to purchase Company Common Stock to certain of its executive officers and directors. See "Management--Executive Compensation."

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $.001 per share, and (ii) 15,000,000 shares of preferred stock, par value $.01 per share, which are subject to future issuance as determined by the Board of Directors of the Company.

COMMON STOCK

    Holders of Company Common Stock are entitled to one vote per share on all matters on which the holders of Company Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Company Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Company Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Company Common Stock are entitled to share ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding series of preferred stock. The outstanding shares of Company Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Company Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

    The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, redemption privileges, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Company Common Stock. For example, issuance of Preferred Stock could result in a series of securities outstanding that would have preferences over the Company Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Company Common Stock.

    The authority possessed by the Board of Directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy, consent or otherwise by making such attempts more difficult to achieve or more costly. The Board of Directors may issue Preferred Stock without stockholder approval and with voting and conversion rights that could adversely affect the voting power of holders of Company Common Stock. There are no agreements or understandings for the issuance of Preferred Stock, and the Board of Directors has no present intention to issue Preferred Stock.

REGISTRATION RIGHTS

    The Company has granted to the owners of approximately 19,198,483 shares of Company Common Stock (including a number of shares subject to exercise under presently-exercisable options) the right to request that the Company effect the registration of any or all of such shares or to include any or all of such shares in any registration statement to be filed by the Company relating to the registration of Company Common Stock under the Securities Act (other than registration statements on Form S-4 or Form S-8). Upon such request, the Company is required to file a registration statement covering such shares or to include such shares in such registration statement, as applicable, except that, in the case of certain requested registrations, the Company is not obligated to file any registration statement initiated pursuant to a request by any such holder within six months of a prior request for registration by any such holder. In certain cases, the Company's obligation to effect any such requested registration is subject to other limitations, including a minimum aggregate offering price of the shares being registered.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

DIRECTORS' LIABILITY

    The Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit. The Company's By-laws contain provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by
Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company has entered into indemnification agreements with each of its directors that provide for indemnification of such directors to the fullest extent permitted by the DGCL. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company Common Stock is ChaseMellon Shareholder Services.

                              SELLING STOCKHOLDERS

    The following table sets forth the name of each Selling Stockholder and the number of Shares that may be offered by each. The number of Shares that may be actually sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Company Common Stock. Because each of the Selling Stockholders may offer all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by each of the Selling Stockholders upon or prior to termination of this offering. See "Plan of Distribution." The table below sets forth information as of December 31, 1996, concerning the beneficial ownership of the Shares of each of the Selling Stockholders. All information as to beneficial ownership has been furnished by each of the Selling Stockholders.

                                                                 SHARES OF COMPANY COMMON STOCK
                                                                     OWNED BEFORE OFFERING         SHARES OF COMPANY
                                                                 ------------------------------  COMMON STOCK OFFERED
NAME OF SELLING STOCKHOLDER                                         NUMBER        PERCENT (1)       IN THE OFFERING
---------------------------------------------------------------  -------------  ---------------  ---------------------
Malbert Smith, III.............................................     428,621(2)           1.0%           428,621(2)
A. Jackson Stenner.............................................     428,621(2)           1.0            428,621(2)
Creditanstalt American Corporation.............................      95,249(3)         *                 95,249(3)
DCT Systems, Inc...............................................      10,000(4)         *                 10,000(4)
Niloy, Inc.....................................................      30,000(5)         *                 30,000(5)
NCT Systems, Inc...............................................     140,000(6)         *                140,000(6)

------------------------

*   Less than one percent.

(1) Percentage indicated is based upon 42,301,215 shares of Company Common Stock outstanding on December 31, 1996, but does not include shares of Company Common Stock issued or issuable by the Company thereafter.

(2) Includes 42,862 shares of Company Common Stock that such Selling Stockholder may be entitled to receive October 31, 1997 upon the expiration of an escrow established in connection with the Company's acquisition of CDS.

(3) Includes 9,524 shares of Company Common Stock that such Selling Stockholder may be entitled to receive October 31, 1997 upon the expiration of an escrow established in connection with the Company's acquisition of CDS.

(4) Includes 6,667 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1998, 1,111 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1999 and 2,222 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 2000, pursuant to the terms of an escrow established in connection with the Company's acquisition of certain assets from DCT.

(5) Includes 20,000 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1998, 3,333 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1999 and 6,667 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 2000, pursuant to the terms of an escrow established in connection with the Company's acquisition of certain assets from DCT.

(6) Includes 93,333 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1998, 15,556 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 1999 and 31,111 shares of Company Common Stock that such Selling Stockholder may be entitled to receive January 9, 2000, pursuant to the terms of an escrow established in connection with the Company's acquisition of certain assets from DCT.

ACQUISITION OF CONTRACT DATA SERVICES, INC.

    On December 16, 1996, the Company consummated the merger of CDS with and into a wholly owned subsidiary of the Company (the "CDS Merger"). The CDS Merger will be accounted for by the Company under the "pooling of interests" method of accounting. The aggregate consideration received by the shareholders of CDS in connection with the CDS Merger consisted solely of 952,491 shares of Company Common Stock (having an aggregate value on the closing date of approximately $21.9 million). Ten percent (10%) of the shares issued in connection with the CDS Merger (95,249 shares of Company Common Stock) were deposited into escrow for a period of approximately 10 months to satisfy certain indemnification obligations of CDS. The Company granted certain registration rights to the persons receiving its stock in the CDS Merger and pursuant thereto has registered for resale in the offering made hereby 952,491 shares of Company Common Stock. The costs of this registration (other than brokerage commissions and similar expenses) are being paid by the Company. To the extent any of the shares of Company Common Stock issued in connection with the CDS Merger are transferred back to the Company upon expiration of the applicable Escrow Agreement, the Registration Statement of which this Prospectus forms a part will be amended to deregister such number of Shares. CDS provides outsourcing of integrated information technology services, related technical support services and procurement of computer hardware and software. For the fiscal year ended March 31, 1996, CDS reported total revenues of approximately $74.3 million.

ACQUISITION OF CERTAIN ASSETS FROM DCT

    On January 9, 1997, the Company consummated the acquisition of inventory and equipment from DCT. In connection therewith, DCT will receive cash equal to the value of such assets (which is to be determined following the closing) and 180,000 shares of Company Common Stock (the "DCT Shares"), which are to be held in escrow. The Company currently anticipates that the cash portion of the purchase price will equal between $3.0 and $5.0 million. Based on the closing market price of the Company Common Stock on the closing date of the DCT acquisition, the DCT Shares have an aggregate value of approximately $3.92 million. The DCT Shares will be released from escrow as follows: (i) 120,000 on the first anniversary of the closing, (ii) 20,000 on the second anniversary of the closing and (iii) 40,000 on the third anniversary of the closing, in each case subject to the satisfaction of certain conditions described in a Servicing and Marketing Agreement between the Company and DCT entered into on January 9, 1997 (the "Service Agreement"). Under the Service Agreement, the Company will supply certain computer products and billing services to DCT. DCT may earn commissions under the Service Agreement based upon the level of DCT's product and service revenue, payable at the election of DCT in cash or restricted shares of Company Common Stock (such number not to exceed 40,000 shares of Company Common Stock). The Company has granted certain registration rights to the entities receiving its stock in the acquisition of certain assets from DCT and pursuant thereto has registered for resale in the offering made hereby, 180,000 shares of Company Common Stock. The costs of this registration (other than brokerage commissions and similar expenses) are being paid by the Company. To the extent any of the DCT Shares are transferred back to the Company pursuant to the terms of the applicable Escrow Agreement, the Registration Statement of which this Prospectus forms a part will be amended to deregister such number of Shares.

    Other than as set forth in this section entitled "Selling Stockholders," none of the parties to the transactions described herein were affiliated with the Company within the last three fiscal years.

                              PLAN OF DISTRIBUTION

    The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders. The Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may sell the Shares in one or more transactions (which may involve one or more block transactions) on the NYSE, in privately negotiated transactions or otherwise or in a combination of such transactions; each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; some or all of the Shares may be sold through broker-dealers acting as brokers or agents on behalf of the Selling Stockholders or to broker-dealers acting as principals for resale by such dealers; and in connection with such sales, such broker-dealers may receive compensation in the form of commissions, discounts or fees from the Selling Stockholders and/or the purchasers of such shares for whom they may act as broker or agent. It is anticipated that the Selling Stockholders will offer all of the Shares for sale. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

    The Company anticipates that the Shares will be offered for sale, from time to time after the effectiveness of the Registration Statement of which this Prospectus forms a part until the earlier of (a) the sale of all of such Shares
or (b) February   , 2000 (the "Registration Period"). However, the Company may,
from time to time, upon proper notice to the shareholders receiving Company Common Stock in the CDS transaction, terminate or suspend the effectiveness of the Registration Statement in certain circumstances for a period of not more than 90 days. Additionally, certain holders of the Company's Common Stock have the right to require the Company to register certain shares held by or issuable to such holders with the Commission. The Company may, upon the written request of any such holders, terminate or suspend the effectiveness of the Registration Statement until the expiration of 90 days after the date of the completion of any such underwritten offering. To the extent that the Company terminates or suspends the effectiveness of the Registration Statement as described herein, it is required, pursuant to the terms of the Registration Rights Agreement executed in connection with the CDS transaction, to extend the Registration Period beyond
February   , 2000 for a like period.

    At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any commissions, discounts and other items constituting compensation from the Selling Stockholders and any commissions, discounts or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

    Each Selling Stockholder and any dealer acting in connection with the offering of any of the Shares or any broker executing the selling orders on behalf of any of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares and any commissions, discounts or concessions received by any such dealers or brokers may be deemed to be underwriting commissions and discounts under the Securities Act. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, to any person who purchases any of the Shares from or through such dealer or broker.

    The Selling Stockholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of such securities.

    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered and qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

    In connection with the offering made hereby, the Selling Stockholders will be indemnified by the Company jointly and severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Additionally, the Company will be indemnified by the Selling Stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

    The validity of the Shares offered hereby have been passed upon for the Company by Arter & Hadden, Dallas, Texas.

                                    EXPERTS

    The consolidated financial statements and schedule of Vanstar Corporation at April 30, 1996 and 1995, and for the years then ended, the seven month period ended April 30, 1994 and the year ended September 30, 1993, included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              VANSTAR CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AUDITED FINANCIAL STATEMENTS

  Independent Auditors' Report (Ernst & Young LLP).........................................................     F-2

  Consolidated Balance Sheets..............................................................................     F-3

  Consolidated Statements of Income........................................................................     F-4

  Consolidated Statements of Stockholders' Equity..........................................................     F-5

  Consolidated Statements of Cash Flows....................................................................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

UNAUDITED INTERIM FINANCIAL STATEMENTS

  Consolidated Balance Sheets..............................................................................    F-19

  Consolidated Statements of Income........................................................................    F-20

  Consolidated Statements of Cash Flows....................................................................    F-21

  Notes to Consolidated Financial Statements...............................................................    F-22

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors

Vanstar Corporation

    We have audited the accompanying consolidated balance sheets of Vanstar Corporation as of April 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended April 30, 1996 and 1995, the seven month period ended April 30, 1994 and the year ended September 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vanstar Corporation at April 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for years ended April 30, 1996 and 1995, the seven month period ended April 30, 1994 and the year ended September 30, 1993, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Jose, California
June 10, 1996

                              VANSTAR CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                          APRIL 30,
                                                    ----------------------
                                                       1996        1995
                                                    ----------  ----------
                                                    (IN THOUSANDS, EXCEPT
                                                         SHARE DATA)

Current assets:
  Cash............................................  $   14,498  $    7,761
  Receivables, net of allowance for doubtful
    accounts of $14,812 and $12,326 at April 30,
    1996 and 1995, respectively...................     298,484     261,308
  Inventories.....................................     350,406     298,686
  Deferred income taxes...........................      25,750      35,779
  Prepaid expenses and other current assets.......       2,432       1,193
                                                    ----------  ----------
    Total current assets..........................     691,570     604,727
Property and equipment, net.......................      23,183      19,832
Other assets, net.................................      48,899      39,296
Goodwill, net of accumulated amortization of
  $3,453 and $1,726 at April 30, 1996 and 1995,
  respectively....................................      39,713      41,440
                                                    ----------  ----------
                                                    $  803,365  $  705,295
                                                    ----------  ----------
                                                    ----------  ----------

                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable................................  $  305,374  $  263,197
  Accrued liabilities.............................      41,586      39,110
  Deferred revenue................................      27,109      26,883
  Current maturities of long-term debt............       1,759       7,685
                                                    ----------  ----------
    Total current liabilities.....................     375,828     336,875
Long-term debt, less current maturities...........     293,007     337,750
Other long-term liabilities.......................       7,477       8,081
Commitments and contingencies.....................      --          --
Stockholders' equity:
  Preferred stock.................................      --             153
  Common stock:
    Class A; $.001 par value: 100,000,000 shares
      authorized, 40,475,144 shares issued and
      outstanding at April 30, 1996; 50,000,000
      shares authorized, 7,323,508 issued and
      outstanding at April 30, 1995...............          40           7
    Class B; $.001 par value; no shares
      authorized, issued or outstanding at April
      30, 1996; 18,800,000 shares authorized,
      3,708,205 issued and outstanding at April
      30, 1995....................................      --               4
  Additional paid-in capital......................     115,097      24,768
  Retained earnings (accumulated deficit) (since a
    deficit elimination of $78,448 at April 30,
    1994).........................................      11,916      (2,343)
                                                    ----------  ----------
      Total stockholders' equity..................     127,053      22,589
                                                    ----------  ----------
                                                    $  803,365  $  705,295
                                                    ----------  ----------
                                                    ----------  ----------

          See accompanying notes to consolidated financial statements.

                              VANSTAR CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            YEAR ENDED APRIL 30,     SEVEN MONTHS    YEAR ENDED
                                                         --------------------------   ENDED APRIL   SEPTEMBER 30,
                                                             1996          1995        30, 1994         1993
                                                         ------------  ------------  -------------  -------------
                                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
Revenue:
  Products.............................................  $  1,578,298  $  1,187,392   $   490,576    $   935,165
  Services.............................................       226,515       198,000        95,938        164,648
                                                         ------------  ------------  -------------  -------------
    Total revenue......................................     1,804,813     1,385,392       586,514      1,099,813
                                                         ------------  ------------  -------------  -------------
Cost of revenue:
  Products.............................................     1,430,404     1,073,879       437,316        824,514
  Services.............................................       129,482       100,975        52,196         97,275
                                                         ------------  ------------  -------------  -------------
      Total cost of revenue............................     1,559,886     1,174,854       489,512        921,789
                                                         ------------  ------------  -------------  -------------
Gross margin...........................................       244,927       210,538        97,002        178,024
Selling, general and administrative expenses...........       201,880       182,411        97,436        181,320
                                                         ------------  ------------  -------------  -------------
Operating income (loss)................................        43,047        28,127          (434)        (3,296)
  Interest income......................................         5,539         6,577         1,608            849
  Interest expense.....................................       (35,804)      (32,555)      (12,789)       (23,045)
                                                         ------------  ------------  -------------  -------------
Income (loss) from continuing operations before income
  taxes................................................        12,782         2,149       (11,615)       (25,492)
  Income tax benefit (provision).......................        (4,729)         (881)        4,646          6,741
                                                         ------------  ------------  -------------  -------------
Income (loss) from continuing operations...............         8,053         1,268        (6,969)       (18,751)
  Income from operations of discontinued businesses
    (less income taxes of $3,693 in 1994 and $6,811 in
    1993)..............................................       --            --              6,426         14,258
  Gain on disposal of discontinued businesses (less
    income taxes of $5,400 in 1996 and $10,706 in 1994
    and $0 in 1993)....................................         9,194       --             45,048            247
                                                         ------------  ------------  -------------  -------------
Net income (loss)......................................  $     17,247  $      1,268   $    44,505    $    (4,246)
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------
Pro forma net income per share:
  Continuing operations................................  $       0.23  $       0.04
  Discontinued operations..............................          0.27       --
                                                         ------------  ------------
Total pro forma net income per share...................  $       0.50  $       0.04
                                                         ------------  ------------
                                                         ------------  ------------
Shares used in pro forma per share calculation.........        34,250        32,486
                                                         ------------  ------------
                                                         ------------  ------------

          See accompanying notes to consolidated financial statements.

                              VANSTAR CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         COMMON           COMMON
                                                   PREFERRED STOCK      STOCK A          STOCK B
                                                  -----------------  --------------   --------------
                                                  SHARES    AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT
                                                  -------  --------  ------  ------   ------  ------
                                                                    (IN THOUSANDS)
Balance at September 30, 1992...................    9,766  $ 28,495  4,118    $  4    3,708    $  4
Issuance of Class A Common Stock................    --        --     3,267       3     --      --
Amortization of deferred compensation...........    --        --      --      --       --      --
Issuance of warrants............................    --        --      --      --       --      --
Translation adjustments.........................    --        --      --      --       --      --
Net loss........................................    --        --      --      --       --      --
Dividends.......................................    --        --      --      --       --      --
                                                  -------  --------  ------  ------   ------  ------
Balance at September 30, 1993...................    9,766    28,495  7,385       7    3,708       4
Conversion of Class A, C, and D Preferred Stock
 and accrued dividends to Class F Preferred
 Stock..........................................    5,543   (28,342)  --      --       --      --
Payment on shareholder note receivable..........    --        --      --      --       --      --
Issuance of Class A Common Stock................    --        --        75    --       --      --
Translation adjustments.........................    --        --      --      --       --      --
Sale of international businesses................    --        --      --      --       --      --
Net income......................................    --        --      --      --       --      --
Dividends.......................................    --        --      --      --       --      --
Quasi-reorganization:
  Revaluation adjustments, net..................    --        --      --      --       --      --
  Transfer from accumulated deficit.............    --        --      --      --       --      --
                                                  -------  --------  ------  ------   ------  ------
Balance at April 30, 1994.......................   15,309       153  7,460       7    3,708       4
Redemption of Class A Common Stock..............    --        --      (154 )  --       --      --
Issuance of Class A Common Stock................    --        --        17    --       --      --
Redemption of Class E Preferred Stock...........    --        --      --      --       --      --
Net income......................................    --        --      --      --       --      --
Dividends.......................................    --        --      --      --       --      --
                                                  -------  --------  ------  ------   ------  ------
Balance at April 30, 1995.......................   15,309       153  7,323       7    3,708       4
Redemption of Class A Common Stock..............    --        --      (103 )  --       --      --
Issuance of warrants                                --        --      --      --       --      --
Conversion of Class F Preferred Stock and Senior
 Preferred Stock to Class A Common Stock........  (15,309)     (153) 15,309     15     --      --
Conversion of Class B Common Stock to Class A
 Common Stock...................................    --        --     3,708       4    (3,708)    (4)
Conversion of Warrants to Class A Common Stock..    --        --     4,996       5     --      --
Issuance of Class A Common Stock................    --        --     9,216       9     --      --
Accrued Dividends Forgiven--Senior Preferred
 Stock..........................................    --        --      --      --       --      --
Exercise of Options.............................    --        --        26    --       --      --
Net income......................................    --        --      --      --       --      --
Dividends.......................................    --        --      --      --       --      --
                                                  -------  --------  ------  ------   ------  ------
Balance at April 30, 1996.......................    --     $  --     40,475   $ 40     --      $--
                                                  -------  --------  ------  ------   ------  ------
                                                  -------  --------  ------  ------   ------  ------

                                                                          RETAINED
                                                  STOCKHOLDER    ADDTL.   EARNINGS
                                                     NOTE       PAID-IN    (ACCUM.    TRANS
                                                  RECEIVABLE     CAPTL.   DEFICIT)   ADJUST.   TOTAL
                                                  -----------   --------  ---------  -------  --------

Balance at September 30, 1992...................    $--         $ 84,758  $(112,434) $  (143) $    684
Issuance of Class A Common Stock................     (1,846)      17,395     --        --       15,552
Amortization of deferred compensation...........     --                9     --        --            9
Issuance of warrants............................       (154)       3,269     --        --        3,115
Translation adjustments.........................     --            --        --        1,411     1,411
Net loss........................................     --            --        (4,246)   --       (4,246)
Dividends.......................................     --            --        (3,941)   --       (3,941)
                                                  -----------   --------  ---------  -------  --------
Balance at September 30, 1993...................     (2,000)     105,431   (120,621)   1,268    12,584
Conversion of Class A, C, and D Preferred Stock
 and accrued dividends to Class F Preferred
 Stock..........................................     --           28,342     --        --        --
Payment on shareholder note receivable..........      1,000        --        --        --        1,000
Issuance of Class A Common Stock................     --            --        --        --        --
Translation adjustments.........................     --            --        --          (86)      (86)
Sale of international businesses................     --            --        --       (1,182)   (1,182)
Net income......................................     --            --        44,505    --       44,505
Dividends.......................................     --            --        (2,332)   --       (2,332)
Quasi-reorganization:
  Revaluation adjustments, net..................     --          (29,692)    --        --      (29,692)
  Transfer from accumulated deficit.............     --          (78,448)    78,448    --        --
                                                  -----------   --------  ---------  -------  --------
Balance at April 30, 1994.......................     (1,000)      25,633     --        --       24,797
Redemption of Class A Common Stock..............      1,000       (1,000)    --        --        --
Issuance of Class A Common Stock................     --            --        --        --        --
Redemption of Class E Preferred Stock...........     --              135     --        --          135
Net income......................................     --            --         1,268    --        1,268
Dividends.......................................     --            --        (3,611)   --       (3,611)
                                                  -----------   --------  ---------  -------  --------
Balance at April 30, 1995.......................     --           24,768     (2,343)   --       22,589
Redemption of Class A Common Stock..............     --            --        --        --        --
Issuance of warrants                                 --              500     --        --          500
Conversion of Class F Preferred Stock and Senior
 Preferred Stock to Class A Common Stock........     --              138     --        --        --
Conversion of Class B Common Stock to Class A
 Common Stock...................................     --            --        --        --        --
Conversion of Warrants to Class A Common Stock..     --               (5)    --        --        --
Issuance of Class A Common Stock................     --           83,382     --        --       83,391
Accrued Dividends Forgiven--Senior Preferred
 Stock..........................................     --            6,162     --        --        6,162
Exercise of Options.............................     --              152     --        --          152
Net income......................................     --            --        17,247    --       17,247
Dividends.......................................     --           (2,988)    --        --       (2,988)
                                                  -----------   --------  ---------  -------  --------
Balance at April 30, 1996.......................    $--         $115,097  $  11,916  $ --     $127,053
                                                  -----------   --------  ---------  -------  --------
                                                  -----------   --------  ---------  -------  --------

          See accompanying notes to consolidated financial statements.

                              VANSTAR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED APRIL 30,   SEVEN MONTHS    YEAR ENDED
                                                              ----------------------   ENDED APRIL   SEPTEMBER 30,
                                                                 1996        1995       30, 1994         1993
                                                              ----------  ----------  -------------  -------------
                                                                                 (IN THOUSANDS)
Cash Flows from Operating Activities:
Net income (loss)...........................................  $   17,247  $    1,268   $    44,505    $    (4,246)
Adjustments:
  Depreciation and amortization.............................       9,775       9,997         9,248         17,883
  Provision for receivables and investments.................      14,393          95           356          5,287
  Gain on sale of building..................................      --          --           --              (1,398)
  Gain on disposal of discontinued businesses...............     (14,594)     --           (55,754)          (247)
  Changes in operating assets and liabilities:
    Receivables.............................................     (51,193)    (58,354)      (19,092)        53,253
    Inventories.............................................     (51,720)    (38,900)      (86,044)         2,504
    Prepaid expenses and other assets.......................      (2,462)     (1,257)        1,505         (4,409)
    Deferred income taxes...................................      10,029      (1,097)        9,710         (1,730)
    Accounts payable........................................      42,177      37,556       (19,679)        (9,871)
    Accrued and other liabilities...........................       4,865       1,070       (21,713)       (34,890)
                                                              ----------  ----------  -------------  -------------
      Total adjustments.....................................     (38,730)    (50,890)     (181,463)        26,382
                                                              ----------  ----------  -------------  -------------
Net cash provided by (used in) operating activities.........     (21,483)    (49,622)     (136,958)        22,136
Cash Flows from Investing Activities:
  Sales of businesses.......................................      14,594      --            78,401          3,097
  Capital expenditures......................................     (15,583)    (12,835)       (3,099)        (6,383)
  Proceeds from sale of building............................      --          --           --               2,939
  Repayment of notes receivable.............................      --           9,722         6,213          6,327
                                                              ----------  ----------  -------------  -------------
Net cash provided by (used in) investing activities.........        (989)     (3,113)       81,515          5,980
Cash Flows from Financing Activities:
  Payments on long-term debt................................      (7,836)    (12,342)      (16,322)       (10,120)
  Borrowings under line of credit, net of payments..........     (46,999)     73,287        68,123        (33,032)
  Issuance of common stock and warrants.....................      84,044      --           --              14,740
  Redemption of preferred stock and accrued dividends.......      --          (4,654)      --             --
  Dividends paid............................................      --          (1,000)      --             --
                                                              ----------  ----------  -------------  -------------
Net cash provided by (used in) financing activities.........      29,209      55,291        51,801        (28,412)
Net increase (decrease) in cash.............................       6,737       2,556        (3,642)          (296)
Cash at beginning of the period.............................       7,761       5,205         8,847          9,143
                                                              ----------  ----------  -------------  -------------
Cash at end of the period...................................  $   14,498  $    7,761   $     5,205    $     8,847
                                                              ----------  ----------  -------------  -------------
                                                              ----------  ----------  -------------  -------------
Supplemental Disclosure of Cash Flow Information:
  Cash paid (received) during the period for:
    Interest................................................  $   38,761  $   31,352   $    13,094    $    24,873
  Income taxes, net of refunds..............................         625       1,424             5           (349)
Non-cash investing activities:
  Equipment acquired under capital leases...................       4,293      --           --                 699
Non-cash financing activities:
  Payment of accrued dividends with common stock............      --          --           --               3,462
  Conversion of accrued dividends into a note payable.......      --           2,462       --             --

          See accompanying notes to consolidated financial statements.

                              VANSTAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    Vanstar Corporation (the "Company") is a leading provider of services and products designed to build and manage personal computer network infrastructures primarily for Fortune 1000 companies and other large enterprises. The Company provides customized, integrated solutions for its customers' network infrastructure needs by combining a comprehensive offering of value-added services with its expertise in sourcing and distributing PC's, network products, computer peripherals and software from a variety of vendors. The consolidated financial statements include the accounts of Vanstar Corporation and all subsidiaries. All significant intercompany balances have been eliminated.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Products revenue is primarily derived from the sale of computer hardware, software, peripherals and communications devices manufactured by third parties and sold by the Company, principally to implement integration projects. Services revenue is derived from value-added services, including services focused on the server and communication segments of the PC network infrastructure, services performed for the desktop and fees earned on a distribution services agreement. Product sales are recognized at the time of shipment. Revenue from services is recognized as services are performed or ratably if performed over a service contract period. Deferred revenue primarily represents unrecognized service revenue.

    CHANGE OF COMPANY NAME AND FISCAL YEAR END

    The Company changed its name from "ComputerLand Corporation" to "Vanstar Corporation," effective March 21, 1994, in conjunction with the sale of its U.S. franchise business, including the right to the "ComputerLand" name and trademark within the United States.

    The Company also changed its fiscal year end during fiscal 1994 from September 30 to April 30. Accordingly, the Company's transition period ending April 30, 1994 includes only seven months from October 1, 1993 to April 30, 1994.

    FINANCIAL INSTRUMENTS

    The carrying amounts reflected in the consolidated balance sheets for cash, receivables, and accounts payable approximate the respective fair values due to the short maturities of these instruments. The long-term debt consists of variable rate instruments at terms the Company believes would be available if similar financing were obtained from another party. As such, carrying amounts also approximate their fair value.

                              VANSTAR CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventory for resale and spare parts inventory are stated at the lower of cost (first-in, first-out method) or market. Periodically, the Company assesses the appropriateness of the inventory valuations giving consideration to obsolete, slow-moving and nonsalable inventory.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

Furniture and equipment                    3 to 5 years
                                           Lesser of term of lease or useful
Leasehold improvements                     life
Building                                   25 years

    ACQUISITION ACCOUNTING

    All acquisitions have been accounted for using the purchase method whereby the purchase price, including liabilities assumed, is allocated based upon the fair value of the tangible and intangible assets of the acquired entity. The Company's consolidated statements of operations include the results of operations of the acquired businesses subsequent to the purchase dates. Goodwill represents the excess of cost over the net assets of acquired businesses and is amortized using the straight-line method over twenty-five years.

    The carrying amount of goodwill was adjusted to fair value at April 30, 1994 in connection with the Company's quasi-reorganization. Periodically, the Company assesses the appropriateness of the carrying amount of goodwill and the amortization periods based on the undiscounted value of the current and anticipated future cash flows and projected profitability of the acquired business. If there are indicated impairments, a write down is recorded to the extent the carrying amount exceeds the fair value.

    NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board recently issued two standards which will be applicable to the Company but which the Company has not yet adopted:
Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF and Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. The impairment standard is not expected to have a significant impact on the Company. The Company has not yet determined which of the acceptable approaches it will use under the stock compensation standard. Adoption of certain approaches under the stock compensation standard could result in noncash charges, which if made are not expected to be material. At a minimum, the standard will require disclosures about the fair value of the employee stock options.

2. DISCONTINUED OPERATIONS

    The Company disposed of primarily all of its worldwide franchise business during the seven months ended April 30, 1994 and the fiscal year ended September 30, 1993. Combined revenues of the franchise segment were $0.4 billion and $1.1 billion during the seven months ended April 30, 1994 and the fiscal year ended September 30, 1993, respectively.

                              VANSTAR CORPORATION

2. DISCONTINUED OPERATIONS (CONTINUED)
    U.S. FRANCHISE DIVISION

    On January 31, 1994, pursuant to an asset purchase agreement, the Company sold certain assets and liabilities of its U.S. franchise business, including all domestic franchise agreements, Datago distribution agreements and the right to the "ComputerLand" name and trademark within the United States to Merisel FAB, a wholly-owned subsidiary of Merisel, Inc. ("Merisel"). The purchase price was $80.2 million in cash plus additional consideration based upon the cumulative volume of product sold during the two-year period commencing February 1, 1994. The Company recorded a gain on the sale of $32.5 million, net of related disposition costs and taxes during the seven-month period ended April 30, 1994. At April 30, 1995, no additional consideration was recorded based on the inability to determine the amount of additional consideration earned, if any.

    Concurrent with the sale, the Company entered into a distribution services agreement with Merisel FAB. Pursuant to this agreement, the Company continues to supply product and provide certain logistics and other support services to Merisel FAB. The Company receives a monthly distribution fee for such services. The Company also granted Merisel FAB $20.0 million in extended, interest-bearing credit on its product purchases.

    Effective January 31, 1996, the Company and Merisel FAB signed amendments to the asset purchase agreement and distribution services agreement. The amendments provide that: the term of the distribution services agreement be extended through April 30, 1997; the distribution fee be reduced retroactive to April 1, 1995; the additional consideration be fixed at $14.6 million; the maximum amount of the extended credit be increased by $11.1 million, which will be reduced in monthly installments from February 1996 through July 1997; and the original amount of interest-bearing credit of $20.0 million be extended and reduced in three equal monthly installments from May 15, 1997 through July 15, 1997.

    As a result of announcements made by Merisel on February 20, 1996, the Company decided to record a $31.1 million provision as of January 31, 1996 against its extended credit due from Merisel FAB. As of April 30, 1996 the Company reversed a portion of such provision (see Note 15--Subsequent Events).

    INTERNATIONAL SUBSIDIARIES

    On April 29, 1994, the Company sold several of its international subsidiaries which operated franchise businesses primarily in Europe, resulting in a net gain of approximately $12.6 million. On June 28, 1993, the Company sold the assets of a subsidiary in New Zealand for approximately $2.2 million and recognized a gain of $0.3 million.

3. QUASI-REORGANIZATION

    Effective April 30, 1994, and in connection with the Company's decision to dispose of its franchise business, the Company elected to adjust its balance sheet in accordance with quasi-reorganization accounting principles. A quasi-reorganization is an elective accounting procedure intended to restate assets and liabilities to fair values and eliminate any deficit in retained earnings. The accumulated deficit at April 30, 1994 of $78.4 million was eliminated against additional paid-in capital. The adjustments to fair value included $22.7 million of non-cash write-downs of goodwill and other intangible assets and the write-down of $7.0 million of property, plant and equipment. Management utilized the services of outside experts in determining the fair values. The carrying values of all other assets and liabilities at April 30, 1994 were determined to approximate their fair values and no further adjustment to the historical basis was

                              VANSTAR CORPORATION

3. QUASI-REORGANIZATION (CONTINUED)
required. Management believes that those adjustments reflected the significant changes in the evolution of the Company and provided a more appropriate basis to report future operating results.

4. INVENTORIES

    Inventories consist of the following:

                                                                              APRIL 30,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Inventory for resale..................................................  $  348,419  $  296,458
Less reserve for obsolete inventory...................................     (12,640)    (11,435)
                                                                        ----------  ----------
                                                                           335,779     285,023
Spare parts (current).................................................      14,627      13,663
                                                                        ----------  ----------
                                                                        $  350,406  $  298,686
                                                                        ----------  ----------
                                                                        ----------  ----------

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                               APRIL 30,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Furniture and equipment.................................................  $  57,093  $  46,609
Building and improvements...............................................     14,377     13,707
                                                                          ---------  ---------
                                                                             71,470     60,316
                                                                          ---------  ---------
Less accumulated depreciation and amortization..........................    (48,287)   (40,484)
                                                                          ---------  ---------
                                                                          $  23,183  $  19,832
                                                                          ---------  ---------
                                                                          ---------  ---------

    Depreciation and amortization associated with property and equipment was $7.7 million, $8.3 million, $7.3 million, and $13.9 million for the fiscal years ended April 30, 1996 and 1995, the seven months ended April 30, 1994 and the year ended September 30, 1993.

                              VANSTAR CORPORATION

6. OTHER ASSETS

    Other assets consist of the following:

                                                                               APRIL 30,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Spare parts (non-current)...............................................  $  28,883  $  27,324
Capitalized software, net...............................................     13,353      4,974
Deferred income taxes...................................................      5,593      5,593
Other...................................................................      1,070      1,405
                                                                          ---------  ---------
                                                                          $  48,899  $  39,296
                                                                          ---------  ---------
                                                                          ---------  ---------

    Capitalized software represents the costs associated with development of software for the Company's internal use. Such costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED, and are amortized over the remaining useful economic life of the software of up to five years. Accumulated amortization at April 30, 1996 and 1995 was $0.3 and $0.0 million, respectively.

7. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                              APRIL 30,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Line of Credit........................................................  $  289,072  $  336,071
  Note to stockholder, due January 1996...............................      --           4,578
9.75% note to stockholder.............................................      --           2,463
9.25% note secured by real property, payable in monthly installments
  of $26 through April 2003...........................................       1,356       1,721
Other (including obligations under capital leases)....................       4,338         602
                                                                        ----------  ----------
Total Outstanding Debt................................................  $  294,766  $  345,435
Less current maturities...............................................      (1,759)     (7,685)
                                                                        ----------  ----------
                                                                        $  293,007  $  337,750
                                                                        ----------  ----------
                                                                        ----------  ----------

    The line of credit consists of amounts borrowed under a financing agreement with IBM Credit Corporation ("IBMCC"), an affiliate of one of the Company's principal vendors. The line of credit is established for $450 million, is renewable every six months, is secured by portions of the Company's inventory, accounts receivable and certain other assets and is terminable by the Company or IBMCC at anytime upon 90 days' written notice. In the event of such termination, the outstanding borrowings are not due until the end of the term, currently expiring on October 31, 1997. The financing agreement contains various terms and covenants which require the Company to maintain certain levels of tangible net worth and certain other financial restrictions. The financing agreement also limits the Company's ability to pay cash dividends on its Common Stock. At April 30, 1996, the Company had $386 million outstanding under this facility of which $97 million is included in accounts payable and $289 million is classified as long-term debt. The interest rate was prime plus 2.0% through March 31, 1995, and prime plus 1.06% from April 1,

                              VANSTAR CORPORATION

7. LONG-TERM DEBT (CONTINUED)
1995 to March 31, 1996, prime plus 0.45% from April 1, 1996 to April 30, 1996 and prime minus 0.50% thereafter.

    Aggregate maturities of long-term debt, excluding the line of credit, are approximately $1.7 million, $1.7 million, $1.2 million, and $0.3 million, respectively each of the succeeding four years, and $0.8 million thereafter.

8. CONCENTRATION OF CREDIT RISK

    The Company purchases multi-vendor PC products for sale primarily to end-users and to customers of Merisel FAB, and provides various PC-related services. Although receivables from end-users are uncollateralized, the credit risk is limited due to the large number and diversity of customers comprising the Company's customer base. During fiscal 1993 and the seven months ended April 30, 1994, no individual customer accounted for more than 10% of the Company's total revenue. During fiscal year 1996 and 1995, Microsoft Corporation accounted for 12.0%, and 10.8%, respectively, of the Company's total revenue.

9. LEASE COMMITMENTS

    The Company leases certain administrative, warehousing and other facilities under operating leases and equipment under a combination of operating and capital leases. Most of the Company's operating leases are subject to annual escalation clauses ranging from two to five percent. Several facilities under operating leases have been sublet. The future minimum lease payments on noncancelable operating leases with an initial term in excess of one year and future sublease income under noncancelable subleases as of April 30, 1996 are as follows:

                                                                      MINIMUM LEASE    SUBLEASE
                                                                         PAYMENT        INCOME
                                                                      --------------  -----------
                                                                            (IN THOUSANDS)
1997................................................................    $   12,251     $     820
1998................................................................         7,714           348
1999................................................................         4,234            43
2000................................................................         1,158        --
2001................................................................           540        --
Thereafter..........................................................           939        --
                                                                           -------    -----------
                                                                        $   26,836     $   1,211
                                                                           -------    -----------
                                                                           -------    -----------

    In connection with leases on facilities associated with acquisitions, the Company established reserves for future lease payments on certain duplicate or excess facilities. The balance of these reserves at April 30, 1996 was approximately $2.8 million, which has not reduced the amounts shown above.

    Rental expense, under operating leases, charged to operations was $13.8 million, $14.2 million, $8.7 million and $15.2 million during fiscal year ended April 30, 1996 and 1995, the seven month period ended April 30, 1994 and the fiscal year ended 1993, respectively.

    The cost of assets recorded under capital leases was $4.5 million and $3.3 million at April 30, 1996 and 1995, respectively. Accumulated amortization on such assets was $0.5 million and $2.8 million at April 30, 1996 and 1995, respectively. The present value of minimum lease payments under capital leases as of April 30, 1996 was $4.1 million.

                              VANSTAR CORPORATION

10. STOCKHOLDERS' EQUITY

    INITIAL PUBLIC OFFERING

    On March 11, 1996, the Company completed an initial public offering selling 8,000,000 shares of its Common Stock. In connection with the initial public offering, the Company granted to the Underwriters a 30-day option to purchase up to an additional 2,215,770 shares of Common Stock solely to cover over-allotments, if any. The Underwriters exercised their option to purchase 1,215,770 of such shares in April 1996.

    PREFERRED STOCK, COMMON STOCK AND WARRANTS

    Concurrent with the consummation of the initial public offering, all outstanding shares of Senior Preferred Stock, Class F Preferred Stock and Class B Common Stock were converted into 19,018,088 shares of Common Stock. Additionally, all outstanding warrants were exchanged for 4,995,691 shares of Common Stock, all accrued dividends payable to the holder of the Senior Preferred Stock totaling $6.2 million were forgiven and all such stock and warrants converted to Common Stock were canceled.

    As of April 30, 1996, 15,000,000 shares of undesignated Preferred Stock, $0.01 par value are authorized; no shares of this newly authorized class have been issued.

    At April 30, 1996, the Company had 6,000,000 shares of Common Stock reserved for future issuance for the Company's stock option and stock purchase plans and 29,800 shares of Common Stock reserved for future issuance upon the exercise of options granted to certain of the Company's former franchisees.

    STOCK OPTION PLANS

    The Company has two stock option plans which provide for the issuance of incentive stock options ("ISOs"), stock options that are non-qualified for Federal income tax purposes ("NQSOs") and stock appreciation rights ("SARs"). The 1988 Stock Option Plan was adopted in July 1988 and provides for the issuance of ISOs, NQSOs and SARs to key employees and directors. The 1993 Stock Option Plan was adopted in April 1993 and provides for the issuance of shares of common stock, ISOs, NQSOs or SARs to highly compensated, managerial employees, officers and directors. The exercise price of the ISOs under both plans may not be less than 100% of the fair market value of the Common Stock at the time of grant. Under the 1993 plan, the exercise price of the NQSOs may not be less than 85% of the fair market value at the time of grant. At April 30, 1996, the total number of shares of Common Stock for which options may be granted pursuant to the 1988 and 1993 plans were 2,500,000 and 2,500,000, respectively. Under both plans, options generally become exercisable ratably over a four or five year period and expire in ten years. At April 30, 1996, options to purchase 1,403,034 shares were exercisable. At April 30, 1996, no SARs had been issued.

    Effective as of May 1, 1995, the Company offered to all current employees who held options, the right to exchange their options for new options that are exercisable at a price of $3.00 per share. The new options are subject to a new four-year vesting schedule commencing May 1, 1995. In connection with this transaction, 1,164,505 options were exchanged.

                              VANSTAR CORPORATION

10. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes option activity through April 30, 1996 under both plans:

                                                                                   OPTIONS OUTSTANDING
                                                                        -----------------------------------------
                                                            OPTIONS                    EXERCISE       AGGREGATE
                                                           AVAILABLE                   PRICE PER      EXERCISE
                                                           FOR GRANT      SHARES         SHARE          PRICE
                                                          ------------  -----------  -------------  -------------
Balance at September 30, 1992...........................      119,421     1,803,421    $0.18- 6.00  $   9,627,876
  Granted...............................................      (61,800)       61,800           6.00        370,800
  Canceled..............................................      128,390      (128,390)    5.55- 6.00       (746,118)
  Expired...............................................      101,876      (101,876)    5.55- 6.00       (572,499)
                                                          ------------  -----------  -------------  -------------
Balance at September 30, 1993...........................      287,887     1,634,955     0.18- 6.00      8,680,059
  Increase in authorized shares.........................      429,800       --            --             --
  Granted...............................................      (12,500)       12,500           6.00         75,000
  Exercised.............................................       --           (74,380)          0.18        (13,388)
  Canceled..............................................       22,324       (22,324)    5.55- 6.00       (130,536)
  Expired...............................................      132,822      (132,822)    5.55- 6.00       (745,459)
                                                          ------------  -----------  -------------  -------------
Balance at April 30, 1994...............................      860,333     1,417,929     0.18- 6.00      7,865,676
  Granted...............................................     (883,726)      883,726           6.00      5,302,356
  Canceled..............................................       69,964       (69,964)    5.55- 6.00       (417,775)
  Expired...............................................       70,147       (70,147)    5.55- 6.00       (413,278)
                                                          ------------  -----------  -------------  -------------
Balance at April 30, 1995...............................      116,718     2,161,544     0.18- 6.00     12,336,979
  Increase in authorized shares.........................    2,677,158       --            --             --
  Exercised.............................................       --           (26,125)    3.00- 6.00       (152,250)
  Granted...............................................   (2,966,943)    2,966,943     3.00-10.00     12,896,829
  Canceled..............................................    1,229,630    (1,229,630)    3.00- 6.00     (7,139,304)
  Expired...............................................       55,247       (55,247)    5.55- 6.00       (315,565)
                                                          ------------  -----------  -------------  -------------
Balance at April 30, 1996...............................    1,111,810     3,817,485    $0.18-10.00  $  17,626,689
                                                          ------------  -----------  -------------  -------------
                                                          ------------  -----------  -------------  -------------

    STOCK PURCHASE PLAN

    On March 11, 1996, the Company adopted an employee purchase plan (the "Stock Purchase Plan") allowing eligible employees to purchase shares of the Company's Common Stock. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The total number of shares of Common Stock authorized for issuance under the plan is 1,000,000. All full-time employees of the Company are eligible to participate, subject to certain limited exceptions. The Stock Purchase Plan provides a means for the Company's employees to purchase stock through payroll deductions of up to 10% of their gross compensation. The purchase price for shares offered under the Stock Purchase Plan is equal to 85% of the lower of the closing price of the Common Stock on the first day of the six month offer period or the last day of the six month offer period. The initial offer period is from March 11, 1996 to August 31, 1996. At April 30, 1996, no shares were issued to employees participating in the plan.

                              VANSTAR CORPORATION

11. EMPLOYEE BENEFITS

    The Company provides a savings plan under Section 401(k) of the Internal Revenue Code to substantially all domestic employees who are over the age of 21. Employees can contribute up to 12% of their annual salary to the plan up to a maximum allowed by the Internal Revenue Code. The Company will match 100% of the employee's contributions up to $200 not to exceed the maximum of 1% of the employee's eligible compensation. If the employee contributes more than $200 to the plan, the Company will contribute an amount equal to the greater of $200 or 25% of the employee's contribution up to a maximum of 1% of the employee's eligible compensation. The amount charged to expense for the matching contribution was $0.7 million, $0.7 million, $0.5 million, and $0.7 million for the fiscal years ended April 30, 1996 and 1995, the seven month period ended April 30, 1994, and the year ended September 30, 1993, respectively.

12. INCOME TAXES

    The income tax benefit (provision) computed under Statement of Financial Accounting Standards No. 109, consists of the following:

                                                                   FISCAL YEAR ENDED
                                                                       APRIL 30,        SEVEN MONTHS     FISCAL YEAR
                                                                 ---------------------   ENDED APRIL   ENDED SEPTEMBER
                                                                    1996       1995       30, 1994        30, 1993
                                                                 ----------  ---------  -------------  ---------------
                                                                                    (IN THOUSANDS)
Current:
  Federal......................................................  $   --      $  --        $    (500)      $  --
  State........................................................        (100)      (200)        (500)         --
  Foreign......................................................      --         --           --                (260)
                                                                 ----------  ---------  -------------         -----
                                                                       (100)      (200)      (1,000)           (260)
                                                                 ----------  ---------  -------------         -----
Deferred:
  Federal......................................................      (8,561)      (562)      (7,631)            190
  State........................................................      (1,468)      (119)      (1,122)         --
                                                                 ----------  ---------  -------------         -----
                                                                    (10,029)      (681)      (8,753)            190
                                                                 ----------  ---------  -------------         -----
      Total gross margin.......................................  $  (10,129) $    (881)   $  (9,753)      $     (70)
                                                                 ----------  ---------  -------------         -----
                                                                 ----------  ---------  -------------         -----

    The income tax benefit (provision) is allocated between discontinued and continuing operations as follows:

                                                                   FISCAL YEAR ENDED                    FISCAL YEAR
                                                                       APRIL 30,        SEVEN MONTHS       ENDED
                                                                 ---------------------   ENDED APRIL   SEPTEMBER 30,
                                                                    1996       1995       30, 1994         1993
                                                                 ----------  ---------  -------------  -------------
                                                                                   (IN THOUSANDS)
Provision allocated to operations of discontinued businesses
  and income on disposal of discontinued business..............  $   (5,400) $  --       $   (14,399)    $  (6,811)
                                                                 ----------  ---------  -------------  -------------
                                                                 ----------  ---------  -------------  -------------
Income tax benefit (provision) allocated to continuing
  operations...................................................  $   (4,729) $    (881)  $     4,646     $   6,741
                                                                 ----------  ---------  -------------  -------------
                                                                 ----------  ---------  -------------  -------------

                              VANSTAR CORPORATION

12. INCOME TAXES (CONTINUED)
    Significant components of deferred tax liabilities and assets consist of the following:

                                                                              APRIL 30,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Deferred tax liabilities:
  Capital leases......................................................  $   --      $       91
  Other...............................................................      --             106
                                                                        ----------  ----------
    Total deferred tax liabilities....................................      --             197
                                                                        ----------  ----------
Deferred tax assets:
  Reserves............................................................       8,220       9,504
  Inventory reserves..................................................       6,446       9,441
  Other expenses, not currently deductible............................       2,751       6,454
  Net operating loss carryforward.....................................      13,926      10,381
  Other...............................................................      --           5,789
                                                                        ----------  ----------
    Total deferred tax assets.........................................      31,343      41,569
                                                                        ----------  ----------
Total net deferred tax assets.........................................  $   31,343  $   41,372
                                                                        ----------  ----------
                                                                        ----------  ----------

    The net operating loss carryforwards listed above expire in the years 2000 through 2010.

    Realization of the total net deferred tax assets is dependent on generating future taxable income. The full realization of the $31.3 million of deferred tax assets carried at April 30, 1996 is dependent upon the Company achieving future pretax earnings, prior to the expiration of the net operating loss carryforwards, of $84.7 million. Although realization is not assured, Management believes that sufficient taxable income will be generated through operations to realize the net deferred tax assets. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

    Income before income taxes from foreign operations was $0.0 million, $0.0 million, $0.9 million and, $3.4 million for fiscal years ended April 30, 1996 and 1995, the seven months ended April 30, 1994, and the fiscal year ended September 30, 1993, respectively.

    A reconciliation of the U.S. statutory income tax rate and the effective rate of the income tax benefit (provision) allocated to continuing operations is as follows:

                                                                   FISCAL YEAR ENDED                    FISCAL YEAR
                                                                       APRIL 30,        SEVEN MONTHS       ENDED
                                                                  --------------------   ENDED APRIL   SEPTEMBER 30,
                                                                    1996       1995       30, 1994         1993
                                                                  ---------  ---------  -------------  -------------
                                                                                    (IN THOUSANDS)
Statutory tax rate at 35% (34% for 1993)........................  $  (4,473) $    (752)   $   4,065      $   8,667
State income taxes, net of federal benefit......................       (536)      (108)         210            725
Losses not benefited............................................     --         --           --             (2,736)
Other...........................................................        280        (21)         371             85
                                                                  ---------  ---------       ------         ------
                                                                  $  (4,729) $    (881)   $   4,646      $   6,741
                                                                  ---------  ---------       ------         ------
                                                                  ---------  ---------       ------         ------

                              VANSTAR CORPORATION

13. INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

    Pro forma net income per share and shares used in per share calculation for fiscal year 1996 and 1995 have been presented on the consolidated statements of income as if the conversion of the Company's preferred stock and warrants had occurred at the later of the beginning of fiscal year 1995 or the issuance date.

    Both pro forma and historical income (loss) per share is computed using the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents are computed on the preferred stock using the if-converted method and on the outstanding options using the treasury stock method. During the fiscal years ended 1995 and 1993 the effect upon the historical income (loss) per share of common stock equivalents was antidilutive and is therefore excluded from the calculations. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock equivalents also include amounts computed on options and warrants issued within twelve months of the filing date as if they were outstanding for all periods presented using the treasury stock method and the initial public offering price.

    The following is a summary of the historical income (loss) per common and common equivalent share and historical shares used in per share calculation:

                                                                FISCAL YEAR ENDED                    FISCAL YEAR
                                                                    APRIL 30,        SEVEN MONTHS       ENDED
                                                               --------------------   ENDED APRIL   SEPTEMBER 30,
                                                                 1996       1995       30, 1994         1993
                                                               ---------  ---------  -------------  -------------
Historical income (loss) per share:
  Continuing operations......................................  $    0.27  $   (0.17) $      (0.24 ) $      (1.89 )
  Discontinued operations....................................       0.30     --              1.76           1.21
                                                               ---------  ---------  -------------  -------------
Total historical income (loss) per share.....................  $    0.57  $   (0.17) $       1.52   $      (0.68 )
                                                               ---------  ---------  -------------  -------------
                                                               ---------  ---------  -------------  -------------
Weighted average number of shares
  (in thousands):
  Common stock...............................................     14,247     11,040        11,168          9,282
  Common stock equivalents...................................     15,974      2,671        18,053          2,671
                                                               ---------  ---------  -------------  -------------
Historical shares used in per share calculation..............     30,221     13,711        29,221         11,953
                                                               ---------  ---------  -------------  -------------
                                                               ---------  ---------  -------------  -------------

14. LITIGATION AND CONTINGENCIES

    Various legal actions arising in the normal course of business have been brought against the Company and certain of its subsidiaries. Management believes that the ultimate resolution of these actions will not have a material adverse effect on the Company's financial position or results of operations, taken as a whole.

15. SUBSEQUENT EVENTS

    Effective May 24, 1996, the Company, through a wholly-owned subsidiary, acquired certain of the assets and assumed certain of the liabilities of Dataflex Corporation and of Dataflex's wholly-owned subsidiary, Dataflex Southwest Corporation. The assets acquired and liabilities assumed comprise substantially all of the assets and liabilities previously associated with the business operations of Dataflex known as the Dataflex Western Region and Dataflex Southwest Region. The two Dataflex regions offer PC product

                              VANSTAR CORPORATION

15. SUBSEQUENT EVENTS (CONTINUED)
distribution, service and support in the states of Arizona, California, Colorado, New Mexico, Nevada and Utah and reported revenues of approximately $145 million for the fiscal year ended March 31, 1996. The purchase price of the assets and businesses acquired from Dataflex was approximately $42.0 million, subject to certain post-closing adjustments. Of this amount, the Company paid approximately $37.0 million in cash on May 29, 1996, with the remainder due following the completion of an audit of the assets acquired and the liabilities assumed as of May 31, 1996 and the completion of certain other post closing matters.

    On May 29, 1996, the Company entered into an agreement with a third party under which the Company received $15.6 million in cash in exchange for providing the third party the right to receive payments in May, June and July 1997 totaling $20.0 million out of amounts collected from the extended credit owed to the Company by Merisel FAB. As a result of the agreement, the Company adjusted a portion of the reserve on its extended credit from Merisel FAB resulting in additional pre-tax income of $15.6 million during the quarter ended April 30, 1996.

    On June 5, 1996, the Company entered into an agreement to acquire Mentor Technologies LTD, ("Mentor"), an Ohio limited partnership providing information technology training and education. Mentor reported revenues of approximately $5.5 million for the year ended December 31, 1995. The Company anticipates accounting for the acquisition as a "pooling of interests" as defined by Accounting Principals Board Opinion No. 16., BUSINESS COMBINATIONS. Consummation of the transaction is subject to certain closing conditions and compliance with applicable law.

                              VANSTAR CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                           OCTOBER 31,  APRIL 30,
                                                                                              1996         1996
                                                                                           -----------  ----------
                                                                                           (UNAUDITED)
Current assets:
  Cash...................................................................................   $  12,090   $   14,498
  Receivables, net of allowance for doubtful accounts of $10,386 at October 31, 1996, and
    $14,812 at April 30, 1996............................................................     302,024      298,484
  Inventories............................................................................     380,976      350,406
  Deferred income taxes..................................................................      13,511       25,750
  Prepaid expenses and other current assets..............................................       6,933        2,432
                                                                                           -----------  ----------
    Total current assets.................................................................     715,534      691,570
Property and equipment, net..............................................................      25,226       23,183
Other assets, net........................................................................      50,340       48,899
Goodwill, net of accumulated amortization of $4,541 at October 31, 1996, and $3,453 at
  April 30, 1996.........................................................................      52,158       39,713
                                                                                           -----------  ----------
                                                                                            $ 843,258   $  803,365
                                                                                           -----------  ----------
                                                                                           -----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.......................................................................   $ 299,038   $  305,374
  Accrued liabilities....................................................................      41,679       41,586
  Deferred revenue.......................................................................      25,469       27,109
  Current maturities of long-term debt...................................................       2,365        1,759
  Short-term borrowings..................................................................     115,625       --
                                                                                           -----------  ----------
    Total current liabilities............................................................     484,176      375,828
Long-term debt, less current maturities..................................................       3,337      293,007
Other long-term liabilities..............................................................       5,835        7,477
Commitments and contingencies............................................................      --           --
Company-obligated mandatorily redeemable convertible preferred securities of subsidiary
  trust holding solely convertible subordinated debt securities of the Company (1).......     194,561       --
STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, 100,000,000 shares authorized, 41,465,250 shares issued and outstanding at October 31, 1996, 40,475,144 shares issued and outstanding at
    April 30, 1996.......................................................................          41           40
  Additional paid-in capital.............................................................     122,552      115,097
  Retained earnings......................................................................      32,756       11,916
                                                                                           -----------  ----------
    Total stockholders' equity...........................................................     155,349      127,053
                                                                                           -----------  ----------
                                                                                            $ 843,258   $  803,365
                                                                                           -----------  ----------
                                                                                           -----------  ----------

------------------------

(1) The sole asset of the Trust is $207,474,200 aggregate principal amount of the Company's 6 3/4% Convertible Subordinated Debentures due 2016.

          See accompanying notes to consolidated financial statements.

                              VANSTAR CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          SIX MONTHS ENDED OCTOBER
                                                                                                    31,
                                                                                          ------------------------
                                                                                              1996         1995
                                                                                          ------------  ----------
                                                                                                (UNAUDITED)
Revenue:
  Product...............................................................................  $    953,122  $  763,113
  Services..............................................................................       149,701     109,184
                                                                                          ------------  ----------
    Total revenue.......................................................................     1,102,823     872,297
Cost of revenue:
  Product...............................................................................       858,209     692,316
  Services..............................................................................        85,211      58,734
                                                                                          ------------  ----------
    Total cost of revenue...............................................................       943,420     751,050
                                                                                          ------------  ----------
Gross margin............................................................................       159,403     121,247
Selling, general and administrative expenses............................................       116,237      93,134
                                                                                          ------------  ----------
Operating income........................................................................        43,166      28,113
  Interest income.......................................................................         1,776       2,900
  Interest expense......................................................................       (10,864)    (17,894)
                                                                                          ------------  ----------
Income before income taxes and distributions on preferred securities of trust...........        34,078      13,119
  Income tax provision..................................................................       (12,609)     (4,854)
  Distributions on convertible preferred securities of trust, net of tax (See Note 3)...          (629)     --
                                                                                          ------------  ----------
Net income..............................................................................  $     20,840  $    8,265
                                                                                          ------------  ----------
                                                                                          ------------  ----------
Primary and fully diluted earnings per share (pro forma prior to March 11, 1996--See
  Note 2)...............................................................................  $       0.49  $     0.25
                                                                                          ------------  ----------
                                                                                          ------------  ----------
Shares used in per share calculation....................................................        42,440      33,029
                                                                                          ------------  ----------
                                                                                          ------------  ----------

          See accompanying notes to consolidated financial statements.

                              VANSTAR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                           SIX MONTHS ENDED
                                                             OCTOBER 31,
                                                      --------------------------
                                                          1996          1995
                                                      ------------  ------------
                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income........................................  $     20,840  $      8,265
  Adjustments:
    Depreciation and amortization...................         7,821         4,722
    Change in provision for doubtful accounts.......        (2,707)        1,294
    Changes in operating assets and liabilities:
      Receivables...................................        25,002         3,031
      Inventories...................................       (24,114)      (48,510)
      Prepaid expenses and other assets.............        (4,033)         (265)
      Deferred income taxes.........................        12,239         4,754
      Accounts payable..............................       (13,682)       11,334
      Accrued and other liabilities.................        (5,919)        1,842
                                                      ------------  ------------
        Total adjustments...........................        (5,393)      (21,798)
                                                      ------------  ------------
Net cash provided by (used in) operating
  activities........................................        15,447       (13,533)
Cash flows from investing activities:
  Repayment of notes receivable.....................       --              4,496
  Capital expenditures..............................        (7,159)       (9,578)
  Proceeds from sale of building....................         3,125       --
  Purchase of business, net of cash acquired........       (35,633)      --
                                                      ------------  ------------
Net cash used in investing activities...............       (39,667)       (5,082)
Cash flows from financing activities:
  Payments on long-term debt........................        (3,264)         (384)
  Borrowings under line of credit, net of
    payments........................................      (173,581)       15,174
  Proceeds from issuance of convertible preferred
    securities of trust, net........................       194,561       --
  Issuance of common stock and warrants.............         4,096           500
                                                      ------------  ------------
Net cash provided by financing activities...........        21,812        15,290
                                                      ------------  ------------
Net decrease in cash................................        (2,408)       (3,325)
  Cash at beginning of the period...................        14,498         7,761
                                                      ------------  ------------
Cash at end of the period...........................  $     12,090  $      4,436
                                                      ------------  ------------
                                                      ------------  ------------

          See accompanying notes to consolidated financial statements.

                              VANSTAR CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

    The financial statements for Vanstar Corporation (the "Company") for the six months ended October 31, 1996 and October 31, 1995 are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods. These financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996. The results of operations for the six months ended October 31, 1996 are not necessarily indicative of the results to be expected for the entire fiscal year.

2. EARNINGS PER SHARE

    Earnings per share and shares used in per share calculation for periods prior to March 11, 1996, the date of the Company's initial public offering, have been presented on the consolidated statements of income as if the conversion of the Company's preferred stock and warrants had occurred at the later of the beginning of the period or the issuance date.

    Primary and fully diluted earnings per share is computed using the weighted average number of shares of Common Stock and dilutive common stock equivalents outstanding during the period. Common stock equivalents are computed for the Company's outstanding options using the treasury stock method. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock equivalents also include amounts computed on options and warrants issued during the twelve months immediately preceding the date of the initial filing of the Company's Registration Statement on Form S-1 relating to the Company's initial public offering as if they were outstanding for all periods prior to the closing on March 11, 1996 (using the treasury stock method and the initial public offering price of $10.00).

3. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY
    TRUST HOLDING SOLELY CONVERTIBLE SUBORDINATED DEBT SECURITIES OF THE COMPANY

    On October 2, 1996, Vanstar Financing Trust, a Delaware statutory business trust (the "Trust") issued and sold 3,500,000 6 3/4% Trust Convertible Preferred Securities (the "Convertible Preferred Securities") in transactions exempt or excluded from the registration requirements of the Securities Act of 1933, as amended. On October 28, 1996, an additional 525,000 of the Convertible Preferred Securities were sold to the same initial purchasers pursuant to the exercise of an over-allotment option granted to such purchasers in connection with the October 2, 1996 transaction. The Company owns all of the common securities issued by the Trust. The sole asset of the Trust is $207,474,200 aggregate principal amount of the Company's 6 3/4% Subordinated Debentures due 2016 (the "Debentures").

    The Convertible Preferred Securities sold for and have a liquidation value of $50 per security and are convertible at any time at the option of the holder into shares of the Company's Common Stock at a conversion rate of 1.739 shares for each Convertible Preferred Security (equivalent to a conversion price of $28.75 per share of the Company's Common Stock), subject to adjustment in certain circumstances. Distributions on the Convertible Preferred Securities accrue at an annual rate of 6 3/4% of the liquidation value of $50 per Convertible Preferred Security and are included in "Distributions on convertible preferred securities of trust, net of tax" in the consolidated statements of income. The proceeds of the October

                              VANSTAR CORPORATION

3. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY
    TRUST HOLDING SOLELY CONVERTIBLE SUBORDINATED DEBT SECURITIES OF THE COMPANY (CONTINUED) issuances, which totaled $194.5 million (net of initial purchasers' discounts and estimated offering expenses totaling $6.7 million) are included in "Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust holding solely convertible subordinated debt securities of the Company" in the consolidated balance sheet. The Company guaranteed, on a subordinated basis (the "Guarantee"), payment of (i) the distributions on the Convertible Preferred Securities, (ii) the amount payable upon redemption of the Convertible Preferred Securities, and (iii) the liquidation amount of the Convertible Preferred Securities. The Guarantee will apply to payment of distributions, redemptions and liquidations if and only to the extent the Trust has funds sufficient to make such payments. Considered together, the Guarantee provides a full and unconditional guarantee by the Company of the Convertible Preferred Securities.

    The Debentures bear interest at 6 3/4% per annum payable quarterly on January 1, April 1, July 1 and October 1. The Debentures are redeemable by the Company, in whole or in part, on or after October 5, 1999 at designated redemption prices. If the Company redeems the Debentures, the Trust must redeem the Convertible Preferred Securities on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the Debentures redeemed. The Debentures and related income statement effects are eliminated in the Company's consolidated financial statements. The Company used the proceeds from the issuance of the Debentures to repay a portion of amounts owed under its Financing Program Agreement with IBM Credit Corporation ("IBMCC").

4. COMMITMENTS AND CONTINGENCIES

    Various legal actions arising in the normal course of business have been brought against the Company and certain of its subsidiaries. Management believes that the ultimate resolution of these actions will not have a material adverse effect on the Company's financial position or results of operations, taken as a whole.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THEIR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Safe Harbor Statement Under the Private
 Securities Litigation Reform Act of 1995......          2
Summary........................................          3
Risk Factors...................................          6
The Company....................................         13
Market Prices and Dividend Policy..............         14
Capitalization.................................         15
Selected Consolidated Financial Data...........         16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         17
Business.......................................         27
Recent Developments............................         36
Management.....................................         39
Security Ownership of Principal Stockholders
 and Management................................         48
Certain Transactions...........................         51
Description of Capital Stock...................         52
Selling Stockholders...........................         54
Plan of Distribution...........................         55
Legal Matters..................................         57
Experts........................................         57
Index to Consolidated Financial Statements.....        F-1

                                1,132,491 SHARES
                                       OF
                              VANSTAR CORPORATION

                                  COMMON STOCK

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            DATED            , 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission and NASD registration fees.

Securities and Exchange Commission filing fee.............................  $   5,299
NASD filing fee...........................................................      2,375
Accounting fees and expenses..............................................
Legal fees and expenses (exclusive of Blue Sky)...........................
Printing and engraving expenses...........................................
Transfer agent fees and expenses..........................................
Blue Sky fees and expenses................................................
NYSE Listing fee..........................................................
Miscellaneous.............................................................
                                                                            ---------
  Total...................................................................  $
                                                                            ---------
                                                                            ---------

    The Company will bear all of the foregoing fees and expenses.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article VI of the Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") eliminates the liability of the Registrant's directors to the Registrant or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

    Section 145 of the DGCL provides for indemnification by the Registrant of its directors and officers. In addition, Article IX, Section 1 of the Registrant's Restated By-Laws (the "By-laws") requires the Registrant to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Registrant has entered into indemnity agreements with its directors which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant has also obtained officers and directors liability insurance which insures against liabilities that officers and directors of the Registrant may incur in such capacities.

    The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection therewith.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since December 31, 1993, the Company has sold the following unregistered securities:

    1. In May 1995, the Company issued and sold a warrant to purchase 2,000,000 shares of Common Stock at an exercise price of $5.00 per share for an aggregate purchase price of $500,000. In connection with the Company's initial public offering, the holder of that portion of such warrant representing the right to acquire 1,945,739 shares of Common Stock has foregone the right to acquire 523,096 shares under such warrant and has waived certain registration rights in exchange for the Company's issuing 1,562,643 shares of Common Stock to such holder.

    2. In December 1995 and February 1996, the Company issued an aggregate of 25,225 shares of Common Stock to former employees who had exercised options for an aggregate exercise price of $149,650.

    3. In October 1996, the Company issued $180,412,350 of its 634% Convertible Subordinated Debentures Due 2016 to the Trust in connection with the Offering of Preferred Securities.

    4. In November 1996, the Company issued $27,061,850 of its 634% Convertible Subordinated Debentures Due 2016 to the Trust in connection with the over-allotment option granted the Initial Purchasers as part of the Offering of Preferred Securities.

    5. In December 1996, the Company issued 952,491 shares of Company Common Stock in connection with the CDS Merger.

    6. In January 1997, the Company issued 180,000 shares of Company Common Stock in connection with the acquisition of assets from DCT.

    7. The Company has issued an aggregate of 100,505 shares of Common Stock pursuant to the exercise of stock options granted under the Company's stock option plans, at a weighted average exercise price of approximately $1.65 per share, on an unregistered basis since December 31, 1993.

    All transactions described above were effected in reliance upon the exemption from the registration requirements of the Securities Act contained in
Section 4(2) of the Securities Act or Rule 701 promulgated thereunder. In connection with each of these transactions, the securities were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Company and/or represented to the Company that they were "sophisticated" investors, and such persons represented to the Company that the securities were purchased for investment purposes only and with no view toward distribution.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

    The following is a list of all exhibits filed as part of this Registration Statement on Form S-1, including those incorporated herein by reference.

 EXHIBIT
   NO.                                            DESCRIPTION OF EXHIBIT
---------  ----------------------------------------------------------------------------------------------------
     3.1   Restated Certificate of Incorporation of the Registrant (1)

     3.2   By-laws of the Registrant (1)

    *5.1   Opinion of Arter & Hadden (including the consent of such firm) as to the legality of the Vanstar
           Corporation Common Stock being registered hereby

    10.1   Form of Indemnity Agreement between the Registrant and each of its directors and certain officers
           (1)

    10.2   Second Amended and Restated Financing Program Agreement dated April 30, 1995, between the Registrant and IBM Credit Corporation (IBMCC), as amended (1)

  **10.3   Distribution and Services Agreement dated January 31, 1994, between the Registrant and Merisel FAB,
           Inc., as amended (1)

    10.4   Amended and Restated Registration Rights Agreement dated as of May 18, 1995, among the Registrant,
           NYNEX Worldwide Services Group, Inc., Warburg, Pincus Capital Company, L.P., WP Capco, Inc., William
           Y. Tauscher, Richard H. Bard and Microsoft Corporation (1)

    10.5   Lease Agreement dated as of July 14, 1988, entered into between the Registrant and Rosewood
           Associates (1)

    10.6   Real Estate Mortgage dated as of April 6, 1978, entered into between Danners, Inc. and New England
           Mutual Life Insurance Company and the subsequent Contract for Purchase of Real Estate/Offer to
           Purchase Real Estate dated as of April 26, 1991, entered into between the Registrant and Cheyenne
           Plaza Associates (1)

    10.7   Lease Agreement dated as of December 9, 1993, entered into between the Registrant and WRC
           Properties, Inc. (1)

    10.8   Lease Agreement dated as of August 21, 1991, entered into among the Registrant, Lincoln Las Positas and Patrician Associates, Inc. (1)

    10.9   Standard Industrial/Commercial Single-Tenant Lease-Gross dated as of March 27, 1995, entered into among the Registrant, Thomas G. Allan and Annie L. Henry (1)

    10.10  Lease Agreement dated as of March 29, 1994, entered into between the Registrant and TMC Properties,
           Inc. (1)

    10.11  Lease Agreement dated as of November 1, 1991, entered into between the Registrant and ASC North
           Fulton Associates Joint Venture (1)

    10.12  Asset Purchase Agreement dated May 24, 1996 among the Registrant, Dataflex Corporation and Dataflex
           Southwest Corporation (2)

    10.13  Agreement with Donaldson Lufkin & Jenrette Securities Corporation (3)

    10.14  Agreement for Purchase and Sale of Property dated June 3, 1996 entered into between the Registrant and Duke Realty Limited Partnership (4) (incorporated by reference to Exhibit 10.13)

    10.15  Lease Agreement dated as of June 3, 1996 entered into between the Registrant and Duke Realty Limited
           Partnership (4) (incorporated by reference to Exhibit 10.14)

    10.16  Lease Agreement dated as of May 30, 1996 entered into between the Registrant and Dugan Realty,
           L.L.C. (4) (incorporated by reference to Exhibit 10.15)

    10.17  Lease Agreement dated as of June 3, 1996 entered into between the Registrant and Duke Realty Limited
           Partnership (4) (incorporated by reference to Exhibit 10.16)

    10.18  Lease Amendment dated May 15, 1996 entered into between the Registrant and Rosewood Associates (4)
           (incorporated by reference to Exhibit 10.17)

    10.19  1988 Stock Option Plan (1) (incorporated by reference to Exhibit 4.1)

    10.20  Form of Nontransferable Non-Qualified Stock Option Agreement under the 1988 Stock Option Plan of the
           Registrant (1) (incorporated by reference to Exhibit 4.2)

    10.21  1993 Stock Option/Stock Issuance Plan (1) (incorporated by reference to Exhibit 4.3)

    10.22  Form of Stock Option Grant and Stock Purchase Agreement under the 1993 Stock Option Plan (1)
           (incorporated by reference to Exhibit 4.4)

    10.23  Employee Stock Purchase Plan (1) (incorporated by reference to Exhibit 4.5)

    10.24  Registration Rights Agreement dated October 2, 1996 by and among the Registrant and the Initial
           Purchasers (5)

    10.25  Amended and Restated Declaration of Trust of Vanstar Financing Trust dated as of October 2, 1996 among Jeffrey S. Rubin, Leslie J. Alvarez, John J. Dunican, Jr. and Wilmington Trust Company as
           trustees and Vanstar corporation as sponsor (5) (incorporated by reference to Exhibit 4.2)

    10.26  Indenture dated as of October 2, 1996 between Vanstar Corporation as issuer and Wilmington Trust
           Company as trustee (5) (incorporated by reference to Exhibit 4.3)

    10.28  1996 Stock Option/Stock Issuance Plan, as amended (5) (incorporated by reference to Exhibit 10.25)

    10.29  Amendment No. 5 to Second Amended and Restated Financing Program Agreement, dated September 25, 1996 between the Registrant and IBMCC (6)

    10.30  Amendment No. 6 to Second Amended and Restated Financing Program Agreement, dated December 20, 1996 between the Registrant and IBMCC (7) (incorporated by reference to Exhibit 10.3)

    10.31  Receivables Purchase Agreement, dated December 20, 1996, among Vanstar Finance Co., as seller, the
           Registrant as servicer, Pooled Accounts Receivable Capital Corporation, as purchaser and Nesbitt
           Burns Securities, Inc. as agent (7) (incorporated by reference to Exhibit 10.1)

    10.32  Purchase and Contribution Agreement, dated as of December 20, 1996, between the Registrant and
           Vanstar Finance Co. (7) (incorporated by reference to Exhibit 10.2)

    10.33  Intercreditor Agreement, dated as of December 20, 1996, among PAR Accounts Receivable Capital
           Corporation, the Registrant, Vanstar Finance Co., and Nesbitt Burns Securities, Inc. (7)
           (incorporated by reference to Exhibit 10.4)

   *11.1   Statement re Calculation of Earnings Per Share

    21.1   List of Subsidiaries (5)

   *23.1   Consent of Arter & Hadden (included as part of its opinion filed as Exhibit 5.1 hereto)

   *23.2   Consent of Ernst & Young LLP, independent auditors

   *24.1   Power of Attorney (included on signature page hereto)

------------------------

 *  Filed herewith.

** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

(1) Incorporated by reference to Exhibits with the corresponding number (except as otherwise noted) filed with the Registrant's Registration Statement on Form S-1 (Reg. No. 33-80297) as declared effective by the Commission on March 8, 1996.

(2) Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated May 24, 1996.

(3) Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated June 14, 1996.

(4) Incorporated by reference to Exhibits with the corresponding number (except as otherwise noted) filed with Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1996.

(5) Incorporated by reference to Exhibits with corresponding number (except as otherwise noted), filed with that Registration Statement on Form S-1 (Reg. Nos. 333-16307 and 333-16307-01) filed by the Registrant and Vanstar Financing Trust as declared effective by the Commission on January 15, 1997.

(6) Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996.

(7) Incorporated by reference to Exhibits with the number indicated filed with the Registrant's Current Report on Form 8-K dated December 26, 1996 and filed with the Commission on January 10, 1997.

    (B) FINANCIAL STATEMENT SCHEDULES

    The following financial statement schedule is included in this Registration
Statement:

        II Valuation and Qualifying Accounts

    All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

ITEM 17.  UNDERTAKINGS.

    (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by each director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit it to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 30th day of January, 1997.

                                              VANSTAR CORPORATION

                                              By:                 /s/ WILLIAM Y. TAUSCHER
                                                         -----------------------------------------
                                                                    William Y. Tauscher
                                                                CHIEF EXECUTIVE OFFICER AND
                                                                   CHAIRMAN OF THE BOARD

                               POWER OF ATTORNEY

    We, the undersigned directors and officers of VANSTAR CORPORATION, do hereby constitute and appoint WILLIAM Y. TAUSCHER and H. CHRISTOPHER COVINGTON, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 30th day of January, 1997, by the following persons in the capacities indicated:

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------

               /s/ WILLIAM Y. TAUSCHER
     -------------------------------------------        Chairman of the Board, Chief Executive Officer and
                 William Y. Tauscher                      Director (PRINCIPAL EXECUTIVE OFFICER)

                 /s/ JEFFREY S. RUBIN
     -------------------------------------------        Vice Chairman, Chief Financial Officer and Director
                   Jeffrey S. Rubin                       (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                   /s/ JAY S. AMATO
     -------------------------------------------        President, Chief Operating Officer and Director
                     Jay S. Amato

                 /s/ JOHN W. AMERMAN
     -------------------------------------------        Director
                   John W. Amerman

                      SIGNATURE                                                   TITLE
------------------------------------------------------  ---------------------------------------------------------
                 /s/ RICHARD H. BARD
     -------------------------------------------        Director
                   Richard H. Bard

                 /s/ STEPHEN W. FILLO
     -------------------------------------------        Director
                   Stephen W. Fillo

               /s/ STEWART K. P. GROSS
     -------------------------------------------        Director
                 Stewart K. P. Gross

                /s/ WILLIAM H. JANEWAY
     -------------------------------------------        Director
                  William H. Janeway

                  /s/ JOHN R. OLTMAN
     -------------------------------------------        Director
                    John R. Oltman

                /s/ JOHN L. VOGELSTEIN
     -------------------------------------------        Director
                  John L. Vogelstein

                  /s/ JOSH S. WESTON
     -------------------------------------------        Director
                    Josh S. Weston

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We have audited the consolidated balance sheets of Vanstar Corporation as of April 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended April 30, 1996 and 1995, the seven month period ended April 30, 1994 and the year ended September 30, 1993, and have issued our report thereon dated June 10, 1996 (included elsewhere in this Registration Statement on Form S-1). Our audits also included the financial statement schedule of Vanstar Corporation listed in item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

San Jose, California

June 10, 1996

                              VANSTAR CORPORATION

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                       BALANCE AT   ADDITIONS CHARGED
                                                      BEGINNING OF    TO COSTS AND     WRITE-OFFS/   BALANCE AT
                                                         PERIOD         EXPENSES          OTHER     END OF PERIOD
                                                      ------------  -----------------  -----------  -------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
  Year ended September 30, 1993.....................   $   23,533      $    5,287      $  12,621      $  16,199
  Seven months ended April 30, 1994.................       16,199             356          2,457         14,098
  Year ended April 30, 1995.........................       14,098              95          1,867         12,326
  Year ended April 30, 1996.........................       12,326      $   14,393*     $   8,407**       18,312

INVENTORY RESERVES
  Year ended September 30, 1993.....................   $   23,698      $    6,760      $  17,564      $  12,894
  Seven months ended April 30, 1994.................       12,894           1,213          2,660         11,447
  Year ended April 30, 1995.........................       11,447           5,400          5,412         11,435
  Year ended April 30, 1996.........................       11,435           3,854          2,649         12,640

------------------------

 * Includes a provision for $4.4 million against the extended interest-bearing credit and $7.8 million against the extended credit both due from Merisel FAB (see Notes 2 and 15 to the Notes to Consolidated Financial Statements).

** Includes the write-off of $4.4 million of the extended interest-bearing credit due from Merisel FAB.

                                 EXHIBIT INDEX

EXHIBIT NO.                                         DESCRIPTION OF EXHIBIT
-----------  -----------------------------------------------------------------------------------------------------
      3.1    Restated Certificate of Incorporation of the Registrant (1)

      3.2    By-laws of the Registrant (1)

     *5.1    Opinion of Arter & Hadden (including the consent of such firm) as to the legality of the Vanstar
             Corporation Common Stock being registered hereby

     10.1    Form of Indemnity Agreement between the Registrant and each of its directors and certain officers (1)

     10.2    Second Amended and Restated Financing Program Agreement dated April 30, 1995, between the Registrant and IBM Credit Corporation (IBMCC), as amended (1)

   **10.3    Distribution and Services Agreement dated January 31, 1994, between the Registrant and Merisel FAB,
             Inc., as amended (1)

     10.4    Amended and Restated Registration Rights Agreement dated as of May 18, 1995, among the Registrant,
             NYNEX Worldwide Services Group, Inc., Warburg, Pincus Capital Company, L.P., WP Capco, Inc., William
             Y. Tauscher, Richard H. Bard and Microsoft Corporation (1)

     10.5    Lease Agreement dated as of July 14, 1988, entered into between the Registrant and Rosewood
             Associates (1)

     10.6    Real Estate Mortgage dated as of April 6, 1978, entered into between Danners, Inc. and New England
             Mutual Life Insurance Company and the subsequent Contract for Purchase of Real Estate/Offer to
             Purchase Real Estate dated as of April 26, 1991, entered into between the Registrant and Cheyenne
             Plaza Associates (1)

     10.7    Lease Agreement dated as of December 9, 1993, entered into between the Registrant and WRC Properties,
             Inc. (1)

     10.8    Lease Agreement dated as of August 21, 1991, entered into among the Registrant, Lincoln Las Positas and Patrician Associates, Inc. (1)

     10.9    Standard Industrial/Commercial Single-Tenant Lease-Gross dated as of March 27, 1995, entered into among the Registrant, Thomas G. Allan and Annie L. Henry (1)

     10.10   Lease Agreement dated as of March 29, 1994, entered into between the Registrant and TMC Properties,
             Inc. (1)

     10.11   Lease Agreement dated as of November 1, 1991, entered into between the Registrant and ASC North
             Fulton Associates Joint Venture (1)

     10.12   Asset Purchase Agreement dated May 24, 1996 among the Registrant, Dataflex Corporation and Dataflex
             Southwest Corporation (2)

     10.13   Agreement with Donaldson Lufkin & Jenrette Securities Corporation (3)

     10.14   Agreement for Purchase and Sale of Property dated June 3, 1996 entered into between the Registrant and Duke Realty Limited Partnership (4) (incorporated by reference to Exhibit 10.13)

     10.15   Lease Agreement dated as of June 3, 1996 entered into between the Registrant and Duke Realty Limited
             Partnership (4) (incorporated by reference to Exhibit 10.14)

     10.16   Lease Agreement dated as of May 30, 1996 entered into between the Registrant and Dugan Realty, L.L.C.
             (4) (incorporated by reference to Exhibit 10.15)

     10.17   Lease Agreement dated as of June 3, 1996 entered into between the Registrant and Duke Realty Limited
             Partnership (4) (incorporated by reference to Exhibit 10.16)

     10.18   Lease Amendment dated May 15, 1996 entered into between the Registrant and Rosewood Associates (4)
             (incorporated by reference to Exhibit 10.17)

     10.19   1988 Stock Option Plan (1) (incorporated by reference to Exhibit 4.1)

     10.20   Form of Nontransferable Non-Qualified Stock Option Agreement under the 1988 Stock Option Plan of the
             Registrant (1) (incorporated by reference to Exhibit 4.2)

     10.21   1993 Stock Option/Stock Issuance Plan (1) (incorporated by reference to Exhibit 4.3)

     10.22   Form of Stock Option Grant and Stock Purchase Agreement under the 1993 Stock Option Plan (1)
             (incorporated by reference to Exhibit 4.4)

     10.23   Employee Stock Purchase Plan (1) (incorporated by reference to Exhibit 4.5)

     10.24   Registration Rights Agreement dated October 2, 1996 by and among the Registrant and the Initial
             Purchasers (5)

     10.25   Amended and Restated Declaration of Trust of Vanstar Financing Trust dated as of October 2, 1996 among Jeffrey S. Rubin, Leslie J. Alvarez, John J. Dunican, Jr. and Wilmington Trust Company as
             trustees and Vanstar Corporation as sponsor (5) (incorporated by reference to Exhibit 4.2)

     10.26   Indenture dated as of October 2, 1996 between Vanstar Corporation as issuer and Wilmington Trust
             Company as trustee (5) (incorporated by reference to Exhibit 4.3)

     10.28   1996 Stock Option/Stock Issuance Plan, as amended (5) (incorporated by reference to Exhibit 10.25)

     10.29   Amendment No. 5 to Second Amended and Restated Financing Program Agreement, dated September 25, 1996 between the Registrant and IBMCC (6)

     10.30   Amendment No. 6 to Second Amended and Restated Financing Program Agreement, dated December 20, 1996 between the Registrant and IBMCC (7) (incorporated by reference to Exhibit 10.3)

     10.31   Receivables Purchase Agreement, dated December 20, 1996, among Vanstar Finance Co., as seller, the
             Registrant as servicer, Pooled Accounts Receivable Capital Corporation, as purchaser and Nesbitt
             Burns Securities, Inc. as agent (7) (incorporated by reference to Exhibit 10.1)

     10.32   Purchase and Contribution Agreement, dated as of December 20, 1996, between the Registrant and
             Vanstar Finance Co. (7) (incorporated by reference to Exhibit 10.2)

     10.33   Intercreditor Agreement, dated as of December 20, 1996, among PAR Accounts Receivable Capital
             Corporation, the Registrant, Vanstar Finance Co., and Nesbitt Burns Securities, Inc. (7)
             (incorporated by reference to Exhibit 10.4)

    *11.1    Statement re Calculation of Earnings Per Share

     21.1    List of Subsidiaries (5)

    *23.1    Consent of Arter & Hadden (included as part of its opinion filed as Exhibit 5.1 hereto)

    *23.2    Consent of Ernst & Young LLP, independent auditors

    *24.1    Power of Attorney (included on signature page hereto)

------------------------

 *  Filed herewith.

** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

(1) Incorporated by reference to Exhibits with the corresponding number (except as otherwise noted) filed with Registrant's Registration Statement on Form S-1 (Reg. No. 33-80297) as declared effective by the Commission on March 8, 1996.

(2) Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated May 24, 1996.

(3) Incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K dated June 14, 1996.

(4) Incorporated by reference to Exhibits with the corresponding number (except as otherwise noted) filed with Registrant's Annual Report on Form 10-K for the fiscal year ended April 30, 1996.

(5) Incorporated by reference to Exhibits with corresponding number (except as otherwise noted) filed with that Registration Statement on Form S-1 (Reg. Nos. 333-16307 and 333-16307-01) filed by the Registrant and Vanstar Financing Trust as declared effective by the Commission on January 15, 1997.

(6) Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996.

(7) Incorporated by reference to Exhibits with the number indicated filed with the Registrant's Current Report on Form 8-K dated December 26, 1996 and filed with the Commission on January 10, 1997.